UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed	by a Party other than the Registrant ☐

Check	the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12
DARLING INGREDIENTS INC.
(Name of Registrant as specified in its charter)
NOT APPLICABLE
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

March 19, 2026

Dear Fellow Stockholders:

We invite you to attend the 2026 Darling Ingredients virtual annual stockholder meeting at 10 a.m., Central Time, on Thursday, May 7, 2026. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business being conducted.

Delivering for Today

Despite a challenging backdrop, we continued to execute with focus and discipline. Our 2025 performance reflected the uncertainties created by evolving renewables public policy; yet our team remained committed to the fundamentals that matter the most. We prioritized meaningful debt reduction, took steps to sharpen our portfolio and focus on our core strengths, and advanced operational excellence. These actions strengthen our position and allow us to deliver in the areas within our control.

We finished fiscal year 2025 with net income of $62.8 million or $0.39 per GAAP diluted share for the year and a combined adjusted EBITDA of $1.03 billion* for the year. In 2025, we also monetized $255 million of our $285 million of Production Tax Credit sales, enhancing cash generation, and our bank leverage ratio declined to 2.90X, demonstrating our commitment to deleveraging.

Harnessing Momentum for Tomorrow

In 2025, we focused on executing for today so we can build for tomorrow. That discipline has put us in a strong position as we move into a period of meaningful opportunity. We are beginning to see tailwinds forming across our markets, and we believe public policy is on the cusp of becoming tangible and beneficial for our business. We believe we are at an inflection point – one where the foundation we have built and the momentum we have created will move us forward. We are excited about 2026 and believe we are well-positioned to deliver long-term value for our stockholders.

We also continued our commitment to Board refreshment with the appointment of Robert Aspell in February 2026, alongside my (Gary’s) notification to the Board that I (Gary) plan to retire from the Board, effective at this year’s Annual Meeting of Stockholders. Robert brings 40 years of global, agriculture-based business experience from his leadership at Cargill to the Board, and his seasoned judgment and robust global business insight will further strengthen the Board’s strategic oversight, as we continue advancing organizational growth and delivering value to our stockholders.

Thank you for your confidence in Darling Ingredients. As 2025 reminded us, every ending brings the opportunity for a new beginning. On behalf of the Board of Directors, we appreciate your continued support, as we drive growth and innovation.

Randall C. Stuewe	Gary W. Mize
Chairman and CEO	Lead Director

*	Combined adjusted EBITDA is a non-GAAP financial measure. Please see Appendix A for a reconciliation of Combined adjusted EBITDA to our most closely comparable measure for GAAP purposes.

5601 N. MacArthur Blvd.

Irving, Texas 75038

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 7, 2026

To the Stockholders of Darling Ingredients Inc.:

An Annual Meeting of Stockholders (the “Annual Meeting”) of Darling Ingredients Inc. (the “Company”) will be held via live webcast on Thursday, May 7, 2026, at 10:00 a.m., Central Time, in a virtual meeting format at www.virtualshareholdermeeting.com/DAR2026, for the following purposes (which are more fully described in the accompanying Proxy Statement):

1.	To elect as directors of the Company the ten nominees named in the accompanying proxy statement to serve until the next annual meeting of stockholders (“Proposal 1”);

2.	To ratify the selection of KPMG LLP, independent registered public accounting firm, as the Company’s independent registered public accountant for the fiscal year ending January 2, 2027 (“Proposal 2”);

3.	To approve, on an advisory basis, executive compensation (“Proposal 3”);

4.	To approve the 2026 Omnibus Incentive Plan (“Proposal 4”); and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof in accordance with the provisions of the Company’s bylaws.

The Board of Directors recommends that you vote to approve Proposals 1, 2, 3 and 4.

The Board of Directors of the Company (the “Board”) has fixed the close of business on March 10, 2026, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

This year we will again seek to conserve natural resources and reduce Annual Meeting costs by electronically disseminating Annual Meeting materials as permitted under rules of the Securities and Exchange Commission. Many stockholders will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access Annual Meeting materials via the Internet. Stockholders can also request mailed paper copies if preferred.

Your vote is important. You are cordially invited to attend the Annual Meeting online. However, whether or not you expect to attend the Annual Meeting, please vote your proxy promptly so your shares are represented. Prior to the Annual Meeting, you can vote by Internet, by telephone or by signing, dating and mailing the enclosed proxy (if you requested a paper copy).

A copy of our Annual Report for the fiscal year ended January 3, 2026, is enclosed or otherwise made available for your convenience.

By Order of the Board,

Nick Kemphaus

Secretary

Irving, Texas

March 19, 2026

PROXY SUMMARY

This summary highlights selected information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider in deciding how to vote. You should read the Proxy Statement carefully before voting. This Proxy Statement and the enclosed proxy are first being sent or made available to stockholders on or about March 19, 2026.

2026 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:

10:00 a.m., Central Time, Thursday, May 7, 2026

Place:

Live webcast online at

www.virtualshareholdermeeting.com/DAR2026

Record Date: March 10, 2026

VOTING INFORMATION

Who is Eligible to Vote

You are entitled to vote at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) if you were a stockholder of record as of the Record Date. On the Record Date, there were 158,729,220 shares of our Company’s common stock outstanding and eligible to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Attending the Virtual Annual Meeting

This year’s Annual Meeting will be held in a virtual format via live audio webcast. To participate in the Annual Meeting online, please visit www.virtualshareholdermeeting.com/DAR2026 and enter the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card. You may vote and submit questions regarding the proposals being voted on during the Annual Meeting by following the instructions available on the meeting website.

How to Vote

To make sure that your shares are represented at the Annual Meeting, please cast your vote as soon as possible by one of the following methods:

INTERNET	TELEPHONE	MAIL	ONLINE VIA LIVE WEBCAST
Visit the applicable voting website: www.proxyvote.com	Within the United States, U.S. Territories and Canada, call toll-free: 1-800-690-6903	If you received a proxy card, complete, sign and mail your proxy card in the self-addressed envelope provided.	For instructions on attending the 2026 Annual Meeting online, please see the Question and Answer section beginning on page 84

HOW YOU CAN ACCESS THE PROXY MATERIALS ONLINE

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 7, 2026. The Proxy Statement and the 2025 Annual Report to security holders are available at www.proxydocs.com/DAR.

MEETING AGENDA AND VOTING RECOMMENDATIONS

PROPOSAL		BOARD RECOMMENDATION	PAGE

1.	The election of the ten nominees identified in this Proxy Statement as directors, each for a term of one year (“Proposal 1”)	FOR	18

2.	The ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 2, 2027 (“Proposal 2”)	FOR	74

3.	An advisory vote to approve executive compensation (“Proposal 3”)	FOR	75

4.	The approval of the 2026 Omnibus Incentive Plan (“Proposal 4”)	FOR	76

2026 Proxy Statement 1

PROXY SUMMARY

BOARD HIGHLIGHTS

The Board continued its commitment to refreshment by appointing Robert Aspell to our Board in February 2026. As a retired executive of Cargill, Incorporated, Mr. Aspell brings vast food and agribusiness skills to the Board, including in the areas of strategy and business development, global supply chains and logistics, manufacturing and operations, trading and risk management, and talent development. He also brings extensive experience with strategic mergers and acquisitions and greenfield expansion projects, as well as financial experience having been responsible for the financial results of multiple Cargill businesses.

Director Nominees

All of our current directors have been nominated by the Board for reelection at the Annual Meeting, except for Gary W. Mize, a valued member of our Board since 2016, who will retire immediately following the Annual Meeting. The Board thanks Mr. Mize for his contributions and dedication to our Company over his many years of service on the Board. Our Board selected the nominees based on their diverse set of skills and experiences. Each director nominee brings his or her own unique background and range of expertise, knowledge and experience which provides an appropriate and diverse mix of qualifications necessary for our Board to effectively fulfill its oversight responsibilities. The following table provides summary information about each director nominee. For more detailed information about our directors, please see “Proposal 1 – Election of Directors” beginning on page 18.

					COMMITTEE MEMBERSHIP

NAME	PRIMARY OCCUPATION	DIRECTOR SINCE	AGE*	INDEPENDENT	AC	CC	NCG	SC

Charles Adair	Former Vice Chairman, BMO Capital Markets	2017	74	√	E		●

Robert Aspell	Former Cargill Asia Pacific President and Ag Supply Chain Group Leader	2026	65	√	●

Larry A. Barden	Former Partner and Chairman of Management Committee of Sidley Austin LLP	2023	69	√			●	●

Celeste A. Clark	Former Senior Vice President, Global Policy and External Affairs, Kellogg Company	2021	72	√		●

Linda Goodspeed	Former Senior Vice President and Chief Information Officer, The ServiceMaster Company	2017	64	√			●

Enderson Guimaraes	Former Executive Vice President, Global Categories and Operations, PepsiCo Inc.	2021	66	√	●	●

Randy L. Hill	Former Partner of KPMG LLP	2024	66	√	● E			●

Soren Schroder	Former Chief Executive Officer, Bunge Global SA	2025	64	√	●	●

Kurt Stoffel	Former Chief Executive Officer and Chairman of the Executive Board of SARIA Group	2023	60	√	● E			●

Randall C. Stuewe	Chairman and Chief Executive Officer, Darling Ingredients Inc.	2003	63

* Ages are as of March 19, 2026	= Committee Chair	AC = Audit Committee

	E = Audit Committee Financial Expert	CC = Compensation Committee

NCG = Nominating and Corporate Governance Committee

SC = Sustainability Committee

2 2026 Proxy Statement

PROXY SUMMARY

Director Nominee Highlights

Our Board has established a proven record of strategic and consistent refreshment, with 70% of our director nominees having served on the Board for less than five years. Our Board and the Nominating and Corporate Governance Committee believe that the ten director nominees possess a diverse and well-rounded range of attributes, viewpoints, skills and experiences and represent an effective mix of deep Company knowledge and fresh perspective.

*	Tenure and age are as of March 19, 2026.

2026 Proxy Statement 3

PROXY SUMMARY

COMPANY HIGHLIGHTS

Our Company is the world’s largest publicly traded company recycling and repurposing materials from the animal agriculture and food industries, and transforming them into hundreds of valuable ingredients that the world depends on daily. The Company operates over 260 facilities in more than 15 countries and repurposes approximately 15% of the world’s meat industry waste streams into value-added ingredients, such as food for livestock, pets and people; gelatin and collagen for human health and wellbeing; low-emission fuel for cars, trucks and planes; and renewable energy to power homes and businesses. In the meat production process, only about 50% of an animal makes it to the dinner plate, while the other 50% requires innovative solutions to avoid landfills or incineration. That’s where we come in. First, we collect material from the animal agriculture and food industries, helping these industries be more sustainable by providing an alternative to landfilling and incineration. Next, we separate the materials into fats and proteins, and also extract water – treating and returning more water back to the environment than we use. And finally, we create the highest value for our fats and proteins, which go on to nourish people, feed animals and crops, and fuel the world with renewable energy. Through Diamond Green Diesel (“DGD”), our 50/50 joint venture with Valero Energy Corporation, we produce renewable diesel and sustainable aviation fuel (“SAF”) predominately from waste fats and oils. DGD is North America’s largest renewable diesel manufacturer, with the capacity to produce approximately 1.2 billion gallons of renewable fuels annually. In addition, DGD is one of the world’s largest producers of SAF, with a capacity to produce approximately 235 million gallons annually. Both renewable diesel and SAF are biomass-based fuels that are interchangeable with petroleum-based diesel fuel or conventional jet fuel, as the case may be, but have a carbon lifecycle low enough to meet the most stringent low-carbon fuel standards, reducing Greenhouse Gas (“GHG”) emissions by up to 80% as compared to traditional fossil fuel. DGD produces renewable diesel and SAF from animal fats, used cooking oil, inedible corn oil, soybean oil, or other feedstocks that become economically and commercially viable.

2025 PERFORMANCE HIGHLIGHTS

As highlighted below, despite a challenging operating environment in 2025, we delivered strong results while reducing our bank leverage ratio.

Key Operating Accomplishments

∎	Finished fiscal 2025 with net income of $62.8 million, or $0.39 per GAAP diluted share.

∎	Finished fiscal 2025 with combined adjusted EBITDA of $1.03 billion.*

∎	Monetized $255 million of our $285 million of Production Tax Credit sales, enhancing cash generation.

*	Combined adjusted EBITDA is a non-GAAP financial measure. Please see Appendix A for a reconciliation of combined adjusted EBITDA to our most closely comparable measure for GAAP purposes.

4 2026 Proxy Statement

PROXY SUMMARY

2025 Achievements:

∎

Signed a definitive agreement with Tessenderlo Group to form a new joint venture company to combine the collagen and gelatin segments of our respective companies, requiring no cash or initial investment from either company, to accelerate growth in the collagen-based health, wellness and nutrition sector.

∎	Bank leverage ratio declined to 2.90X, demonstrating a commitment to deleveraging.

EXECUTIVE COMPENSATION HIGHLIGHTS

Pay for Performance. A large portion of our executives’ annual total direct compensation is “at-risk” through long-term equity awards and annual cash incentive awards. These awards are linked to actual performance and include a significant portion of equity. Our compensation committee continues to align executive pay with long-term returns to stockholders by designing our executive compensation program to reward corporate, business unit and individual performance primarily based on the following three factors:

∎	Sustainable long-term growth, both organically and acquisitively, that strengthens our global portfolio while navigating commodity and consumer cycles and maintaining a robust balance sheet;

∎	Our effectiveness in deploying capital when compared to our Performance Peer Group (as defined on page 36 of this Proxy Statement); and

∎	The total shareholder return of our Company as compared to our Performance Peer Group.

2026 Proxy Statement 5

PROXY SUMMARY

As the following chart shows, by designing our executive compensation program based on these factors, the realizable pay levels provided by our executive compensation program to our Chief Executive Officer (“CEO”) are well-aligned to our stock price performance over the long-term:

INDEX YEAR

2020	2020	2021	2022	2023	2024	2025

CEO Pay Measure:

Realizable Pay 1-Year		$8,674	$8,022	$7,950	$6,018	$9,612

% Change			-8%	-1%	-24%	60%

TSR Index Measure:

1-Year TSR Indexed to 2020=100	100	120.13	108.51	86.41	58.01	65.26

1-Year TSR %		20.1%	-9.7%	-20.4%	-32.9%	12.5%

NOTES:

Total Shareholder Return (“TSR”) performance is indexed to 2020, where 2020 equals 100 on the Index.

Realizable pay reflects the actual cash and intrinsic value of equity incentives awarded in a given year, using the stock price at the end of the fiscal year. For example, for 2025, realizable pay equals (i) base salary plus (ii) annual incentives earned for 2025 performance plus (iii) time vested restricted stock units (“RSUs”) granted on January 3, 2025 and shares of our common stock to be issued in the first quarter of 2028, assuming target performance share unit (“PSU”) performance for 2025 to 2027 for PSUs awarded on January 3, 2025, plus (iv) the reported Summary Compensation Table values for Change in Pension Value and Non-Qualified Deferred Compensation Earnings and All Other Compensation for 2025.

Our compensation committee believes that our executive compensation program effectively aligns pay with performance based on the key factors discussed above, thereby aligning executive pay with returns to stockholders and creating a sustainable, long-term value proposition for our stockholders. For more information, see “Compensation Discussion and Analysis – Executive Overview – Pay for Performance” included in the Proxy Statement.

Stockholder Engagement Process and Say On Pay Advisory Vote Results. Our Board and management team take a long-term view toward stockholder engagement and recognize that solicitation and consideration of stockholder feedback are critical to maintaining good corporate governance practices and remaining responsive to the priorities of our stockholders. Throughout the year we engage with a significant portion of our stockholders on topics of importance to both our Company and stockholders. In addition to discussing our business results, initiatives and capital structure, we engage on other matters, such as governance practices, including executive compensation, Board composition and refreshment and environmental, social and other sustainability topics. This engagement is conducted through a number of different forms, including in-person and virtual meetings, quarterly investment calls and other investor conferences and presentations. In addition, members of our compensation committee and management conduct an annual outreach to stockholders. In this regard, in 2025, we reached out to stockholders representing approximately 63% of our outstanding shares and held direct conversations with every stockholder who responded to our engagement request. Overall, we spoke with stockholders representing approximately 31% of our outstanding shares. These discussions were led, depending on the subject matter of each, by either the Lead Director or the chair of the compensation or sustainability committee. Stockholders are also provided an annual opportunity to provide feedback through an advisory say on pay vote on executive compensation. At our 2024 and 2025 Annual Meetings, approximately 94.3% and 97%, respectively, of the votes cast were in favor of the advisory vote to approve executive compensation. Stockholder engagement and the outcome of the say on pay vote results will continue to inform future compensation decisions.

6 2026 Proxy Statement

PROXY SUMMARY

GOVERNANCE AND SUSTAINABILITY HIGHLIGHTS

Our Company has a history of strong corporate governance. By evolving our governance approach in light of best practices, our Board drives sustained stockholder value and best serves the interests of our stockholders.

	WHAT WE DO		WHAT WE DON’T DO

✓	Majority voting for directors	x	No supermajority voting requirements in bylaws or charter

✓	100% independent Board committees	x	No poison pill

✓	100% directors owning stock	x	No supplemental executive retirement plans

✓	Annual election of directors	x	No change of control excise tax gross-ups

✓	Compensation recoupment (clawback) policies	x	No discounted stock options, reload stock options or stock option re-pricing without stockholder approval

✓	Right to call special meeting threshold set at 10%	x	No automatic single-trigger vesting of equity compensation upon a change of control

✓	Provide a majority of compensation in performance-based compensation	x	No short-term trading, short sales, transactions involving derivatives, hedging or pledging transactions for directors, executive officers and employees

✓	Pay for performance based on measurable goals for both annual and long-term awards

✓	Balanced mix of awards tied to annual and long-term performance

✓	Stock ownership and retention policy

✓	Proxy access right

Corporate Social Responsibility/Sustainability

Darling Ingredients plays an important role in circularity, taking materials that would otherwise be wasted and transforming them into valuable ingredients that the world depends on daily. Our unique size and scale allows us to make entire industries less wasteful and more sustainable, while helping to keep our own business sustainably profitable.

2025 was a year of strong sustainability progress for Darling Ingredients. We continued to advance our goals, demonstrating sustainability is core to who we are and what we do. In 2025, we accomplished the following:

∎	Announced progress toward our target to reduce our Scope 1 and Scope 2 emissions

∎	Disclosed our Forest, Land Use and Agriculture (FLAG) related scope 3 emissions

∎	Produced sustainable aviation fuel through our Diamond Green Diesel joint venture

∎	Constructed our second facility to reduce emissions from our wastewater treatment by capturing biogas and converting it to renewable natural gas

∎	Continued our partnership with Future Farmers of America (FFA), a U.S. national organization dedicated to empowering youth through agricultural education – donating more than $300,000 in 2025 alone

∎	Named Texan by Nature Top 20 company for the fifth year

2026 Proxy Statement 7

PROXY SUMMARY

Providing Renewable Energy and Returning Water to the Environment

Darling Ingredients repurposes and restores millions of tons of material from the animal agriculture and food industries and transforms them into essential ingredients that do everything from feeding animals to fertilizing crops to fueling trucks and nourishing people. The raw materials we process contain about 50-60% water, and we return a significant portion of it to the environment after treatment.

For more information about our sustainability efforts, please visit our website at https://www.darlingii.com/sustainability.

8 2026 Proxy Statement

5601 N. MacArthur Blvd.

Irving, Texas 75038

PROXY STATEMENT

FOR AN ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 7, 2026

This Proxy Statement is provided to the stockholders of Darling Ingredients Inc. (“Darling,” “we,” “the Company” or “our Company”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be voted at an Annual Meeting of Stockholders to be held in a virtual meeting format at www.virtualshareholdermeeting.com/DAR2026, at 10:00 a.m., Central Time, on Thursday, May 7, 2026, and at any adjournment or postponement thereof (the “Annual Meeting”).

This Proxy Statement and the enclosed proxy is first being sent or made available to stockholders on or about March 19, 2026. This Proxy Statement provides information that should be helpful to you in deciding how to vote on the matters to be voted on at the Annual Meeting.

We are asking you to (1) elect the ten nominees identified in this Proxy Statement as directors of Darling until the next annual meeting of stockholders, (2) ratify our selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 2, 2027, (3) approve, on an advisory basis, our executive compensation and (4) approve the 2026 Omnibus Incentive Plan.

2026 Proxy Statement 9

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware, our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, our business, property and affairs are managed under the direction of the Board.

Independent Directors

Under the corporate governance listing standards of the New York Stock Exchange (the “NYSE”) and our Company’s Corporate Governance Guidelines, the Board must consist of a majority of independent directors. In making independence determinations, the Board observes NYSE and Securities and Exchange Commission (“SEC”) criteria and considers all relevant facts and circumstances. The Board, in coordination with its nominating and corporate governance committee, annually reviews all relevant business relationships any director nominee may have with our Company. As a result of its annual review, the Board has determined that each of its non-employee directors who served during all or part of the fiscal year ended January 3, 2026, Charles Adair, Beth Albright, Larry A. Barden, Celeste A. Clark, Linda Goodspeed, Enderson Guimaraes, Randy L. Hill, Gary W. Mize, Soren Schroder and Kurt Stoffel, as well as Robert Aspell who was appointed to the Board in February 2026, meet the independence requirements of the NYSE and the SEC.

The independent directors hold regularly scheduled executive sessions of the Board and its committees without Company management present. These executive sessions are chaired by the Lead Director (at Board meetings) or by the independent committee Chairs (at committee meetings). These meetings allow the independent directors to discuss issues of importance to the Company, including the business and affairs of the Company as well as matters concerning management, without any members of management present.

Meetings of the Board

During the fiscal year ended January 3, 2026, the Board held eight meetings. Each of the incumbent directors attended at least 75% of the aggregate of all meetings held by the Board and of all meetings of each committee of the Board on which the applicable director served during the fiscal year ended January 3, 2026.

Communications with the Board

Stockholders and other interested parties who wish to communicate with the Board as a whole, or with individual or a group of directors, may direct any correspondence to the following address: c/o Secretary, Darling Ingredients Inc., 5601 N. MacArthur Blvd., Irving, Texas 75038. The Corporate Secretary will promptly relay all communications to the appropriate directors, other than communications that are unrelated to the duties and responsibilities of the Board or its committees. Those unrelated matters include, without limitation, business solicitations, advertisements and surveys; requests for donations and sponsor-

ships; job referral materials such as resumes; product-related communications; unsolicited ideas and business proposals; and material that is determined to be illegal or otherwise inappropriate.

It is a policy of the Board that directors attend each annual meeting of stockholders absent unusual circumstances. The Board’s attendance allows for direct interaction between stockholders and members of the Board. Except for Beth Albright, whose term expired immediately following the 2025 annual meeting of stockholders, all of our then-serving directors attended our 2025 annual meeting of stockholders.

Board Evaluation Process

The Board recognizes that a thorough and constructive evaluation process is an essential part of good corporate governance and board effectiveness. Each year, the members of the Board and each committee conduct a self-assessment and each of our directors completes a comprehensive questionnaire developed by our nominating and corporate governance committee. This annual evaluation process is designed to assess Board and committee effectiveness, and covers a thorough list of topics to be considered by the directors, including Board and committee structure, oversight, information, culture and mix of director skills, qualifications and experiences. The results of the evaluations are part of the nominating and corporate governance committee’s consideration in connection with their review of director nominees to ensure the Board continues to operate effectively.

Board Leadership Structure

BOARD LEADERSHIP STRUCTURE

∎ Chairman of the Board and CEO: Randall C. Stuewe ∎ Independent Lead Director: Gary W. Mize ∎ All Board committees comprised exclusively of independent directors ∎ Active engagement by all directors

Under our Board’s current leadership structure, we have a combined Chairman of the Board and Chief Executive Officer, an independent Lead Director, Board committees comprised entirely of independent directors and active engagement by all directors. Randall C. Stuewe, our Chief Executive Officer, serves as our Chairman of the Board pursuant to his employment agreement and subject to his continued election to the Board by stockholders. Because the Chairman of the Board is also the Chief Executive Officer, the Board has designated an independent director with robust, well-defined duties to serve as Lead Director to enhance the Board’s ability to fulfill its responsibilities independently. We believe that the combined role of Chairman and Chief Executive Officer, together with an empowered independent Lead Director, is at the current time the optimal Board structure to provide independent oversight and hold management accountable while ensuring that our Company’s strategic plans are pursued to optimize long-term stockholder value.

10 2026 Proxy Statement

CORPORATE GOVERNANCE

Board Leadership Structure

Duties and Responsibilities of Lead Director

Our Company has an empowered independent Lead Director who is elected annually by the independent members of our Board. The independent directors have appointed Mr. Mize as Lead Director. Our Corporate Governance Guidelines establish well-defined duties for the Lead Director. The Lead Director’s role includes:

∎	convening and chairing meetings of the independent and non-employee directors as necessary from time to time and advising the Chairman and Chief Executive Officer of decisions reached, and suggestions made, at executive sessions;

∎	approving Board meeting agendas after conferring with the Chairman of the Board and other members of the Board, as appropriate, and potentially adding agenda items at his discretion;

∎	approving agendas for executive sessions, the information sent to the Board and Board meeting schedules (to assure that there is sufficient time for discussion of all agenda items);

∎	coordinating the work and meetings of the standing committees of the Board;

∎	acting as liaison between directors, committee chairs and management;

∎	serving as an information resource for other directors;

∎	assisting the Chairman and Chief Executive Officer in the recruitment and orientation of new directors; and

∎	participating, as appropriate, in meetings with Company stockholders.

This list of duties of the Lead Director does not fully capture Mr. Mize’s active role in serving as our Board’s Lead Director. Among other things, Mr. Mize encourages and facilitates active participation of all directors, regularly speaks with our Chief Executive Officer regarding the business and affairs of our Company, generally attends meetings of all Board committees and meets with other members of management from time to time.

Leadership Structure – Details and Rationale

Our Board is committed to objective, independent leadership for our Board and each of its committees. Our Board views the objective, independent oversight of management as central to effective Board governance, to serving the best interests of our Company and our stockholders, and to executing our strategic objectives and creating long-term value. This commitment is reflected in our Company’s governing documents, our Amended and Restated Bylaws, our Corporate Governance Guidelines, and the governing documents of each of the Board’s committees.

Our Board believes that its optimal leadership structure may change over time to reflect our Company’s evolving needs, strategy, and operating environment; changes in our Board’s composition and leadership needs; and other factors, including the perspectives of stockholders and other stakeholders. Accordingly, each year the Board reviews and discusses the appropriate Board leadership structure, including the considerations described above. Based on that assessment and stockholder feedback, our Board believes that the existing structure, with Mr. Stuewe as Chief Executive Officer and Chairman and Mr. Mize as Lead Director, is the optimal leadership framework at this time. As a highly regulated global ingredients company for food, feed and fuel, we believe that our Board and our stockholders benefit from an executive Chairman with deep experience in and knowledge of the ingredients industry, our Company, and its businesses, and a strong Lead Director with robust, well-defined duties. Our Chairman, as Chief Executive Officer, serves as the primary voice to articulate our strategy of sustainable responsible growth, while our Lead Director, together with the other experienced, independent directors, instills objective independent Board leadership, and effectively engages and oversees management, including by helping to establish our long-term strategy and regularly assessing its effectiveness.

The Board’s Role in Oversight of Strategy and Risk

One of the Board’s key responsibilities is overseeing our Company’s corporate strategy and strategic planning. The Board believes that overseeing and monitoring strategy is a continuous process and takes a multilayered approach in exercising its duties as outlined below.

BOARD OVERSIGHT OF STRATEGY

∎

Annually, management presents to the Board at a dedicated meeting an extensive review of our Company’s long-term strategic plan, which addresses, among other things, the risks and opportunities facing our Company.

∎

Throughout the year, the Board receives information and updates from management and actively engages with senior leaders with respect to the Company’s strategy.

∎

Members of the Board make annual visits to various of our business locations around the globe, thereby providing them with an opportunity to observe the execution and impact of our Company’s strategic plan and to engage with senior leaders and employees in our businesses to strengthen their understanding of our businesses, their competitive environments and our corporate culture.

2026 Proxy Statement 11

CORPORATE GOVERNANCE

The Board’s Role in Oversight of Strategy and Risk

The Company’s senior executives are responsible for day-to-day management of strategic, operational, sustainability, cybersecurity, artificial intelligence (“AI”) and compliance risks, including the creation of appropriate risk management policies. The Board is responsible for overseeing management’s execution of its risk management responsibilities and for assessing the Company’s approach to risk management. The Board’s oversight of risk occurs as an integral and continuous part of the Board’s oversight of our business and seeks to ensure that management has processes in place to appropriately manage risk. The Board actively engages with senior management to understand and oversee the Company’s various risks, and members of senior management regularly attend Board meetings to provide periodic briefings on risk-related matters, including with respect to global economic and political trends and developments, regulatory/governmental policy, litigation, reputational, cybersecurity, AI, sustainability (including climate risk) and health and safety matters. In addition, the Company’s independent directors discuss the risks facing the Company and its businesses at executive sessions held without management present. While the

Board has the ultimate oversight responsibility for the risk management process, it has delegated certain risk management oversight responsibilities to the Board committees, as set forth in their respective charters and as further described below. Each committee reports to the full Board regularly on such delegated risk management oversight matters. In addition, the Company’s Chief Financial Officer oversees a corporate risk analysis that organizes the Company’s enterprise risks into categories to assess the potential likelihood and impact of each, and to periodically review and update with the Board. Our Company also employs a Chief Compliance Officer who provides regular updates to the audit committee and/or the Board on compliance related matters, as well as an executive vice president, who oversees global risk management and is responsible for all of our Company’s commodity risk positions and provides regular updates and reports to executive management and the Board. In addition, our senior vice president of investor relations and global affairs serves as our chief sustainability officer and provides regular updates and reports to our CEO and Board regarding sustainability matters.

CYBERSECURITY OVERSIGHT

The Board recognizes the importance of maintaining the trust and confidence of our various stakeholders. To more effectively prevent, detect and respond to cybersecurity threats, our Company utilizes a cross-functional working group comprised of a Cybersecurity Department, which is headed by our Director of Global Cybersecurity and is responsible for cybersecurity strategy, policy, standards, architecture and processes for the security of our information systems; and operational technology (“OT”) personnel who are responsible for the security of our plant OT. The Board receives regular reports from the Chief Administrative Officer, Chief Information Officer and Director of Global Cybersecurity on, among other things, our Company’s cyber risks and threats, the status of projects to strengthen our defenses, assessments of our Company’s cybersecurity program and the emerging threats in this area, including with respect to AI. For more information, please refer to Item 1C, “Cybersecurity,” in our Annual Report on Form 10-K for the fiscal year ended January 3, 2026.

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CORPORATE GOVERNANCE

Human Capital Management and Succession Planning

Human Capital Management and Succession Planning

We are committed to having an engaged, diverse and inclusive workplace that fosters learning, development and innovation. The Board and its committees are actively engaged in overseeing our talent development, human capital management strategies and corporate culture to ensure that they are designed to attract, develop and retain global business leaders who can drive financial and strategic growth objectives and build long-term shareholder value. The Board believes that one of its primary responsibilities is to oversee the development and retention of senior talent and to ensure that an appropriate succession plan is in place for our CEO and other members of senior management. Accordingly, the nominating and corporate governance committee oversees the development and implementation of succession plans for our CEO and other key executive officers, including the process and protocols regarding succession plans for our CEO. This process is designed to address both expected successions, such as those arising from anticipated retirements, as well as unexpected transitions, such as those occurring when executives leave our Company for other positions, or due to death, disability or other unforeseen events. The Board discusses succession planning on an ongoing basis and reviews succession plans on an annual basis with the CEO. To further develop understanding of our culture and talent pipeline, the Board conducts meetings and schedules site visits at our business locations and meets regularly with high-potential executives in formal and informal settings. The Company retains talent by providing employees with training, mentoring and career development. We offer online and in-person training for employees throughout their career. This begins with onboarding training for all new employees on a variety of topics, from cybersecurity to business ethics. Further training is then customized to each employee’s role, responsibilities and individual career aspirations. To facilitate growth and development, we have put several initiatives in place, including leadership training programs such as Darling Management Training and Darling Involve and Explore International Leadership Training. Combined with additional subject-specific training, these programs support skill building in the areas of communication, conflict resolution, decision making, inclusive leadership, performance management tactics and more. To encourage job growth and career advancement for all employees, we announce job openings internally before advertising them externally. In addition, to encourage ongoing leadership development and remove potential barriers to continuing education, we offer an educational assistance program for eligible employees who wish to pursue a degree program or professional certification. For more information on the Company’s approach to inclusion and employee training and development, please see those sections contained in our Sustainability Report which is available on our website at https://www.darlingii.com/sustainability.

We are keenly aware that our people are fundamental to the ongoing success of our business. Accordingly, we are committed to the health, safety and wellness of our employees. In this regard, we have a strong health and safety program that focuses on implementing policies and training programs, as well as performing self-audits, designed to provide our employees with a safe work environment. Our Company’s senior operations executives meet with Health & Safety leadership to discuss results and best practices and to share updates to goals and objectives. The Board receives regular safety updates, and a monthly safety report detailing recordable cases, lost time cases and injuries is distributed to all leaders for review and discussion.

We are also focused on employee engagement and retention. Employee engagement is vital for attracting and retaining talented individuals who drive our Company’s value. In this regard, we have a number of initiatives to engage employees, including an intranet site that serves as a hub for communicating relevant Company news and information and employee stories, and town hall meetings among employees and Company leaders that allow for business updates, Q&A and personal engagement to ensure employees are heard and valued. We remain committed to driving down employee turnover and fostering a supportive and fulfilling work environment for our employees.

We take a multi-faceted approach to employee recruiting with various approaches to supplement traditional recruiting. Consistent with our employee engagement and retention initiatives, we prioritize internal advancement and promotion. We also have an employee referral program which offers incentives to employees for successful referrals and encourages employee ownership in talent retention. In addition, we offer internship programs and engage universities as pipelines for employee retention.

Employee health and well-being are consistent areas of focus. In this regard, we offer benefits programs that support financial, mental and physical health and well-being. Depending on location, these programs include medical, dental and vision insurance, 24/7 nurse care lines, mental health services, sick time off, short- and long-term disability coverage, retirement savings plans and employee engagement through webinars on various health and financial topics.

Corporate Responsibility and Sustainability

As a leading practitioner of circularity, we transform unused resources into valuable ingredients that nourish people, feed animals and crops, and fuel the world with renewable energy. Our innovations help reduce landfill and minimize emissions on a global scale. We continually seek out ways to maximize resources and help move our world toward a more circular economy, while also minimizing our own environmental footprint – making progress year after year.

2026 Proxy Statement 13

CORPORATE GOVERNANCE

Corporate Responsibility and Sustainability

The Board’s Oversight of Sustainability

The Board believes sustainability benefits the Company’s stakeholders and drives long-term value creation. As such, the Board, through its sustainability committee, is actively engaged in overseeing our Company’s sustainability practices and works alongside senior management to ensure focus on these topics, including sustainability and climate-related strategy, risk and compliance matters. This committee works together with management as follows.

In addition, the Company and Board receive feedback from stockholders on sustainability issues through our stockholder outreach program and through communication from stockholders. For more information about our corporate responsibility and sustainability efforts, please visit our website at https://www.darlingii.com/sustainability.

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CORPORATE GOVERNANCE

Committees of the Board

Committees of the Board

The Board has a standing nominating and corporate governance committee, audit committee, compensation committee and sustainability committee, each of which has a charter setting forth its responsibilities.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The nominating and corporate governance committee currently consists of Messrs. Mize (Chairman), Adair and Barden and Ms. Goodspeed, each of whom is independent under the rules of the NYSE and the SEC. The nominating and corporate governance committee met four times during the fiscal year ended January 3, 2026. The nominating and corporate governance committee is generally responsible for:

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identifying, reviewing, evaluating and recommending potential candidates to serve as directors of our Company;

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recommending to the Board the number and nature of standing and special committees to be created by the Board;

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recommending to the Board the members and chairperson for each Board committee;

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developing, recommending and periodically reviewing and assessing our Corporate Governance Guidelines and Code of Conduct and making recommendations for changes to the Board;

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overseeing the development and implementation of succession plans for our CEO and other key executive officers;

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establishing and annually re-evaluating and recommending to the Board the standards for criteria for membership for, and the process of selection of, new and continuing directors for the Board;

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communicating with our stockholders regarding nominees for the Board and considering whether to recommend these nominees to the Board;

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reviewing the findings of the compensation committee with respect to the compensation committee’s evaluation of the status of Board compensation and reporting these findings to the Board, along with its recommendation of general principles to be used in determining the form and amount of director compensation;

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periodically reviewing corporate governance matters generally and recommending action to the Board where appropriate;

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reviewing and addressing any potential conflicts of interest of our directors and executive officers;

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developing criteria for and assisting the Board in its annual self-evaluation; and

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overseeing the annual evaluation of management of our Company, including oversight of the evaluation of our CEO by the compensation committee.

AUDIT COMMITTEE

The audit committee currently consists of Messrs. Adair (Chairman), Aspell, Guimaraes, Hill, Schroder and Stoffel, each of whom is independent under the rules of the NYSE and the SEC. The audit committee continued its long-standing practice of meeting directly with our internal audit staff to discuss the current year’s audit plan and to allow for direct interaction between the audit committee members and our internal auditors. The audit committee also meets directly with our independent auditors and our chief compliance officer. The audit committee met eight times during the fiscal year ended January 3, 2026, during each of which meetings it also met directly with our independent auditor, and for each of its quarterly meetings to review the Company’s annual and interim reports for filing with the SEC, it also met directly with our internal auditors. The audit committee is generally responsible for:

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appointing, compensating, retaining, directing and overseeing our independent auditors;

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reviewing and discussing with management and our independent auditors the adequacy of our disclosure controls and procedures and internal accounting controls and other factors affecting the integrity of our financial reports;

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reviewing and discussing with management and our independent auditors critical accounting policies and the appropriateness of these policies;

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reviewing and discussing with management and our independent auditors any material financial or non-financial arrangements that do not appear on the financial statements and any related party transactions;

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reviewing our annual and interim reports to the SEC, including the financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” portion of those reports and recommending appropriate action to the Board;

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discussing our audited financial statements and any reports of our independent auditors with respect to interim periods with management and our independent auditors, including a discussion with our independent auditors regarding the matters to be discussed under applicable accounting requirements;

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reviewing relationships between our independent auditors and our Company;

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inquiring of management and our independent auditors about significant risks or exposures and assessing the steps management has taken to minimize those risks and receiving reports on and discussing governance of our risk assessment and risk management processes;

2026 Proxy Statement 15

CORPORATE GOVERNANCE

Committees of the Board

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reviewing and discussing with management, our internal auditors and our independent auditors the overall adequacy and effectiveness of our legal, ethical and regulatory compliance programs;

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reviewing and providing oversight of all related party transactions;

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preparing the report of the audit committee required to be included in our proxy statement; and

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creating and periodically reviewing our whistleblower policy.

The Board has determined that all members of the audit committee are financially literate and has designated each of Messrs. Adair, Hill and Stoffel as an “audit committee financial expert” in accordance with the requirements of the NYSE and the SEC.

Please see page 73 of this Proxy Statement for the “Report of the Audit Committee.”

COMPENSATION COMMITTEE

The compensation committee currently consists of Ms. Goodspeed (Chairwoman), Dr. Clark and Messrs. Guimaraes and Schroder, each of whom is independent under the rules of the NYSE and the SEC. The compensation committee met six times during the fiscal year ended January 3, 2026. The compensation committee is generally responsible for:

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determining and approving the compensation level of our CEO;

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reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers;

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evaluating at least annually the performance of our CEO and other executive officers in light of the approved goals and objectives;

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reviewing and recommending to the Board for approval new compensation programs for executive officers;

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examining from time to time the overall compensation program for directors, including an evaluation of the status of our Board’s compensation in relation to comparable U.S. companies (in terms of size, business sector, etc.), and reporting its findings to the nominating and corporate governance committee;

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reviewing our incentive compensation, equity-based and other compensation plans and perquisites on a periodic basis to determine whether they are properly coordinated and achieving their intended purpose(s);

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reviewing our compensation policies and practices to assess whether such policies and practices encourage risk taking that could be reasonably likely to have a material adverse effect on the Company or could lead to unnecessary risk taking, including through a formal compensation risk assessment process developed with the independent compensation consultant;

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retaining, overseeing, compensating and terminating the independent compensation consultant;

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reviewing and discussing with management our Compensation Discussion and Analysis required to be included in our annual proxy statement and recommending its inclusion to the Board;

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preparing the report of the compensation committee for inclusion in our annual proxy statement;

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overseeing shareholder communications and engagement efforts with shareholders on executive compensation matters and assessing the results of our most recent advisory vote on executive compensation;

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determining stock ownership and retention guidelines for our Company’s directors and executive officers and monitoring compliance with such guidelines and reviewing and approving any clawback policies allowing us to recoup compensation paid to employees and administering and enforcing any clawback policy consistent with the terms of the policy;

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reviewing and approving any new or materially amended employment agreements, severance arrangements and change in control agreements and provisions when, and if, appropriate, including offer letters, as well as any special supplemental benefits, between the Company and its current or prospective executive officers; and

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monitors compensation and regulatory developments and trends.

The compensation committee may also, by a resolution approved by a majority of the committee, form and delegate any of its responsibilities to a subcommittee so long as such subcommittee is solely comprised of one or more members of the compensation committee and such delegation is not otherwise inconsistent with law and the applicable rules and regulations of the SEC, NYSE or other securities exchange.

Please see page 48 of this Proxy Statement for the “Compensation Committee Report.”

SUSTAINABILITY COMMITTEE

The sustainability committee currently consists of Dr. Clark (Chairwoman) and Messrs. Barden, Hill and Stoffel, each of whom is independent under the rules of the NYSE and the SEC. The sustainability committee met three times during the fiscal year ended January 3, 2026. The sustainability committee is generally responsible for:

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assisting the Board in fulfilling its oversight responsibilities with respect to our sustainability and climate-related risks and opportunities, including compliance with applicable legal and regulatory requirements;

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CORPORATE GOVERNANCE

Stock Ownership Guidelines

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assisting in the Board’s oversight of risks related to matters overseen by the sustainability committee;

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reviewing and discussing with management our sustainability and climate-related strategies and initiatives and our progress toward achieving those initiatives;

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reviewing our political contributions and lobbying activities; and

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reviewing our corporate giving and community relations efforts and their association with corporate reputation.

Code of Conduct

The Board has adopted a Code of Conduct to which all officers, directors and employees, who for purposes of the Code of Conduct are collectively referred to as employees, are required to adhere in addressing the legal and ethical issues encountered in conducting their work. The Code of Conduct requires that all employees avoid conflicts of interest, comply with all laws, rules and regulations, conduct business in an honest and fair manner, and otherwise act with integrity. Employees are required to report any violations of the Code of Conduct and may do so anonymously through our global Internet and telephone information and reporting service. The Code of Conduct includes specific provisions applicable to Darling’s principal executive officer and senior financial officers. Employees, including all of our executive officers, receive training annually and certify as to their compliance with our Code of Conduct. In addition, we have a Supplier Code of Conduct that extends our ethical business and compliance expectations to our suppliers.

Stock Ownership Guidelines; Prohibition on Short-Term and Speculative Trading and Pledging

The Board has adopted stock ownership and retention guidelines to further align the interests of our non-employee directors and officers with those of our stockholders, by requiring the following minimum investment in Darling common stock:

ROLE	MINIMUM OWNERSHIP

Chief Executive Officer	5x base salary

Other Senior Executive Officers, including NEOs	2.5x base salary

Non-Employee Directors	5x annual cash retainer

Each person to whom the stock ownership guidelines apply must hold at least 75% of the shares received by such person through incentive awards (after sales or shares withheld for the payment of taxes and, with respect to stock options, shares withheld to cover the exercise price) until such person is in compliance with the guidelines referred to above.

Compliance with the guidelines is tested as of the date a person first becomes subject to the guidelines, annually as of the last day of each fiscal year and prior to any proposed sale of our common stock by a covered person. In determining whether the required investment levels have been met, shares are valued using the average closing price of Darling common stock over the 90-day calendar period immediately preceding the applicable measurement date. As of January 3, 2026, all of our named executive officers (“NEOs”) and then serving directors were in compliance with guidelines and each of them had met the minimum ownership requirement under the guidelines except for Robert Day, Carlos Paz, Randy L. Hill and Soren Schroder, each of whom more recently became executive officers or were more recently elected to the Board, as the case may be, and are continuing to increase their ownership positions in accordance with the guidelines. John Sterling, Brad Phillips and Matt Jansen are no longer subject to the guidelines. In addition, our Company’s insider trading policy expressly states that our directors, executive officers and employees are prohibited from engaging in “short sales” or any hedging transactions, including through the use of financial instruments such as puts, calls, prepaid variable forward contracts, equity swaps, collars, and exchange funds. The insider trading policy also prohibits the holding of Company securities in a margin account or pledging Company securities as collateral for a loan.

Governance Documents

Copies of the Corporate Governance Guidelines, the Board committee charters and the Code of Conduct are available on our website at https://www.darlingii.com/sustainability/governance. Stockholders may request copies of these documents free of charge by writing to Darling Ingredients Inc., 5601 N. MacArthur Blvd., Irving, Texas 75038, Attn: Investor Relations.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended January 3, 2026, Mses. Goodspeed and Albright, Dr. Clark and Messrs. Guimaraes and Schroder served on the compensation committee. No compensation committee member (i) was an officer or employee of Darling during the fiscal year ended January 3, 2026, (ii) was formerly an officer of Darling or (iii) had any relationship requiring disclosure under the SEC’s rules governing disclosure of related person transactions. During the fiscal year ended January 3, 2026, we had no “interlocking” relationships in which (i) an executive officer of Darling served as a member of the compensation committee of another entity, one of whose executive officers served on the compensation committee of Darling, (ii) an executive officer of Darling served as a director of another entity, one of whose executive officers served on the compensation committee of Darling, or (iii) an executive officer of Darling served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Darling.

2026 Proxy Statement 17

PROPOSAL 1 — ELECTION OF DIRECTORS

Introduction

Our current Board consists of eleven members. One of our current members, Gary W. Mize, will retire and not stand for reelection at the Annual Meeting, and his term will expire immediately following the Annual Meeting, at which time the size of our Board will be set at ten. The nominating and corporate governance committee recommended and the Board approved the nomination of the following ten nominees for election as directors at the 2026 Annual Meeting: Charles Adair, Robert Aspell, Larry A. Barden, Celeste A. Clark, Linda Goodspeed, Enderson Guimaraes, Randy L. Hill, Soren Schroder, Kurt Stoffel and Randall C. Stuewe. Each of the director nominees currently serves on the Board and was elected by the stockholders at our 2025 Annual Meeting of Stockholders, except Mr. Aspell, who was added by the directors to the Board on February 25, 2026. Mr. Aspell was identified and recommended as a potential Board candidate by executive officers at our Company who are familiar with Mr. Aspell due to his prior work experience in global agribusinesses.

At the Annual Meeting, the nominees for director are to be elected to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Each of the nominees has consented to serve as a director if elected. If any of the nominees become unable or unwilling to stand for election as a director (an event not now anticipated by the Board), proxies will be voted for a substitute as may be designated by the Board. Information regarding the age, gender and tenure of the Board nominees as a whole is set forth below.

Diverse Skills, Experiences and Qualifications

Our Board selected the nominees based on their diverse set of skills and experiences. Each director nominee brings his or her own unique background and range of expertise, knowledge and experience which provides an appropriate and diverse mix of qualifications necessary for our Board to effectively fulfill its oversight responsibilities. This high-level summary is not intended to be an exhaustive list of each director nominee’s contributions to the Board.

Attributes/Experiences	Adair	Aspell	Barden	Clark	Goodspeed	Guimaraes	Hill	Schroder	Stoffel	Stuewe

Senior Executive Leadership

Other Public Company Board Service

Financial/Accounting

Strategy/Business Development/M&A

Risk Management

Global/International Experience

Corporate Governance

Sustainability and ESG

Technology/Cyber

Demographic Background

African American or Black

Hispanic/Latinx

White

Gender

Female

Male

*	Tenure and age are as of March 19, 2026.

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PROPOSAL 1 – ELECTION OF DIRECTORS

Director Nominees

Director Attributes and Experiences

The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of the Company’s current and expected future business needs. These are summarized in the following table:

QUALIFICATIONS, ATTRIBUTES, SKILLS AND EXPERIENCE	CONTRIBUTIONS TO BOARD	NO. OF DIRECTORS

Senior Executive Leadership	Senior leadership allows directors to better understand day-to-day and strategic aspects of a business and to oversee the performance of our management team	10

Other Public Company Board Service	Experience as a public company director provides knowledge of corporate governance and understanding of board accountability and oversight	5

Financial/Accounting	High level of familiarity with financial transactions and/or experience in the preparation and review of financial statements and internal controls over financial reporting provides background in advising and overseeing capital structure and accurate reporting	9

Strategy/Business Development/M&A	Experience with strategy development, including M&A experience, helps provide oversight of our Company’s strategic planning decisions, including with respect to significant transactions	10

Risk Management	Experience in the identification, assessment and mitigation of risk helps to assess and provide oversight of potential threats	10

Global/International Experience	International experience is important for our Board as our business is global and multicultural, with operations on 5 continents	10

Corporate Governance	Experience in corporate governance supports the goal of strong Board and management accountability, transparency, responsiveness and protection of shareholder interests	10

Sustainability and ESG	Experience with sustainability and environmental, social and governance (“ESG”) matters is important to help drive long-term value creation and to provide the oversight and ensure transparency in these areas	8

Technology/Cyber	Experience with cybersecurity/technology helps us improve internal operations and oversee cybersecurity risks and related risks	3

2026 Proxy Statement 19

PROPOSAL 1 – ELECTION OF DIRECTORS

Director Nominees

Director Nominees

Set forth below is the age, principal occupation and certain other information for each of the nominees for election as a director.

Randall C. Stuewe Director since 2003 Age: 63

Mr. Stuewe has served as our Chairman and Chief Executive Officer since February 2003. From 1996 to 2002, Mr. Stuewe worked for ConAgra Foods, Inc. (“ConAgra”) as executive vice president and then as president of Gilroy Foods. Prior to serving at ConAgra, he spent twelve years in management, sales and trading positions at Cargill, Incorporated. Mr. Stuewe currently serves as a director and chair of the compensation committee of Teays River Investments LLC, a privately held agribusiness holding company.

Skills and Qualifications

Mr. Stuewe brings a seasoned set of management and operating skills to Darling’s Board. The Company believes Mr. Stuewe’s 40 plus years of experience at various agriculture processing businesses qualifies him to be both Chairman and Chief Executive Officer.

Charles Adair Director since 2017 Age: 74 Audit Committee - Chairman Nominating and Corporate Governance Committee

Mr. Adair retired as Vice Chairman at BMO Capital Markets, a financial services provider. While at BMO Capital Markets, Mr. Adair was responsible for initiating and negotiating investment banking transactions in the Food & Agribusiness sectors. Before joining BMO Capital Markets, he was Senior Vice President and manager of the Harris Capital Markets Group, also a financial services provider, which became the nucleus of the BMO Capital Markets Chicago office. Prior to BMO, Mr. Adair was Director of North American Mergers and Acquisitions for the Australian based agribusiness firm Elders Grain, Inc. where he initiated and executed acquisitions. Early in his career, Mr. Adair held senior positions in domestic and export cash grain trading, futures trading, and transportation logistics with Consolidated Grain and Barge Co. Mr. Adair has also served as an independent director of Aryzta AG, a public global bakery business based in Zurich, Switzerland, where he served as chairman of the remuneration committee, before retiring from the board in 2018. Mr. Adair is currently a director of a private packaged protein co-manufacturer, a private consumer food company and a private research commercialization company focused on innovation in animal agriculture.

Skills and Qualifications

With over 40 years of experience in the global Food & Agribusiness marketplace, advising and consolidating poultry, pork, beef and by-product recycling companies, in addition to grain processors, bakery and beverage sectors, Mr. Adair brings specific industry expertise and financial markets knowledge relevant to Darling’s global business. In addition, his strong financial background qualifies him to serve as Chairman and one of the financial experts of the audit committee and his Master’s Degree from Michigan State University focused on environmental studies helps him contribute to our sustainability efforts. Mr. Adair’s financial acumen and deep industry insights help our Company continue to drive positive change in the food and agriculture sectors. By leveraging his expertise, the Company can identify new avenues for growth, foster strategic partnerships and develop innovative solutions that prioritize the wellbeing of humans, animals and the planet.

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PROPOSAL 1 – ELECTION OF DIRECTORS

Director Nominees

Robert Aspell Director since February 2026 Age: 65 Audit Committee

Mr. Aspell is a retired food and agribusiness executive with Cargill, Incorporated (“Cargill”), where he worked for over 40 years. Most recently, he served as Cargill Asia Pacific President and Ag Supply Chain Group Leader, from 2018 to 2024, in Shanghai, China, with responsibility for supply chain and business development, including overseeing expansion and integration projects, as well as mergers and acquisitions. Prior to that, he served in leadership roles with Cargill in Asia Pacific from 2005 to 2018, served as Managing Director of Cargill Mexico from 1997 to 2004 leading commercial operations, trading, investments, and mergers and acquisitions, and served as Country Manager for Egypt from 1994 to 1996 where he set up a grain and oilseed import business and advanced Cargill’s rice and sugar processing businesses. When he started with Cargill in 1983, he worked as a trader in Canada, after which he held a variety of trading roles before moving to Geneva, Switzerland to lead Cargill’s global feed grains desk.

Skills and Qualifications

Mr. Aspell brings substantial food and agribusiness skills to the Board, including in the areas of strategy and business development, global supply chains and logistics, manufacturing and operations, trading and risk management, and talent development. He also brings extensive experience with strategic mergers and acquisitions and greenfield expansion projects, as well as financial experience having been responsible for the financial results of multiple Cargill businesses.

Larry A. Barden Director since 2023 Age: 69 Nominating and Corporate Governance Committee Sustainability Committee

Mr. Barden is a retired partner of Sidley Austin LLP, a global law firm, where he served as Chairman of the Management Committee from 2014-2022 and as a member of the firm’s Executive Committee since 1999. During his 40 years of legal practice, Mr. Barden advised clients across diverse industries on a wide range of public and private company transactions, both domestically and cross-border. His principal areas of practice were mergers and acquisitions, corporate finance, regulatory compliance and strategic counseling/corporate governance. He has extensive experience working with boards of directors on complex corporate transactions and governance and compliance matters. Mr. Barden also serves on the boards of various civic and education-related organizations.

Skills and Qualifications

As the former Chairman of the Management Committee at a major, global law firm, Mr. Barden brings to our Board a substantial level of executive management, financial and legal experience, with an understanding of complex merger and acquisition transactions, securities law compliance, financing and capital markets transactions, governance and other Board-related matters. Mr. Barden also serves as a member of our nominating and corporate governance and sustainability committees, where he utilizes his extensive experience in overseeing his prior firm’s global governance, human capital, sustainability policies and programs and in counseling companies on committee related matters, such as compliance, risk oversight and public policy.

2026 Proxy Statement 21

PROPOSAL 1 – ELECTION OF DIRECTORS

Director Nominees

Celeste A. Clark Director since 2021 Age: 72 Compensation Committee Sustainability Committee - Chairwoman

Dr. Clark has served as a principal of Abraham Clark Consulting, LLC, a consulting firm, since November 2011 and consults on nutrition and health policy, regulatory affairs and leadership development. Dr. Clark is also an adjunct professor in the Department of Food Science and Human Nutrition at Michigan State University, where she has served in such position since January 2012. She previously served as Senior Vice President, Global Policy and External Affairs of Kellogg Company, a food manufacturing company, and was the Chief Sustainability Officer until she retired in 2011. She was a member of the Global Executive Management Team and had an accomplished career spanning nearly 35 years in the food industry. At Kellogg Company, she was responsible for the development and implementation of health, nutrition and regulatory science initiatives globally to ensure consistency in approach and implementation. In addition, she also led global corporate communications, public affairs, philanthropy and several administrative functions. Dr. Clark is currently a member of the board of directors of Wells Fargo & Company, The Hain Celestial Group, Inc. and Prestige Consumer Healthcare Inc. She also serves as a trustee of the W.K. Kellogg Foundation.

Skills and Qualifications

Dr. Clark brings significant industry experience in various nutrition, consumer products, public policy, risk management and governance matters to our Board. Dr. Clark’s extensive experience on sustainability and ESG matters makes her well qualified to serve as Chairwoman of our sustainability committee and a key resource for our sustainability efforts. Dr. Clark has served on a number of public company boards, which have provided her with a broad understanding of the governance, operational, financial and strategic issues facing public companies. With her vast knowledge and forward-thinking approach, she brings fresh perspectives to the boardroom on science-based initiatives and navigating complex sustainability challenges.

Linda Goodspeed Director since 2017 Age: 64 Compensation Committee - Chairwoman Nominating and Corporate Governance Committee

Ms. Goodspeed is the retired Chief Operating Officer and a Managing Partner at WealthStrategies Financial Advisors, a registered investment advisory firm, positions she held from 2007 until her retirement in 2017, and currently serves as a member of the board of directors of each of the following companies: AutoZone, Inc., where she serves as the chairwoman of the audit committee and has been designated a financial expert, and Empower Brands (private). She had served as Senior Vice President and Chief Information Officer of The ServiceMaster Company, a provider of home services, from 2011 to 2014. From 2008 to September 2011, Ms. Goodspeed served as Vice President, Information Systems and Chief Information Officer for Nissan North America, Inc., a subsidiary of Nissan Motor Company, a global manufacturer of vehicles. From 2001 to 2008, Ms. Goodspeed served as Executive Vice President at Lennox International Inc., a global manufacturer of air conditioning, heating and commercial refrigeration equipment. During the past five years, Ms. Goodspeed also served as a director of American Electric Power Company, Inc. and Williams Industrial Services Group Inc. (f/k/a Global Power Equipment Group Inc.).

Skills and Qualifications

Ms. Goodspeed’s extensive experience in management roles and as a member of the board of directors of public companies makes her well qualified to serve as a director on our Board and as the Chairwoman of our compensation committee. She has held multiple key strategic and operational roles with several large global companies and in information technology and has served on the boards of multiple public companies. Ms. Goodspeed was also a registered investment advisor. Her experience developing and marketing new customer-facing products and technologies is valuable, as the Company continues to roll out new innovative solutions in food, feed and fuel.

22 2026 Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

Director Nominees

Enderson Guimaraes Director since 2021 Age: 66 Audit Committee Compensation Committee

In 2017, Mr. Guimaraes retired as the President and Chief Operating Officer for Laureate Education, Inc., positions he held since September 2015. Prior to that, from 2012 to July 2015, he served in various executive roles at PepsiCo, Inc., including Executive Vice President, Global Categories and Operations from December 2014 through July 2015, Chief Executive Officer of PepsiCo Europe and Sub-Sahara Africa from September 2012 to December 2014, and President of PepsiCo Global Operations from October 2011 to September 2012. In addition, Mr. Guimaraes previously served as Executive Vice President of Electrolux and Chief Executive Officer of its major appliances business in Europe, Africa and the Middle East from 2008 to 2011, and held various leadership positions during his 10 years at Philips Electronics and also worked in various marketing positions at Danone and Johnson & Johnson. He is also currently serving as Chairman of the Board of Alphia, Inc., a private pet food contract manufacturing business. During the past five years, Mr. Guimaraes also served as a director of AutoZone, Inc.

Skills and Qualifications

Mr. Guimaraes is an experienced executive who has held key management roles with large global companies and previously served on the board of one other public company. His experience in the areas of corporate strategy, operations and P&L responsibility make him a valuable member of our Board, and he contributes invaluable perspectives on international businesses gained from his numerous international senior management positions involving operations in developed, developing and emerging markets, including Brazil, where our Company has significant operations.

Randy L. Hill Director since 2024 Age: 66 Audit Committee Sustainability Committee

Since 2021, Mr. Hill has been a partner at Opportune LLP, a business advisory firm focused on consulting, outsourcing and investment banking. Prior to that, Mr. Hill spent over 37 years at KPMG LLP, where he served in roles of increasing responsibility during his lengthy tenure as a partner in KPMG’s audit practice, including serving as Audit Partner-in-Charge in the KPMG Dallas office. Throughout his career, he has focused on providing business and accounting advisory services and served as a lead audit partner to significant public entities in a variety of industries.

Skills and Qualifications

Mr. Hill brings substantial experience in the professional services industry to the Board, including with respect to complex audit and accounting matters, development of new accounting standard implementations and disclosures, corporate governance, initial public offerings, capital markets transactions and mergers and acquisitions, as well as expertise advising companies with both domestic and international operations. Mr. Hill contributes significant insight and expertise related to public company financial matters, including accounting and financial reporting, tax, treasury and capital strategy. Mr. Hill’s strong financial background also qualifies him to serve as one of the financial experts of the audit committee.

2026 Proxy Statement 23

PROPOSAL 1 – ELECTION OF DIRECTORS

Director Nominees

Soren Schroder Director since 2025 Age: 64 Audit Committee Compensation Committee

Mr. Schroder served as the Chief Executive Officer and a board member of Bunge Global SA, a global agribusiness and food company, from 2013 to 2019. Prior to that, since joining Bunge in 2000, he served in a variety of agribusiness leadership roles at Bunge in the United States and Europe, including serving as CEO, Bunge North America from 2010 to 2013, leading Bunge’s business operations in the United States, Canada and Mexico. Prior to joining Bunge, he worked for over 15 years at Continental Grain Company and Cargill, Incorporated. During the past five years, Mr. Schroder also served as a director of Tilray, Inc.

Skills and Qualifications

Having spent his career in the agribusiness industry, including as chief executive officer of Bunge, Mr. Schroder brings to the Board extensive experience in international operations, management, commodity markets and risk management, strategy, financial experience, mergers and acquisitions and governance of a large, global publicly-traded company.

Kurt Stoffel Director since 2023 Age: 60 Audit Committee Sustainability Committee

Mr. Stoffel served as an Executive Partner of L. Stroetmann Group, a food wholesale and retail, petfood, seeds trading and real estate development company, from 2018 to 2023. Before, he had been a member and later Chairman of L. Stroetmann’s Advisory Board for almost 20 years. From 2007 until 2018, Mr. Stoffel served as the Chief Executive Officer and Chairman of the Executive Board of SARIA Group, a global company headquartered in Germany and engaged in the business of converting products of animal origin and other organic materials into highly valuable and sustainable ingredients for the food, animal feed, pet food, pharmaceutical, and energy sectors. He previously served as its Chief Financial Officer and Managing Director from 2002 to 2007 and took over the responsibility for the Spanish operations of SARIA Group and for its biodiesel division in this period, becoming the President of the German Biodiesel Association from 2008 to 2009. From 1994 to 2001, Mr. Stoffel served in a variety of management positions, including as the Chief Financial Officer responsible for two brewery operations, at Oetker Group, an international company whose business activities include the production of branded food and beverages, banking, insurance and hotels. He also currently serves as a Member of the respective Advisory Boards of AVO Group, a leading spice processing specialist based in Germany, and FRICKE Group, a global service provider for agricultural machinery also based in Germany.

Skills and Qualifications

Mr. Stoffel brings extensive knowledge of our Company’s businesses to our Board, having served as the Chief Executive Officer and Chief Financial Officer of a global company operating many of the same businesses as our Company. He also brings extensive experience in global and international business considerations and provides a valuable global perspective gained as an executive and board member of companies headquartered outside of the United States. In addition, his strong financial background provides financial expertise to the Board, including a deep understanding of financial statements, corporate finance and accounting and qualifies him to serve as one of the financial experts of the audit committee.

24 2026 Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

Director Nomination Process

Director Nomination Process

The Board is responsible for approving nominees for election as directors. To assist in this task, the nominating and corporate governance committee is responsible for reviewing and recommending nominees to the Board. This committee is comprised solely of independent directors as defined by the rules of the NYSE and the SEC.

The Board has a policy of considering director nominees recommended by our stockholders. A stockholder who wishes to recommend a prospective Board nominee for the nominating and corporate governance committee’s consideration can write to the Nominating and Corporate Governance Committee, c/o Secretary, Darling Ingredients Inc., 5601 N. MacArthur Blvd., Irving, Texas 75038. In addition to considering nominees recommended by stockholders, our nominating and corporate governance committee also considers prospective Board nominees recommended by current directors, management and other sources. Our nominating and corporate governance committee evaluates all prospective Board nominees in the same manner regardless of the source of the recommendation.

As part of the nomination process, our nominating and corporate governance committee is responsible for reviewing with the Board periodically the appropriate skills and characteristics required of directors in the context of the current make-up of the Board. This assessment includes issues of judgment, relevant experience, skills and diversity of backgrounds, attributes, viewpoints and experiences. In evaluating prospective nominees, including nominees recommended by stockholders, our nominating and corporate governance committee looks for the following minimum qualifications, qualities and skills:

∎	highest personal and professional ethics, integrity and values;

∎	outstanding achievement in the individual’s personal career;

∎	breadth of experience;

∎	ability to make independent, analytical inquiries;

∎	ability to contribute to a diversity of viewpoints among board members;

∎	willingness and ability to devote the time required to perform board activities adequately (in this regard, the committee will consider the number of other boards of directors on which the individual serves); and

∎	ability to represent the total corporate interests of our Company (a director will not be selected to, nor will he or she be expected to, represent the interests of any particular group).

Generally speaking, directors are expected to limit the number of other public company boards (including our Company’s Board) on which they serve to between one and four or, if the director is serving as an executive officer of a public company, no more than two boards of public companies (including our Company’s Board); however, our nominating and corporate governance committee may consider and approve exceptions to these board membership guidelines when considering the characteristics and potential contributions of any candidate for the Board. Prior to accepting any position on the board of directors of any non-profit or for profit organization, a director must notify our Company’s Secretary and, for any public company board position, shall obtain approval of the Chairman of our nominating and corporate governance committee. Our Company’s Audit Committee members may not sit concurrently on the audit committees of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of the member to effectively serve on our audit committee.

When recommending to the Board the slate of director nominees at the Annual Meeting, the nominating and corporate governance committee looks to maintain an appropriate balance of tenure, turnover, diversity and skills on the Board. The Board has established a proven record of strategic and consistent refreshment, seeking new directors with appropriate skills, qualifications and backgrounds consistent with these criteria, with 70% of our director nominees having served on the Board for less than five years.

CONSIDERATION OF BOARD DIVERSITY

Throughout the director selection and nomination process, our nominating and corporate governance committee and the Board seek to achieve diversity within the Board with a broad array of viewpoints and perspectives that are representative of our global business. Our nominating and corporate governance committee adheres to our Company’s philosophy of maintaining an environment free from discrimination on the basis of race, color, religion, sex, sexual orientation, gender identity, national origin, disability, age, veteran status or any other protected category under applicable law. This process is designed to provide that the Board includes members with diverse backgrounds, perspectives and experiences, including appropriate financial and other expertise relevant to the business of the Company. As set forth above, our nominating and corporate governance committee considers diversity as one of a number of factors in identifying nominees for director. It does not, however, have a formal policy in this regard, but fully appreciates the value of Board diversity, as it improves the quality of dialogue, contributes to a more effective decision-making process and enhances overall culture in the boardroom. The committee views diversity broadly to include diversity of experience, skills, viewpoint, race, ethnicity, gender, cultural background, age and other such characteristics. The committee considers its current practice to be effective in identifying nominees for director who have the right mix of professional expertise and skills with diversity of viewpoints to complement one another resulting in a balanced Board. Diversity brings great value to the Board and our Company as it fosters innovation, creativity and connection to the people we serve.

Please see “Additional Information” in this Proxy Statement for information regarding the procedures for nominations of director candidates by stockholders.

Recommendation of the Board

The Board recommends that stockholders vote “FOR” each of the nominees set forth in Proposal 1.

2026 Proxy Statement 25

OUR MANAGEMENT

Executive Officers and Directors

Our executive officers and directors, their ages and their positions as of March 19, 2026, are as follows. Our executive officers serve at the discretion of the Board.

NAME	AGE	POSITION
Randall C. Stuewe	63	Chairman of the Board and Chief Executive Officer
Jeroen Colpaert	50	President – Rousselot
Robert Day	56	Executive Vice President – Chief Financial Officer
Sandra Dudley	53	Executive Vice President – Chief Strategy Officer, M&A and AI
Mark Finnimore	62	Executive Vice President – Canada and North American Specialties
Nick Kemphaus	47	Executive Vice President – General Counsel and Secretary
Brandon Lairmore	47	Executive Vice President – Darling U.S. Rendering Operations
Patrick McNutt	66	Executive Vice President – Chief Administrative Officer
Carlos Paz	54	Executive Vice President – Renewables, North American Specialty and Global Risk Management
Jan van der Velden	62	Executive Vice President – International Rendering and Specialties
Charles Adair (1) (3) (5)	74	Director
Robert Aspell (1)	65	Director
Larry A. Barden (3) (4)	69	Director
Celeste A. Clark (2) (4)	72	Director
Linda Goodspeed (2) (3)	64	Director
Enderson Guimaraes (1) (2)	66	Director
Randy L. Hill (1) (4) (5)	66	Director
Gary W. Mize (3)	75	Lead Director
Soren Schroder (1) (2)	64	Director
Kurt Stoffel (1) (4) (5)	60	Director

1.	Member of the audit committee.
2.	Member of the compensation committee.
3.	Member of the nominating and corporate governance committee.
4.	Member of the sustainability committee.
5.	In accordance with requirements of the SEC and the NYSE listing requirements, the Board has designated Messrs. Adair, Hill and Stoffel as audit committee financial experts.

26 2026 Proxy Statement

OUR MANAGEMENT

Executive Officers and Directors

For a description of the business experience of Messrs. Stuewe, Adair, Aspell, Barden, Guimaraes, Hill, Schroder and Stoffel, Ms. Goodspeed, and Dr. Clark, see “Proposal 1 – Election of Directors.”

Jeroen Colpaert has served as our President – Rousselot since January 2026. Prior to that, he served as Darling Ingredients’ Executive Vice President – Rousselot from January 2023 to January 2026. Since joining Darling Ingredients in 2014, Mr. Colpaert has also held various other leadership roles, including serving as Managing Director of Rendering and Specialties in Belgium and the Global Food Grade Casings business, where he oversaw a number of acquisitions and integrations around the world. Mr. Colpaert has more than 25 years of experience in operations, business, strategy and leadership and extensive expertise in rendering operations, including in food-grade protein production and anaerobic digestion. From 1999 to 2014, he managed several businesses at a predecessor of Linde Gas. He is fluent in Dutch, English, French, German and Spanish.

Robert Day has served as Executive Vice President – Chief Financial Officer since February 26, 2025. Mr. Day joined Darling Ingredients in August 2023 and served as Executive Vice President – Chief Strategy Officer until his transition to the CFO role. He also currently serves on the board of Diamond Green Diesel. Mr. Day joined Darling Ingredients with 30 years executive management and investment banking experience in agriculture, soft and energy commodity industries. Prior to Darling Ingredients, beginning in January 2023, he served as a partner at Ascendant Partners, an investment bank and advisory firm, where he was licensed with FINRA as a registered investment banking representative. From 2015 to 2022, Mr. Day was with Ceres Global Ag Corp., where he served as CEO and a member of the board from 2016 to 2022. Prior to that, he was Managing Director Asia at ED&F Man; and he held a variety of executive and senior management roles in Asia, Latin America and the United States over 19 years with Cargill, Incorporated. Mr. Day holds an MBA from St. Thomas University and a bachelor’s degree from the University of Minnesota.

Sandra Dudley has served as our Executive Vice President – Chief Strategy Officer, M&A and AI since January 2026. Prior to that, she served as Darling Ingredients’ Executive Vice President – Renewables and Chief Strategy Officer from February 2025 to January 2026, Executive Vice President – Renewables and U.S. Specialty Operations from October 2021 to February 2025, Senior Vice President – Renewables and Strategy from January 2020 to September 2021, and as Vice President – Strategic Planning & Business Development from 2015 to January 2020. She also previously served on the board and as the Chairman and President of Diamond Green Diesel. Ms. Dudley began her career in 1995 at Professional Research Consultants, Inc., analyzing trends in the health care market. From 1998 to 2004 she worked at ConAgra Foods Inc., serving in both strategy and financial roles. From 2004 to 2015 she worked at Tenaska Marketing Ventures, a top natural gas marketer, where she analyzed long-term deals, developed deal structures, and traded natural gas.

Mark Finnimore has served as our Executive Vice President – Canada and North American Specialties since January 2026. Mr. Finnimore joined Darling Ingredients in 2020 as our Senior Vice President responsible for leading the company in Canada. In January 2025, US Specialties were added to his overall areas of responsibility. Prior to joining the company, Mr. Finnimore had a 35 plus year career in the meat and poultry processing and agri-business sectors with areas of responsibility in both Canada and the US. Mr. Finnimore’s prior experiences include senior positions with Canadian, American, and European owned businesses and he spent significant time exposed to the global food and food processing sectors.

Nick Kemphaus has served as our Executive Vice President – General Counsel and Secretary since January 2026, and has over

20 years of legal experience across multiple disciplines. Prior to joining the Company in March of 2012, Mr. Kemphaus worked in private practice handling complex litigation and intellectual property matters. Since joining the Company, Mr. Kemphaus has held several roles in the legal department, each with increasing responsibility, strategic focus and management responsibilities. In these roles, he has been responsible for securities, governance and board matters, mergers and acquisitions, commercial transactions, real estate, labor and employment, litigation, intellectual property and regulatory matters, including environmental, OSHA and FDA matters, as well as overseeing the Company’s attorneys responsible for legal operations in North America.

Brandon Lairmore has served as our Executive Vice President – Darling U.S. Rendering Operations since July 2023. Mr. Lairmore joined Darling Ingredients in 2016 and served as Senior Vice President—North Central Region from 2018 to 2023 and Regional Vice President—Great Lakes Region from 2016 to 2018. Mr. Lairmore’s career in the rendering industry began in 1999 at Tyson Foods, where he worked for more than a decade in numerous operational leadership roles. From 2010 to 2011, Mr. Lairmore worked as a Plant Manager at Protein Products. In 2011, he joined Pilgrim’s as General Manager of the Mount Pleasant, Texas, Protein Conversion Facility until 2013 when he assumed the role of Pilgrim’s Director of Protein Conversion Business Unit until 2016. Mr. Lairmore holds a bachelor’s degree in agricultural, food and life sciences from the University of Arkansas and a master’s degree in business administration from William Woods University.

Patrick McNutt has served as our Executive Vice President and Chief Administrative Officer since October 2022. He joined Darling Ingredients in 2000 as Director, Safety Management. After successfully leading numerous projects in fleet and logistics, he became Vice President, Fleet Operations in 2010. Prior to joining Darling Ingredients, Mr. McNutt served in several operations and leadership roles for Coca Cola and Argonaut Insurance Company. He is a veteran of the U.S. Navy, having served on the USS John Adams, a ballistic missile submarine. He also served as an adjunct professor of management and leadership at Dallas Baptist University for 15 years.

Carlos Paz has served as our Executive Vice President – Renewables, North American Specialty and Global Risk Management since January 2026. Prior to that, he served as Darling Ingredients’ Executive Vice President – Global Risk Management, Ingredients from January 2025 to January 2026. He is also currently a board member and Vice President of Diamond Green Diesel. He joined Darling Ingredients from Ceres Global Ag Corp., where he served as President and CEO from August 2022 to December 2024, and Vice President and Commercial Director from 2020 to August 2022. From June 2018 to 2020, he served as Vice President, Agricultural Trader with Freepoint Commodities. Prior to that, Mr. Paz held a variety of senior management roles in Europe, Mexico and the United States over 23 years with Cargill, Incorporated. Mr. Paz holds a bachelor’s degree in General Business Management and Agricultural Economics from Kansas State University.

Jan van der Velden has served as our Executive Vice President – International Rendering and Specialties since October 2017. He has served in a number of different capacities for Darling Ingredients International (formerly known as VION Ingredients) since June 1989. Most recently, he has served as the Executive Vice President – ERS from January 2014 to October 2017, Managing Director of ERS for VION Ingredients from March 2012 to January 2014, and the Vice President Raw Materials & Logistics for VION Ingredients from January 2001 to March 2012. From May 2005 to March 2012, he also served as the managing director of VION Ingredients Germany. He also served as a member of the board of VION Ingredients.

2026 Proxy Statement 27

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

EXECUTIVE OVERVIEW	28

COMPENSATION PROGRAM OBJECTIVES AND PHILOSOPHY	34

USE OF PEER COMPANIES IN SETTING EXECUTIVE COMPENSATION AND MEASURING PERFORMANCE	36

MIX OF SALARY AND INCENTIVE AWARDS (AT TARGET)	38

COMPONENTS OF FISCAL 2025 EXECUTIVE COMPENSATION PROGRAM	38

OTHER FEATURES OF OUR COMPENSATION PROGRAM	46

The following discussion and analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of our Company’s compensation programs and are not statements of management’s expectations or estimates of results or other guidance.

Our Compensation Discussion and Analysis describes the key features of our executive compensation program and the compensation committee’s (the “committee’s”) approach in deciding fiscal 2025 compensation for our named executive officers (also referred to as our NEOs):

NAME	TITLE

Randall C. Stuewe	Chairman and Chief Executive Officer

Robert Day	Executive Vice President — Chief Financial Officer

Jan van der Velden	Executive Vice President — International Rendering and Specialties

Carlos Paz	Executive Vice President — Renewables, North American Specialty and Global Risk Management

John F. Sterling (1)	Former Executive Vice President — General Counsel and Secretary

Brad Phillips (2)	Former Executive Vice President — Chief Financial Officer

Matt Jansen (3)	Former Chief Operating Officer — North America

1.

On November 10, 2025, Mr. Sterling notified the Company that effective March 31, 2027 he will retire from the Company. Mr. Sterling served as the Company’s Executive Vice President – General Counsel and Secretary until January 4, 2026, at which time Nick Kemphaus assumed this position. Mr. Sterling will continue with the Company in a non-executive advisory role through his retirement date.

2.

Mr. Phillips retired from the Company on June 15, 2025. Mr. Phillips served as the Company’s Executive Vice President – Chief Financial Officer until February 26, 2025, at which time Robert Day assumed this position. Mr. Phillips continued in a non-executive officer role through his retirement date to assist Mr. Day in his transition to the Chief Financial Officer role. Mr. Phillips did not participate in our 2025 executive compensation program due to his planned retirement from the Company.

3.	Mr. Jansen’s employment with the Company ended on September 26, 2025.

All of our NEOs are based in the United States, except for Mr. van der Velden, who is based in Europe at our corporate offices in Son, the Netherlands. Mr. van der Velden’s non-equity compensation is denominated in euros and translated into U.S. dollars in this Compensation Discussion and Analysis at the average exchange rate during 2025 of 1.1283 U.S. dollars per euro.

Executive Overview

COMPANY PERFORMANCE HIGHLIGHTS

Our Business

Our Company is the world’s largest publicly traded company recycling and repurposing materials from the animal agriculture and food industries, and transforming them into hundreds of valuable ingredients that the world depends on daily. The Company operates over 260 facilities in more than 15 countries and repurposes approximately 15% of the world’s meat industry waste streams into value-added ingredients, such as food for livestock, pets and people; gelatin and collagen for human health and wellbeing; low-emission fuel for cars, trucks and planes; and renewable energy to power homes and businesses. In the meat production process, only about 50% of an animal makes it to the dinner plate, while the other 50% requires innovative solutions to avoid landfills or incineration. That’s where we come in. First, we collect material from the animal agriculture and food industries, helping these industries be more

28 2026 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

sustainable by providing an alternative to landfilling and incineration. Next, we separate the materials into fats and proteins, and also extract water – treating and returning more water back to the environment than we use. And finally, we create the highest value for our fats and proteins, which go on to nourish people, feed animals and crops, and fuel the world with renewable energy. Through Diamond Green Diesel (“DGD”), our 50/50 joint venture with Valero Energy Corporation, we produce renewable diesel and sustainable aviation fuel (“SAF”) predominately from waste fats and oils. DGD is North America’s largest renewable diesel manufacturer, with the capacity to produce approximately 1.2 billion gallons of renewable fuels annually. In addition, DGD is one of the world’s largest producers of SAF, with a capacity to produce approximately 235 million gallons annually. Both renewable diesel and SAF are biomass-based fuels that are interchangeable with petroleum-based diesel fuel or conventional jet fuel, as the case may be, but have a carbon lifecycle low enough to meet the most stringent low-carbon fuel standards, reducing Greenhouse Gas emissions by up to 80% as compared to traditional fossil fuel. DGD produces renewable diesel and SAF from animal fats, used cooking oil, inedible corn oil, soybean oil, or other feedstocks that become economically and commercially viable.

Our operations are organized into three segments: Feed Ingredients, Food Ingredients and Fuel Ingredients. Our Fuel Ingredients segment includes our share of the results of our equity investment in DGD.

2025 Business Highlights

As highlighted below, despite a challenging operating environment in 2025, we delivered strong results while reducing our bank leverage ratio.

2025 Company Performance Highlights

Key Operating Accomplishments

∎	Finished fiscal 2025 with net income of $62.8 million, or $0.39 per GAAP diluted share.

∎	Finished fiscal 2025 with combined adjusted EBITDA of $1.03 billion.*

∎	Monetized $255 of our $285 million of Production Tax Credit sales, enhancing cash generation.

*	Combined adjusted EBITDA is a non-GAAP financial measure. Please see Appendix A for a reconciliation of combined adjusted EBITDA to our most closely comparable measure for GAAP purposes.

Achievements

∎	Signed a definitive agreement with Tessenderlo Group to form a new joint venture company to combine the collagen and gelatin segments of our respective companies, requiring no cash or initial investment from either company, to accelerate growth in the collagen-based health, wellness and nutrition sector.

∎	Bank leverage ratio declined to 2.90X, demonstrating a commitment to deleveraging.

Pay for Performance

The committee seeks to align executive pay with long-term returns to stockholders by designing our executive compensation program to reward corporate, business unit and individual performance primarily based on the following three factors:

∎	Sustainable long-term growth, both organically and acquisitively, that strengthens our global portfolio while navigating commodity and consumer cycles and maintaining a robust balance sheet;

∎	Our effectiveness in deploying capital when compared to our Performance Peer Group; and

∎	The total shareholder return of our Company as compared to our Performance Peer Group.

2026 Proxy Statement 29

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Pricing of our finished products is heavily influenced by global grain and oilseed supplies, meat production trends, crude oil pricing and foreign currency values. In addition, margins for the renewable diesel and SAF produced by DGD are dependent on governmental energy policies and programs which impact the demand for and price of such products. We operate a diversified portfolio and platform focused on creating long-term value for our stockholders. Nevertheless, deflationary cycles within the global commodity markets or regulatory uncertainty around energy policies and programs can have a significant impact on the price of our common stock, as it did in 2025. As such, we believe that the current best indicator of our long-term performance versus our Performance Peer Group is a comparison of how competitively we deploy capital versus our Performance Peer Group as measured by a return on capital standard. The other primary factor in aligning our pay and performance is whether we have delivered strong earnings as measured by combined adjusted EBITDA, which is also the numerator for our return on capital calculation.

Performance against pre-established adjusted EBITDA goals was a key element of our 2025 annual incentive plan. Historically, we have used key acquisitions and joint venture projects to transform our platform and build future value through segment and product diversification and global expansion. The combined adjusted EBITDA goals are established relative to our Performance Peer Group and performance exceeding the goals will result in greater annual incentive plan payouts, while shortfalls will result in lower payouts. As the chart below indicates, our CEO’s total realizable compensation is well-aligned with our combined adjusted EBITDA performance.

YEAR	2021	2022	2023	2024	2025

CEO Pay Measure:

Realizable Pay 1-Year	$8,674	$8,022	$7,950	$6,018	$9,612

% Change		-8%	-1%	-24%	60%

Absolute Performance Measure:

Combined Adjusted EBITDA (non-GAAP)	$1,234.8	$1,541.0	$1,611.9	$1,079.8	$1,026.4

NOTES:

Combined Adjusted EBITDA (non-GAAP) includes our Adjusted EBITDA plus our share of the DGD joint venture Adjusted EBITDA. See Appendix A for a reconciliation of Combined Adjusted EBITDA to our most closely comparable measure for GAAP purposes.

Realizable pay reflects the actual cash and intrinsic value of equity incentives awarded in a given year, using the stock price at the end of the fiscal year. For example, for 2025, realizable pay equals (i) base salary plus (ii) annual incentives earned for 2025 performance plus (iii) time vested restricted stock units (“RSUs”) granted on January 3, 2025 and shares of our common stock to be issued in the first quarter of 2028, assuming target performance share unit (“PSU”) performance for 2025 to 2027 for PSUs awarded on January 3, 2025, plus (iv) the reported Summary Compensation Table values for Change in Pension Value and Non-Qualified Deferred Compensation Earnings and All Other Compensation for 2025.

30 2026 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We have used a return on capital standard as the performance measure under our long-term incentive (“LTI”) program since 2010. As in 2024, for 2025, we used return on gross investment (as defined, “ROGI”) as the performance metric for our LTI program, together with a relative total shareholder return (“TSR”) modifier. The committee believes that ROGI is a standard metric that enables a focus on the value of a particular asset and the working capital needed to operate that asset. Our return on capital targets are set to reflect the median historical performance levels for our Performance Peer Group. The following chart shows that by aligning our executive compensation with combined adjusted EBITDA and capital deployment performance, with a TSR modifier, the realizable pay levels provided by our executive compensation program to our CEO are well-aligned to our stock price performance over the long-term:

INDEX YEAR

2020	2020	2021	2022	2023	2024	2025

CEO Pay Measure:

Realizable Pay 1-Year		$8,674	$8,022	$7,950	$6,018	$9,612

% Change			-8%	-1%	-24%	60%

TSR Index Measure:

1-Year TSR Indexed to 2020=100	100.0	120.13	108.51	86.41	58.01	65.26

1-Year TSR %		20.1%	-9.7%	-20.4%	-32.9%	12.5%

NOTES:

TSR performance is indexed to 2020, where 2020 equals 100 on the Index.

Realizable pay reflects the actual cash and intrinsic value of equity incentives awarded in a given year, using the stock price at the end of the fiscal year. For example, for 2025, realizable pay equals (i) base salary plus (ii) annual incentives earned for 2025 performance plus (iii) time vested RSUs granted on January 3, 2025 and shares of our common stock to be issued in the first quarter of 2028, assuming target PSU performance for 2025 to 2027 for PSUs awarded on January 3, 2025, plus (iv) the reported Summary Compensation Table values for Change in Pension Value and Non-Qualified Deferred Compensation Earnings and All Other Compensation for 2025.

The committee believes that our executive compensation program effectively aligns pay with performance based on the key factors discussed above, thereby aligning executive pay with returns to stockholders and creating a sustainable, long-term value proposition for our stockholders.

2026 Proxy Statement 31

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

STOCKHOLDER ENGAGEMENT PROCESS AND SAY ON PAY ADVISORY VOTE RESULTS

Our Board and management team take a long-term view toward stockholder engagement and recognize that solicitation and consideration of stockholder feedback are critical to maintaining good corporate governance practices and remaining responsive to the priorities of our stockholders. Throughout the year we engage with stockholders who collectively represent a significant portion of our outstanding shares of common stock on topics of importance to both our Company and stockholders. In addition to discussing our business results, initiatives and capital structure, we engage on other matters, such as governance practices, including executive compensation, Board composition and refreshment and environmental, social and other sustainability topics. This engagement is conducted through a number of different forms, including in-person and virtual meetings, quarterly investment calls and other investor conferences and presentations. In addition, members of the committee and management conduct an annual outreach to stockholders. In this regard, in 2025, we reached out to stockholders representing approximately 63% of the outstanding shares of our common stock and held direct conversations with every stockholder who responded to our engagement request. Overall, we spoke with stockholders representing approximately 31% of our outstanding shares. These discussions were led, depending on the subject matter of each, by either the lead director or the chair of the compensation or sustainability committee. Stockholders are also provided an annual opportunity to provide feedback through an advisory say on pay vote on executive compensation. At our 2024 and 2025 Annual Meetings, approximately 94.3% and 97%, respectively, of the votes cast were in favor of the advisory vote to approve executive compensation. Our discussions with stockholders, together with the 2024 and 2025 say on pay results, indicated strong support for our executive compensation program and influenced the committee’s decision to maintain a consistent overall approach for 2025 and 2026. Stockholder engagement and the outcome of the say on pay vote results will continue to inform future compensation decisions.

BEST PRACTICES AND GOOD GOVERNANCE

The committee regularly reviews trends in executive compensation and pay-related governance policies and takes into account say on pay results and stockholder feedback to evaluate whether our executive compensation program continues to follow best practices aligned to long-term stockholder interests. Our executive compensation practices include the following, each of which the committee believes reinforces our executive compensation objectives:

✓	WHAT WE DO

✓	Significant portion of compensation is provided in the form of variable and performance-based incentives	Consistent with the goal of creating a performance-oriented environment that aligns with value delivered to stockholders. For the CEO, 87% of annual target total direct compensation is variable and predominantly performance-based.

✓	Alignment of pay and performance based on measurable goals for both annual and long-term awards	Annual incentive awards are based on internal adjusted EBITDA goals which are informed by peer group performance levels and the committee’s review of strategic, operational and personal goals. PSUs are earned based on three-year, forward-looking average ROGI goals relative to peer companies, with a relative TSR modifier.

✓	Balanced mix of awards tied to annual and long-term performance	For the CEO, target annual incentive award opportunity and target long-term incentive award opportunity represent 20% and 67% of annual target total direct compensation, respectively. Annual and long-term awards for NEOs are variable and predominantly performance-based.

✓	Balance of metrics designed to reduce risk	We believe that the mix of annual and long-term incentive metrics promotes growth without excessive risk-taking and balances absolute vs. relative metrics, financial, operational and stock performance metrics, and corporate vs. business unit vs. individual goals.

✓	Targeted pay at 50th percentile of peers	The committee targets annual total direct compensation at the 50th percentile of peers for commensurate performance, but may have compensation above or below the 50th percentile to reflect experience, tenure, performance and other relevant factors.

✓	Benchmark peers of similar revenues and business complexities	The committee benchmarks our executive compensation program and reviews the composition of our peer groups annually with the assistance of an independent compensation consultant.

✓	Maximum payout caps for annual cash incentive compensation and PSU awards	The committee establishes a maximum limit on the number of PSUs and the amount of annual cash incentives that can be earned.

✓	Include “double-trigger” change of control provisions in equity awards	Award agreements provide for vesting following a change of control only if there is also an involuntary termination of employment without cause or a resignation for good reason (double-trigger), provided that the awards are assumed or replaced by the acquirer.

✓	Robust stock ownership and retention policy	CEO must hold at least 5x base salary in our common stock; other NEOs must hold at least 2.5x base salary. Executives are also required to hold at least 75% of the after-tax shares of our common stock received through incentive awards until the ownership requirement is met.

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✓	WHAT WE DO

✓	Compensation recoupment (clawback) policies	We have a policy for mandatory recovery of erroneously awarded annual or long-term incentive compensation based on achievement of financial results that were subsequently restated. We also have a supplemental policy for recoupment of all cash and equity incentives (including time-based equity awards) for certain misconduct.

✓	Retention of an independent compensation consultant to advise the committee	Compensation consultant (Meridian Compensation Partners) provides no other services to the Company.

X	WHAT WE DON’T DO

x	No change of control excise tax gross-ups	Consistent with our focus on a performance-oriented environment and commitment to best practices aligned to long-term stockholder interests.

x	No excessive perquisites	We offer only limited benefits as required to remain competitive and to attract and retain highly-talented executives or, in the case of relocation benefits, as an inducement for an executive to join the Company or relocate at our request.

x	No guaranteed annual salary increases or bonuses	For NEOs, annual salary increases are based on evaluations of individual performance, market data and economic conditions, while their annual cash incentives are tied to corporate and individual performance.

x	No dividend payouts on unvested RSUs or unearned PSUs	Dividend equivalents are accrued, but not paid on RSUs or PSUs until and unless awards vest.

x	No supplemental executive retirement plans	Consistent with our focus on a performance-oriented environment; reasonable and competitive retirement programs are offered.

x	No discounted stock options, reload stock options or stock option re-pricing without stockholder approval	Consistent with our focus on a performance-oriented environment and commitment to best practices aligned to long-term stockholder interests.

x	No short-term trading, short sales, transactions involving derivatives, hedging or pledging transactions for directors, executive officers and employees	Consistent with our focus on a performance-oriented environment and commitment to best practices aligned to long-term stockholder interests.

EXECUTIVE COMPENSATION HIGHLIGHTS

The committee has designed our executive compensation program to deliver pay in alignment with corporate, business unit and individual performance. A participant’s annual target total direct compensation is comprised of base salary, an annual cash incentive award and long-term incentive awards. A large portion of the annual target total direct compensation is “at-risk” through long-term equity awards and annual cash incentive awards. These awards are linked to actual performance and include a significant portion of equity. See charts on page 38 for more information regarding the target annual compensation mix for our CEO and other NEOs.

Fiscal 2025 Compensation Actions at a Glance

With the exception of Mr. Phillips, who did not participate in our fiscal 2025 incentive programs (annual or long-term) due to his planned retirement in June 2025, a substantial amount of the NEOs’ fiscal 2025 compensation was in the form of annual and long-term incentives, providing, as in prior years, a strong incentive to increase stockholder value. 87% of our CEO’s and an average of 71% of the other NEOs’ (excluding Mr. Phillips) annual target total direct compensation was variable, with a substantial portion of that being performance-based. The following summarizes the committee’s key compensation decisions for the NEOs for fiscal 2025:

∎	Base Salary: For 2025, the committee conducted a review of the base salaries of each of the NEOs, taking into account market data supplied by the committee’s independent compensation consultant. Based on this review, each of the NEOs (excluding Mr. Phillips) received an increase in base salary for 2025, except for Mr. Stuewe, who received an increase in target LTI value rather than annual base salary, thereby increasing the “at-risk” portion of his annual total direct compensation and further aligning it with the interests of our stockholders. For more information see “Components of Fiscal 2025 Executive Compensation Program – Base Salary” below.

∎	Annual Incentive Bonus: In fiscal 2025, combined adjusted EBITDA for incentive compensation purposes was 91.71% of target, which for the global adjusted EBITDA portion of our annual incentive program resulted in a 58.57% payout versus target for our participating NEOs. Messrs. van der Velden, Paz and Jansen also had regional/business line adjusted EBITDA targets, and their respective regional/business lines achieved adjusted EBITDA above their respective targets. In addition, each of our participating NEOs achieved a substantial amount of their respective strategic, operational and personal (“SOP”) goals. As a result, Mr. Stuewe earned a 2025 annual incentive bonus equal to 70% of his target bonus opportunity and the other NEOs earned payouts ranging from 73% to 127% of their target bonus opportunities. For more information see “Components of Fiscal 2025 Executive Compensation Program – Annual Incentive Compensation” below.

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Compensation Discussion and Analysis

∎	Long-Term Incentive (“LTI”) Awards: LTI awards had a target grant date value of 67% of the annual target total direct compensation for our CEO and 43% of the annual target total direct compensation for our other participating NEOs and were delivered through a target value mix of PSUs (60%) tied to three-year, forward-looking performance and time-based RSUs (40%). For more information see “Components of Fiscal 2025 Executive Compensation Program – Long-Term Incentive Compensation” below.

These compensation decisions are discussed in more detail in this Compensation Discussion and Analysis and shown in the 2025 Summary Compensation Table and 2025 Grants of Plan-Based Awards Table that follow.

Compensation Program Objectives and Philosophy

The committee has designed our executive compensation program to serve several key objectives:

∎

attract and retain superior executive talent in key positions, with compensation opportunities that are market competitive by generally setting target levels of annual total direct compensation opportunity for the NEOs at or near the 50th percentile of target total compensation for similarly-situated executives at an identified group of peer companies that are viewed as similar to us;

∎	reward the achievement of specific annual, long-term and strategic goals; and

∎

align the interests of our NEOs with those of our stockholders by placing a significant portion of annual total direct compensation at risk, and rewarding performance that exceeds that of our peer companies, through the use of equity-based LTI awards and a share ownership and retention policy, with the ultimate objective of improving stockholder value over time.

In the chart below, we have summarized how the 2025 executive compensation program supports these executive compensation program objectives.

OBJECTIVE	HOW WE MET THIS OBJECTIVE IN 2025

Attract and retain superior executive talent in key positions, with compensation opportunities that are competitive relative to the compensation offered to similarly-situated executives at companies viewed as similar to us.

∎

Designed the executive compensation program to provide a mix of base salary, target annual cash incentive awards and target LTI award values that are aligned with the program’s principles and objectives and is competitive with the target compensation levels offered by our Pay Levels Peer Group (as defined on page 36 of this Proxy Statement).

Reward the achievement of specific annual, long-term and strategic goals.

∎

Provided substantial amount (87% in the case of the CEO and 71% in the case of the other NEOs excluding Mr. Phillips) of annual target total direct compensation in variable and predominantly performance-based incentive awards tied to the achievement of annual, long-term, and strategic goals or, in the case of RSUs, stock price performance.

∎

Provided challenging upside opportunities on annual and long-term incentive compensation for exceeding target goals, balanced with reductions from target opportunities for performance below target goals.

∎

Tied payouts under the annual incentive plan to financial performance, as well as strategic, operational and personal goals, to focus executives on areas over which they have the most direct impact, while continuing to motivate decision-making that is in the best interests of our Company as a whole.

∎

Based annual incentive awards primarily on quantifiable performance goals and other key operational goals established by the committee at the beginning of the fiscal year, with payouts determined only after the committee reviews and certifies performance results. PSUs granted as part of LTI are tied to three-year, forward-looking performance with vesting based on actual performance against goals established at the beginning of the performance period.

Align the interests of our NEOs with those of our stockholders by rewarding performance that exceeds that of our peer companies, through the use of equity-based LTI awards and a share ownership and retention policy, with the ultimate objective of improving stockholder value over time.

∎

Tied payout of PSUs granted to our NEOs as part of LTI to three-year, forward-looking performance based on average ROGI with a TSR modifier, both relative to our Performance Peer Group, while RSUs granted as part of LTI directly align with value delivered to our stockholders.

∎ Maintained a stock ownership policy with guidelines of 5x annual base salary for the CEO and 2.5x annual base salary for the other NEOs.

∎

Continued our stock retention policy whereby each NEO must retain at least 75% of the after-tax shares of our common stock received through incentive awards until the NEO is in compliance with our stock ownership guidelines.

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ROLES OF COMPENSATION COMMITTEE, MANAGEMENT AND INDEPENDENT CONSULTANTS

Compensation Committee

The committee has primary responsibility for overseeing our executive compensation program. The Board appoints the members of the committee. Additionally, the Board has determined that each member of the committee meets the applicable requirements for independence established by applicable SEC rules and the listing standards of the NYSE. The committee:

∎	oversees our various compensation plans and programs and makes design decisions;

∎	retains responsibility for monitoring our executive compensation plans and programs for adherence to our Company’s compensation philosophy and objectives;

∎	determines the appropriate compensation levels for all executive officers, including the NEOs;

∎	determines stock ownership and retention guidelines for our Company’s directors and executive officers and monitors compliance with such guidelines; and

∎	monitors compensation and regulatory developments and trends and provides oversight for our Company’s compliance with policies, rules, and regulations applicable to its compensation program.

The committee meets on a regular basis, including, as appropriate, without members of management present. The committee’s duties and responsibilities are described in its charter, which can be found on our website at https://www.darlingii.com/sustainability/governance. The committee and the Board periodically review and, as appropriate, revise the charter.

As provided by its charter and discussed in greater detail below, the committee engages an independent compensation consultant to advise it on the design of our executive compensation program.

As in the prior year, the committee engaged Meridian Compensation Partners, LLC (“Meridian”) to advise it in connection with the 2025 executive compensation program. To determine the appropriate compensation levels, the committee considers, in conjunction with information on market pay levels, practices and trends from Meridian:

∎	Total compensation paid to the NEOs, including retirement and post-retirement benefits and fringe benefits;

∎	Our Company’s long-term and short-term strategic and financial objectives;

∎	Our Company’s performance, the industries in which we operate, the current operating environment, our relative total shareholder return performance and market compensation for similarly-situated executives; and

∎	How to balance short-term and long-term compensation to provide fair near-term compensation, to align executive pay with long-term stockholder value, and to avoid structures that would encourage excessive risk-taking, which includes a formal compensation risk assessment process developed with its independent compensation consultant.

The committee periodically reviews our executive compensation program to evaluate whether it remains competitive, including with respect to market data provided by Meridian, and provides the proper balance between cash and equity, and between short-term and long-term incentive compensation. The committee’s regular analysis and refinement of the compensation program helps ensure continued alignment of the elements of the compensation program with our Company’s business strategy and stockholder interests. During this process, the committee:

∎	Evaluates the design of our compensation program to align pay and performance;

∎	Evaluates the executive compensation policies to support a continued nexus between executive compensation and the creation of stockholder value;

∎	Seeks to maintain the competitiveness of our Company’s compensation programs, including comparing the annual total direct compensation paid by our Company with that of our Pay Levels Peer Group;

∎	Considers feedback received from our stockholders during our stockholder outreach efforts in which the committee chair participates;

∎	Consults as needed with its independent compensation consultant to review and refine the elements of our compensation programs to align with our stated objectives and the Company’s compensation philosophy; and

∎	Takes into consideration appropriate corporate acquisitions and material investments, if any, and the resulting impact on the size and complexity of our Company’s business.

The committee also administers the Company’s compensation recoupment (clawback) policies.

In addition to its responsibilities for executive compensation plans and programs, the committee also reviews and evaluates from time to time our non-employee director compensation plans, policies and programs and reports its findings to the nominating and corporate governance committee.

Role of Chief Executive Officer

The committee annually evaluates the performance of the Chief Executive Officer who, in turn, on an annual basis, reviews the performance of his direct reports, which include each of the NEOs other than himself. The Chief Executive Officer presents his conclusions and recommendations with respect to performance and pay, including recommendations with respect to base salary adjustments and level of achievement of incentive goals, to the committee. The committee considers this information and then exercises its judgment in adopting or modifying any recommended adjustments or awards to be made to the NEOs.

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Compensation Discussion and Analysis

Use of an Independent Compensation Consultant

The committee’s charter allows the committee to engage an independent compensation consultant to advise the committee on the design of our executive compensation program. As in the prior year, for fiscal 2025, the committee engaged Meridian, an independent executive compensation consulting firm, to counsel the committee on various matters relating to the development of our 2025 executive compensation program.

Meridian is engaged directly by, and is fully accountable to, the committee. The committee has determined, after considering independence factors provided by the SEC and the NYSE, that Meridian does not have any conflicts of interest that would prevent it from providing objective advice.

Use of Peer Companies in Setting Executive Compensation and Measuring Performance

Purpose

The committee uses peer groups for the following purposes:

∎	To assess the Company’s performance with respect to annual and long-term incentive plans; and

∎	To assess executive compensation opportunities, design and practices relative to market.

For purposes of making decisions with respect to the 2025 executive compensation program, we again used two different peer groups to evaluate the competitiveness of pay levels and to establish performance standards. The committee believes that it is appropriate to use companies that are generally similar in size to our Company for pay comparisons (the “Pay Levels Peer Group”). For performance comparisons, however, the committee believes it is appropriate to use a broader peer group that is not limited by size or location to set the standards for long-term incentive plan performance, as company size and location do not materially influence performance comparisons (the “Performance Peer Group”). Although the committee is referencing two different peer groups, there is substantial overlap between the peer groups due to 12 companies being present in both peer groups, as shown in the table that follows.

The committee uses competitive pay information derived from the Pay Levels Peer Group to generally inform its compensation decisions, but does not formulaically set pay to a benchmark amount based on this data. The committee generally sets target levels of annual total direct compensation for the NEOs at or near the 50th percentile of target total compensation levels offered to similarly-situated executives at the peer companies. Variations from the 50th percentile level may occur due to the experience level of the individual, unique roles that do not have peer comparators and market factors, as well as performance that is significantly above or below goals.

Our Company has a unique variety of product offerings and derives income from disparate industries. Therefore, it is difficult to establish a group of peer companies for measuring the competitiveness of our compensation opportunities and for measuring our relative business performance. In particular, it is challenging to identify appropriate peers for our business performance among companies in our S&P 8-digit and 6-digit Global Industry Classification Standard (“GICS”) codes, as many of the companies in those GICS codes that are of roughly similar size manufacture, market and distribute food for human consumption. These companies typically use agricultural commodities as ingredients in their products, and as a result these companies would generally experience reduced performance when these commodity prices rise. In contrast, our products are ingredients that our customers use in their products, and are not generally for human consumption. Our product prices generally track the performance of an identified group of agricultural commodities. As those agricultural commodities prices rise, our financial performance will generally improve, and conversely, as those commodities prices fall, our financial performance will generally be negatively impacted. As a result, our Company tends to operate in opposite economic cycles from many of the other food or agricultural-related companies in our general GICS codes.

In light of these challenges, the committee uses two peer groups – one to assess the Company’s performance with respect to annual and long-term incentive plans (the Performance Peer Group) and a second to assess executive compensation opportunities (the Pay Levels Peer Group). The committee reviews the peer groups annually, with input from its independent compensation consultant, to determine whether any changes should be made to the members of the peer groups. As a result of this review, the committee determined that the composition of the peer groups was still appropriate, and no changes were made for fiscal 2025.

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Accordingly, the members of the Performance Peer Group and the Pay Levels Peer Group for fiscal 2025 remained as follows:

PERFORMANCE PEER GROUP ONLY	OVERLAP IN BOTH PEER GROUPS	PAY LEVELS PEER GROUP ONLY

Archer-Daniels-Midland Company

Bunge Limited

DSM-Firmenich (f/ka/ Koninklijke DSM N.V.)

FutureFuel Corp.

Maple Leaf Foods Inc.

Neste Oyj

REX American Resources Corporation

Sensient Technologies Corporation

Tate & Lyle plc

Tyson Foods, Inc.

Celanese Corporation

Clean Harbors, Inc.

Corteva, Inc.

FMC Corp.

Green Plains Inc.

Ingredion Incorporated

International Flavors & Fragrances Inc.

Republic Services, Inc.

Seaboard Corp.

Stepan Company

The Andersons, Inc.

The Mosaic Company

Avient Corporation (f/k/a PolyOne Corporation) CF Industries Holdings, Inc. CVR Energy, Inc. Graphic Packaging Holding Company HF Sinclair Corporation Methanex Corporation Sonoco Products Co.

Performance Peer Group

To better reflect the Company’s operating segments of Feed, Food, and Fuel and whom we compete with for employee talent and capital, the Performance Peer Group was originally established for purposes of evaluating our performance under the Company’s incentive programs. In selecting the Performance Peer Group constituents, the committee considered the following criteria: (i) industry; (ii) business operations similar to those of the Company, focused on Feed, Food, and/or Fuel; (iii) the extent to which operations were global; and (iv) availability of publicly-disclosed financial information. The committee took these same factors into account in its review of the Performance Peer Group for fiscal 2025.

Pay Levels Peer Group

In establishing the original Pay Levels Peer Group and in order to create as much overlap with the Performance Peer Group as possible, the committee first identified those companies within the Performance Peer Group that (i) were U.S.-based companies and (ii) were similar in size to us, as measured by revenues using the parameters of between approximately one-third and three times our estimated revenues. The committee then worked with its independent compensation consultant at the time to identify additional companies to round out the group that were U.S.-based, similar in size and industry, and subject to similar cyclicality and volatility as the Company. The committee took this same approach in its review of the Pay Levels Peer Group for fiscal 2025. The committee believes that this peer group is a reasonable peer group that is comprised of similarly-sized companies with operations similar to those of our Company and/or influenced by similar cyclicality and volatility.

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Compensation Discussion and Analysis

Mix of Salary and Incentive Awards (at Target)

Our executive compensation program is designed to deliver pay in alignment with corporate, business unit and individual performance, with a large portion of annual total direct compensation “at-risk” through long-term equity awards and annual cash incentive awards. The following charts illustrate the mix of annual total direct compensation elements for our NEOs at target performance, except for Mr. Phillips who did not participate in our fiscal 2025 incentive programs (annual or long-term) due to his planned retirement in June 2025. These charts demonstrate our executive compensation program’s focus on variable, performance driven cash and equity-based compensation, a large portion of which is “at-risk” and delivered as long-term equity awards and annual cash incentive awards.

*	Equity-based LTI consists of PSUs and RSUs.

**	Mr. Phillips is excluded

In determining the 2025 targeted annual total direct compensation for Mr. Stuewe and the other NEOs, the committee used market data provided by Meridian, which took into account the scope and responsibilities of each of the NEO positions, as well consideration of their individual performance. The committee then considered the proper balance between fixed and variable compensation in making compensation adjustments. With respect to Mr. Stuewe, as further described below, the increase in his 2025 targeted annual total direct compensation was in the form of an increase to his target long-term incentive value, thereby increasing the “at-risk” portion of his annual total direct compensation and further aligning it with the interests of our stockholders.

Components of Fiscal 2025 Executive Compensation Program

For fiscal 2025, the compensation for the NEOs included the following components (except for Mr. Phillips who did not participate in our fiscal 2025 incentive programs (annual or long-term) due to his planned retirement in June 2025):

Fiscal 2025 Compensation Components at a Glance

COMPENSATION COMPONENT	DESCRIPTION
Base Salary	∎ Fixed compensation component.
∎ Periodically reviewed by the committee and adjusted based on competitive practices, economic conditions and individual performance.
Annual Incentive Bonus	∎ Short-term variable compensation component, performance-based, and payable in cash.
∎ Each participating NEO has a target award expressed as a percentage of salary:
– Mr. Stuewe: 150% of base salary
– Other NEOs: 100% of base salary

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COMPENSATION COMPONENT	DESCRIPTION
∎ Payouts based on (i) 2025 global and/or regional/business line adjusted EBITDA goals (65% weighting) and (ii) individual strategic, operational and personal (“SOP”) goals (35% weighting).
– The 65% adjusted EBITDA goal is based on overall Company performance for Messrs. Stuewe, Day and Sterling.

–  For Messrs. van der Velden and Jansen, the 65% adjusted EBITDA goal is split 65% on regional/business lines and 35% on overall Company performance. For Mr. Paz, the 65% adjusted EBITDA goal is split 50% on his regional/business lines and 50% on overall Company performance

– Payouts range from 0% to a maximum of 200% of target.
Long-Term Incentive Compensation	∎ Long-term variable compensation component, with predominant portion being performance-based grants settled in Company stock.
∎ Each participating NEO has a target award expressed as a percentage of salary:
– Mr. Stuewe: 504% of base salary, or $6,350,400
– Other NEOs: 150% of base salary
∎ Target award value is granted in a combination of PSUs and RSUs, weighted 60% and 40%, respectively.

∎

Annual, overlapping PSU grants are tied to three-year, forward-looking performance on average ROGI relative to our Performance Peer Group, with a TSR modifier, also relative to our Performance Peer Group. Actual awards may vary between 0% and a maximum of 225% of the target number of PSUs, depending on the performance level achieved.

∎ Number of PSUs earned to be reduced (up to 30%) or increased (up to 30% and capped at maximum payout) based on our Company’s TSR over the performance period relative to our Performance Peer Group.
∎ Annual RSU grant vests one-third on each of the 1st, 2nd and 3rd anniversaries of grant.
Retirement and Health and Welfare Benefits	∎ 401(k) plan and frozen pension plan.
∎ Group health, life and other welfare plan benefits generally available to our salaried employees and supplemental life plan.
∎ Termination/severance benefits per employment/severance agreement.

Fiscal 2025 Compensation Components—Details

BASE SALARY

Our Company provides the NEOs with a base salary to compensate them for services rendered during each fiscal year. Base salary ranges for the NEOs are determined for each executive based on his position and responsibility by using market data supplied by Meridian, the committee’s independent compensation consultant. Base salary is designed to be competitive when compared with the Pay Levels Peer Group. The committee periodically reviews base salaries of senior executives, including the NEOs, to determine if adjustment is necessary based on competitive practices and economic conditions. Base salary for senior executives will also be reviewed and adjustment may be made based on individual performance and the individual’s skills, experience and background, or in connection with a promotion or other change in responsibilities. For 2025, the committee conducted a review of the base salaries of each of the NEOs, taking into account market data supplied by Meridian. Based on this review, each of the NEOs received an increase in base salary for 2025, except for Mr. Stuewe, who received an increase in target LTI value rather than annual base salary, thereby increasing the “at-risk” portion of his annual total direct compensation, Mr. Paz, who commenced employment on January 3, 2025, and Mr. Phillips, due to his planned retirement. Mr. Paz’s base salary was established in connection with his hiring and was based on the competitive market and internal pay equity. In the case of Mr. Day, his base salary increase reflects his significant increase in responsibilities due to his promotion to the position of Chief Financial Officer, taking into account market data supplied by Meridian.

The following chart summarizes how fiscal 2025 base salaries compare to fiscal 2024 base salaries for each of our NEOs.

EXECUTIVE	FISCAL 2024 ANNUAL SALARY	FISCAL 2025 ANNUAL SALARY	PERCENTAGE INCREASE

Mr. Stuewe	$1,260,000	$1,260,000	0%

Mr. Day	$ 525,000	$ 650,000	23.8%

Mr. van der Velden (1)	$ 676,410	$ 736,216	4.4%(2)

Mr. Paz	$ N/A	$ 500,000	N/A

Mr. Sterling	$ 565,000	$ 590,500	4.5%

Mr. Phillips	$ 800,000	$ 800,000	0%

Mr. Jansen	$ 725,000	$ 757,000	4.4%

1.

Mr. van der Velden is based in the Netherlands and paid in euros. Accordingly, the amounts shown in this table, as well as all other non-equity related amounts elsewhere in this Proxy Statement for Mr. van der Velden, represent data converted from euros. For 2025, compensation was converted at the average exchange rate during 2025 of 1.1283 U.S. dollars per euro. In euros, Mr. van der Velden’s annual base salary in fiscal 2024 was €625,000 and in fiscal 2025 was €652,500.

2.	Percentage increase for Mr. van der Velden is calculated using his base salary for 2024 and 2025 as denominated in euros.

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Compensation Discussion and Analysis

ANNUAL INCENTIVE COMPENSATION

Overview

The purposes of the annual incentive program are to (i) motivate our NEOs to drive sustained stockholder value creation, (ii) provide incentive opportunities that are based on the competitive market, as adjusted for our performance, and (iii) serve as an important retention tool. To that end, each of our NEOs, except for Mr. Phillips, was provided with an annual incentive award opportunity for fiscal 2025 tied to (i) global and/or regional/business line adjusted EBITDA goals and (ii) the performance of the individual with respect to key SOP goals. The range of award payouts that an executive could earn (0% to 200% of target), as well as the performance goals, were established for the beginning of 2025. Additional detail with respect to the design of the fiscal 2025 annual incentive program is provided below.

Annual Incentive Award Formula

In determining payouts under the fiscal 2025 annual incentive program, the committee used the following formula for the NEOs:

Annual Incentive Award Opportunities

The chart below summarizes the target annual incentive award opportunities for the NEOs for fiscal 2025. As described above, Mr. Phillips did not participate due to his planned retirement. Mr. Paz’s target annual incentive award was established in connection with his hiring and was based on the competitive market and internal pay equity.

Fiscal 2025 Target Bonus Opportunities

EXECUTIVE	PERCENT OF BASE SALARY	IN DOLLARS

Mr. Stuewe	150%	$1,890,000

Mr. Day	100%	$650,000

Mr. van der Velden	100%	$736,216

Mr. Paz	100%	$500,000

Mr. Sterling	100%	$590,500

Mr. Jansen	100%	$757,000

Annual Incentive Plan Performance Metrics and Range of Performance

For fiscal 2025 (as in fiscal 2024), the committee continued to measure financial performance based on a targeted level of adjusted EBITDA compared to the Performance Peer Group. The committee continued to balance the financial objectives of the organization with strategic, operational and personal objectives. These objectives are closely tied to the Company’s performance in other key areas of the business that drive stockholder value creation and focus executives on areas over which they have the most direct impact. Additional detail with respect to the performance metrics and range of performance is provided below.

EBITDA (65% weighting): 65% of each NEO’s payout was tied to a targeted level of adjusted EBITDA performance for fiscal 2025. Depending on the NEO’s responsibilities, adjusted EBITDA was measured at the global level and/or in a mix of global and regional/business line results.

The committee selected global and/or regional/business line adjusted EBITDA as the sole annual financial performance metric because (i) EBITDA is one element of ROGI, which is a performance metric that is well understood internally, (ii) incenting the achievement of a targeted level of EBITDA is closely aligned with continued stockholder value creation and (iii) EBITDA provides a separate metric from that used in our long-term incentive plan, while continuing to motivate performance that is tied to stockholder value creation. Based on those factors, the committee concluded that a targeted level of adjusted EBITDA was the most appropriate annual financial performance metric.

To focus executives on areas over which they have the most direct impact and motivate controllable performance, adjusted EBITDA was measured as follows:

∎	Corporate and other executives who have a significant impact on global performance (Messrs. Stuewe, Day and Sterling): 100% based on global adjusted EBITDA performance.

∎	Regional/business line executives: 65% based on regional/business line performance and 35% based on global performance in the case of Messrs. van der Velden and Jansen, and 50% based on regional/business line performance and 50% based on global performance in the case of Mr. Paz.

In addition, global adjusted EBITDA includes our Company’s portion of the adjusted EBITDA from our DGD joint venture, which is

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

treated as an unconsolidated subsidiary in our financial statements but is a high-performing asset that is integral to how we operate our business. DGD is considered an important part of our strategy because it has not only historically contributed significantly to our EBITDA, but it also provides a significant market and enhanced margins for our fats and oils and thereby a hedge to offset commodity exposure in our Feed Ingredients segment.

In order to more fairly assess our Company’s performance and to appropriately incentivize management for things within their control, the pre-defined calculation of adjusted EBITDA for incentive compensation purposes is subject to adjustment by the committee for certain items, including one-time, unusual or extraordinary items, or due to changes in applicable laws, regulations, or accounting principles that are unrelated to the underlying operational performance of the Company. These adjustments for incentive compensation purposes may differ from the adjustments included in the Company’s reported adjusted EBITDA. These adjustments can have either a positive or negative impact on award payouts. For fiscal 2025, in determining annual incentive payouts, the committee elected to make certain adjustments as reflected in Appendix A, non-GAAP reconciliations, on page 90.

In developing the 2025 annual adjusted EBITDA goals, target level performance was set by determining the adjusted EBITDA that would be achieved assuming ROGI performance for the prior fiscal year at the 65th percentile relative to our Performance Peer Group. These goals generally require a high level of performance to be achieved over the one-year period. Threshold and maximum levels are set as a percentage of target and are designed to provide a smaller award for lower levels of acceptable performance (“threshold”), to reward exceptional levels of performance (“maximum”), and to provide no award for performance below threshold.

Fiscal 2025 Global Adjusted EBITDA Performance Goals (In Millions)

ACHIEVEMENT	GLOBAL	AWARD PAYOUT (PERCENTAGE OF TARGET)

Below Threshold	Below $1,016,600	0%

Threshold	$1,016,600	25%

Target	$1,196,000	100%

Maximum or Above	$1,375,400	200%

Strategic, Operational and Personal Goals (35% weighting): Each of our participating NEOs also had Strategic, Operational and Personal goals (“SOPs”) for fiscal 2025 that were tied to short-and long-term strategic objectives within the Company. The SOPs were a blend of quantitative and qualitative goals for each NEO set for the beginning of the performance period, with a varying number of goals and weighting of those goals for each executive. The SOPs for our CEO and each of the other NEOs are reviewed and approved by the committee. The CEO makes recommendations to the committee on the SOPs for NEOs other than himself. Where appropriate, the SOPs are developed in alignment with our corporate strategy and are quantitative goals that are viewed as essential to drive the actions needed to achieve the plan. In addition, the SOPs are used to drive large corporate initiatives that are important to our Company, its employees and other stakeholders. Metrics are defined as SMART (specific, measurable, achievable, relevant and time-bound) and are weighted based on a defined scale of achievement. With respect to fiscal 2025, the SOPs addressed items such as:

∎	achieving specific financial goals, including debt reduction and debt refinancing;

∎	developing and implementing our corporate strategy, including the signing of definitive agreements to form a joint venture for our collagen business and growth of our Nextida® suite of products;

∎	achieving safety and other sustainability and ESG-related goals;

∎	integrating our recently acquired businesses;

∎	achieving SG&A goals, including with respect to recently acquired businesses;

∎	growing the core businesses;

∎	succession planning; and

∎	other specific business development goals and projects.

At the end of the fiscal year, the CEO submits to the committee a performance self-assessment and conducts a final review with each of the other NEOs and individually rates their performance. The CEO then submits to the committee a performance assessment for each of the other NEOs. These assessments consider completion of objectives and the quality of work performed, and for non-quantitative goals may incorporate an element of judgment in assigning individual levels of achievement. A maximum payout of 200% of the target for the SOP component is possible for exceptional performance.

2026 Proxy Statement 41

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

2025 Performance Results and Award Payouts
For fiscal 2025, combined adjusted EBITDA for incentive compensation purposes was approximately $1,096.9 million, which was 91.71% of target and resulted in weighted award payouts to all participants in the annual incentive program equal to 58.57% of target. Messrs. van der Velden, Paz and Jansen also achieved adjusted EBITDA for their respective regional/business lines above their respective targets. In addition, based on the committee’s review of the performance assessments of our NEOs, the following achievement percentages were assigned for the SOPs: 92% for Mr. Stuewe, 190% for Mr. Day, 100% for Mr. van der Velden, 100% for Mr. Paz, 100% for Mr. Sterling and 100% for Mr. Jansen. Mr. Day’s SOP achievement percentage reflects the committee’s assessment of his exemplary performance in 2025, particularly in the negotiation of the proposed joint venture with Tessenderlo Group N.V., driving global corporate strategies to deliver returns in the core business, execution of regulatory affairs work with respect to biofuels and several other related items.

Global EBITDA Performance 65% weighting Result 58.57% Payout	+ +	Strategic , Operational , Personal 35% weighting Result 92%-190% (depending on NEO)	SOP OBJECTIVE	HIGHLIGHT ACHIEVEMENTS
			Improved safety	Improved Lost Time Incident Rate (LTIR) and Total Recordable Incident Rate (TRIR) 2025 versus 2024.
			Debt reduction	Bank leverage ratio reduced to 2.90X.
			Execute on strategic plans	Executed definitive agreements with Tessenderlo Group N.V. to form a new collagen joint venture. Substantial progress restructuring the Rousselot business for the joint venture.
			Portfolio analysis	Strategically repositioned certain Company assets, including restructurings, rationalizations and impairments, and for potential sales.
The chart below provides a summary of the awards earned for fiscal 2025 adjusted EBITDA and SOP performance by each NEO, except for Mr. Phillips who did not participate in the 2025 annual incentive plan.
Award Payouts Based on Actual Performance

EXECUTIVE	FISCAL 2025 TARGET BONUS OPPORTUNITY	ADJUSTED EBITDA PAYOUT (65% WEIGHTING)	SOP PAYOUT (35% WEIGHTING)	TOTAL AI PAYOUT	TOTAL PAYOUT AS A PERCENT OF TARGET

Mr. Stuewe	$1,890,000	$719,532	$608,580	$1,328,112	70%

Mr. Day	$650,000	$247,458	$432,250	$679,708	105%

Mr. van der Velden	$736,216	$512,023	$257,680	$769,703	105%

Mr. Paz	$500,000	$413,712	$172,308	$586,020	117%

Mr. Sterling	$590,500	$224,806	$206,675	$431,481	73%

Mr. Jansen (1)	$757,000	$524,000	$198,712	$722,712	127%

1.
In accordance with the terms of his Senior Executive Termination Benefits Agreement with the Company, the amount of Mr. Jansen’s award payout was prorated based on his last day of employment with the Company (September 26, 2025). The percentage reflected for his percent of target is calculated using his total annual incentive payout as a percentage of his prorated fiscal 2025 target bonus opportunity.

LONG-TERM INCENTIVE COMPENSATION
Overview
With the exception of Mr. Phillips who did not participate in our fiscal 2025 incentive programs (annual or long-term) due to his planned retirement in June 2025, each of our NEOs was provided with long-term incentive award opportunities for fiscal 2025 that were tied to our performance. The principal objectives of the LTI design are to (i) motivate our NEOs to drive sustained long-term stockholder value creation, (ii) grant award opportunities that are based on the competitive market, but then adjusted for our performance, (iii) provide the NEOs with equity ownership opportunities that will further enhance their alignment with our stockholders’ interests and (iv) serve as an important retention tool. The committee believes that providing long-term, equity-based awards incentivizes executives to balance short- and long-term decisions, which helps to mitigate excessive risk-taking by our executives. Grants are generally made in the first quarter of each year; however, in limited, special situations, equity awards may be granted at other times to attract new executives

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Compensation Discussion and Analysis

and to retain existing executives. During 2025, one such grant was made in the form of a one-time grant on January 3, 2025 to Mr. Paz of 7,207 RSUs as part of his new hire employment package, which will vest in three installments of one-third on each of the first three anniversaries of the grant date, subject to his continued employment through each vesting date. This grant was made to help attract Mr. Paz to our Company and to compensate him in part for the value of the equity awards and other incentive opportunities he was forfeiting at his prior employer. The Company does not schedule its equity grants in anticipation of the release of material non-public information (“MNPI”) nor does the Company time the release of MNPI based on equity plan grant dates.
As illustrated in the charts below, under our current LTI program, participants receive (i) annual, overlapping grants of PSUs tied to three-year, forward-looking performance based on average return on gross investment (i.e., ROGI) relative to our Performance Peer Group and subject to a TSR modifier and (ii) annual RSU grants that vest one-third on the 1 st
, 2
nd
and 3
rd
anniversaries of grant. LTI target level performance for the PSUs is based upon achievement of 50 th
percentile ROGI performance relative to our Performance Peer Group, subject to adjustment by a TSR modifier that reduces (or increases) the number of PSUs earned if TSR relative to our Performance Peer Group ranks near the bottom (or near the top).

For ROGI performance between the 30
th
and 50
th
and between the 50
th
and 80
th
percentiles, the number of PSUs earned will be interpolated between threshold-target and target-maximum, respectively.
The committee views this program to be aligned with the objectives of motivating and rewarding executives for performance on key long-term measures, while also promoting retention of executive talent, and the program is well-designed to drive stockholder value creation and focus executives on areas over which they have the most direct impact.
Additional detail with respect to the design of the 2025 long-term incentive program is provided below.
Mix of Equity Awards
Under the 2017 Omnibus Incentive Plan, the committee may grant various types of equity-based awards. Consistent with the 2024 design, the committee provided long-term incentives for fiscal 2025 to the NEOs through a target value mix of performance-based PSUs (60%) and time-based RSUs (40%). The committee, with input from its independent compensation consultant, believes that this mix is consistent with market practice for these types of awards.
Performance Share Unit Awards.
PSUs are tied to our Company’s long-term performance in order to directly link our NEOs’ pay to the achievement of sustained long-term operating performance. Reflective of the desire to balance prudent use of capital and returns to our stockholders, the committee has determined that the 2025 awards will be earned based on our average ROGI relative to our Performance Peer Group for a three-year, forward-looking cycle. Awards based on ROGI are also subject to potential adjustment based on our TSR relative to the Performance Peer Group over the same period. Dividend equivalent units related to PSUs will be accrued and paid in our common stock at the same time as PSUs are settled, but only if and to the extent PSUs are earned.
As in the prior year, for purposes of the 2025 executive compensation program, ROGI was determined as follows:

ROGI	=	earnings before interest, taxes, depreciation, and amortization (“EBITDA”)	÷	GROSS INVESTMENT	where	GROSS INVESTMENT	=

the sum of (i) current assets (excluding cash) less current liabilities (excluding the current portion of any long-term debt), plus (ii) gross property, plant and equipment (including gross intangibles and goodwill), plus (iii) equity in nonconsolidated subsidiaries

2026 Proxy Statement 43

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

In addition, under our executive compensation program, the committee adjusts the ROGI performance results (or components thereof) to exclude the impact of extraordinary, unusual or unanticipated events, such as acquisitions, divestitures or mergers, stock splits or stock dividends or other similar material circumstances affecting or with respect to our Company or any member of the Performance Peer Group during the performance period. The committee determines whether any such adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the PSUs with the goal of fairly comparing our Company’s performance with the performance of the companies in the Performance Peer Group over the performance period.
TSR is defined for purposes of the PSUs as follows:

TSR	=	cumulative amount of dividends for the performance period, assuming dividend reinvestment	+	the increase or decrease in the Average Stock Price from the first day of the performance period to the last day of the performance period	÷	the Average Stock Price determined as of the first day of the performance period	where	Average Stock Price is the average of the closing transaction prices of a share of our common stock, as reported on the NYSE, for 20 trading days immediately preceding the date for which the average stock price is being determined
The committee selected ROGI and TSR as the performance measures for the PSUs because they:

∎	Measure performance in a way that is tracked and well-understood by investors;

∎	Capture both income and balance sheet impacts, including capital management actions; and

∎	Take into effect long-term stockholder value creation.
The committee believes that ROGI continues to be the most appropriate measure of our Company’s operating performance against its peers since it is a standard metric that enables a focus on the value of a particular asset and the working capital needed to operate that asset.
ROGI Performance Levels

PERFORMANCE LEVEL	2025-2027 AVERAGE ROGI VS. PERFORMANCE PEERS	PAYOUT % OF TARGET # OF PSUs
Below Threshold	At or less than 30 th percentile	0%
Target	At 50 th percentile	100%
Maximum	Above 80 th percentile	225%
For performance between the 30
th
and 50
th
and between the 50
th
and 80
th
percentiles, the number of PSUs earned will be interpolated between threshold-target and target-maximum, respectively.
TSR Modifier
The number of PSUs determined to be earned based on ROGI as provided above will be further adjusted in accordance with the schedule set forth below, based on our Company’s TSR relative to the TSR of the companies in the Performance Peer Group during the three-year performance period:

COMPANY’S TSR VS. PERFORMANCE PEERS	VESTING ADJUSTMENT
At or less than 30 th percentile	30% reduction in shares eligible for vesting
Greater than 30 th percentile (but less than or equal to 80 th percentile)	No adjustment
Above 80 th percentile	30% increase in shares eligible for vesting, subject to a maximum vesting percentage of 225% of the target award

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Compensation Discussion and Analysis

Time Vested Restricted Stock Units.
RSU awards directly align the interests of executives with those of stockholders by tying LTI compensation value to the Company’s share price performance. In addition, RSUs promote retention of critical executive talent and help balance the executives’ LTI mix to minimize risk taking. We determined the January 2025 grant of RSUs by converting 40% of the target LTI value for each NEO, and other eligible management employees, using the closing price of our stock on the grant date, January 3, 2025. Dividend equivalents related to RSUs will be accrued and paid in cash at the same time as RSUs vest, but only if and to the extent RSUs vest.
All of the RSUs granted to our NEOs vest in one-third increments on each of the first three anniversaries of the grant date (January 3, 2025), subject to continued service per the terms of the award agreement. Information regarding the grant date fair value and the number of RSUs awarded in 2025 under the 2025 LTI program to each of our NEOs is set forth in the 2025 Grants of Plan-Based Awards Table on page 51.
2025 Long-Term Incentive Awards
As previously mentioned, 60% of the target LTI value is delivered in the form of PSUs and 40% is delivered in the form of RSUs. The chart below summarizes the target LTI awards for the NEOs for fiscal 2025. With respect to Mr. Stuewe, after considering market data, his individual performance and his targeted annual total direct compensation, the committee decided to increase Mr. Stuewe’s annual total direct compensation with an increase in his 2025 target LTI value from 471.2% to 504% of his annual base salary, thereby increasing the “at-risk” portion of his annual total direct compensation and further aligning it with the interests of our stockholders. Mr. Paz’s target LTI value was established in connection with his hiring in January 2025 and was based on the competitive market and internal pay equity. Information regarding the fair market value and number of PSUs that the NEOs may earn at the end of the 2025-2027 performance period, subject to the performance metrics described above, is shown in the 2025 Grants of Plan-Based Awards Table on page 51. The starting value for the award, however, does not represent the actual compensation the NEOs will realize. These awards are intended to focus the NEOs on future Company performance, and the actual value realized by an NEO will depend on our performance over time and the NEO’s continued employment with our Company, subject to the terms of the award agreement.
Fiscal 2025 Target Long-Term Incentive Awards

EXECUTIVE	PERCENT OF BASE SALARY	IN DOLLARS (1)		TARGET NUMBER OF PSUs	NUMBER OF TIME VESTED RESTRICTED STOCK UNITS

Mr. Stuewe	504%	$6,350,400		109,837	73,225

Mr. Day	150%	$975,000		16,864	11,242

Mr. van der Velden	150%	$1,020,053	(2)	17,643	11,762

Mr. Paz	150%	$750,000		12,972	8,648

Mr. Sterling	150%	$885,750		15,320	10,213

Mr. Jansen	150%	$1,135,500		19,640	13,093

1.
These dollar amounts differ from those reported in the Stock Awards column of the 2025 Summary Compensation Table on page 49 due to the different methodology used to calculate such amounts in the 2025 Summary Compensation Table, as described in footnote 2 to the 2025 Summary Compensation Table.

2.
The target number of PSUs and RSUs were calculated for Mr. van der Velden using this dollar amount, which was the amount of his base salary in U.S. dollars using the exchange rate at December 28, 2024 of 1.10422 U.S. dollars per euro.

2023-2025 PSU Award Determinations
Following the end of a PSU performance cycle, the committee reviews and certifies the performance attained based on our reported audited financial statements, subject to the potential adjustments described above. Each PSU that vests is settled with a share of our common stock.
In February 2026, the committee reviewed and certified achievement of the performance metrics for the PSUs granted in January 2023 for the 2023-2025 performance period. Relative ROGI for this 3-year performance cycle was at the 63.6th percentile, which resulted in a payout opportunity of 156.67%. In addition, relative TSR for this same period was at the 32nd percentile. Consequently, 156.67% of the target number of PSUs granted in January 2023 was earned. The committee made no adjustments for non-recurring charges or one-time events. The performance scale and TSR modifier for the 2023-2025 cycle at threshold, target and maximum levels was the same as for the 2025-2027 cycle shown above. The value and number of PSUs that the NEOs earned for the 2023-2025 performance period are shown in a table on page 55 that supplements the 2025 Option Exercises and Stock Vested Table on page 54.

2026 Proxy Statement 45

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Other Features of Our Compensation Program
RETIREMENT BENEFITS AND PERQUISITES
Retirement Benefits
We do not provide special or supplemental retirement benefits to our NEOs.
Our Company offers a 401(k) plan to all of its eligible U.S.-based employees. The 401(k) plan includes an employer discretionary contribution of up to 1% of a participant’s base salary and a matching contribution of 100% of a participant’s contributions up to 3% of a participant’s base salary and 50% on the next 3%. Our Company also maintains a Salaried Employees’ Retirement Plan in the U.S. which was frozen effective December 31, 2011, and no future benefit will accrue after such date. Prior to December 31, 2011, participants accrued a benefit calculated on “average monthly pay” based upon the highest 60 consecutive months of the latest 120 months (and subject to certain limitations) and the years of service completed. Messrs. Stuewe, Sterling and Phillips are participants in this plan.
Mr. van der Velden participates in a pension arrangement for which all Darling Ingredients International Dutch employees in the Netherlands are eligible. The pension arrangement consists of both a defined benefit and a defined contribution arrangement. Participation in the pension arrangement is compulsory for all covered employees in the Netherlands. All covered employees contribute one-third to the overall pension arrangement costs as a fixed percentage of their salary. See the 2025 Pension Benefits Table included on page 55 of this Proxy Statement for additional details on the defined benefit portion of the arrangement.
Perquisites and Other Personal Benefits
Our Company provides NEOs with minimal perquisites and other personal benefits, generally in the form of a Company automobile (or related allowance), supplemental group life insurance, executive physical and certain club dues, all as reflected in the All Other Compensation column in the 2025 Summary Compensation Table included on page 49 of this Proxy Statement. In addition, we offer relocation benefits if an executive officer is required to relocate to accept employment or a promotion with the Company. The committee believes these benefits are reasonable and consistent with our overall executive compensation program to better enable our Company to attract and retain superior executive talent for key positions. The committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs to evaluate whether they are reasonable and in line with market practices.
EMPLOYMENT AND SEVERANCE AGREEMENTS
Our Company has entered into an employment agreement with Mr. Stuewe and Senior Executive Termination Benefits Agreements with Messrs. Day, Paz and Sterling, each of which provide for, among other things, potential payments and other benefits upon termination of employment for a variety of reasons. We have also entered into an employment agreement with Mr. van der Velden that includes certain notice period requirements for any termination of employment. None of these agreements contain excise tax gross-up provisions related to potential change of control payments.
Mr. Jansen also had a Senior Executive Termination Benefits Agreement that provided him severance and certain other benefits (collectively, the “Separation Benefits”) due to his qualifying termination of employment without cause under the terms of such agreement, with such benefits conditioned upon him signing a general release of claims and his continued compliance with the terms of his Senior Executive Termination Benefits Agreement, including the restrictive covenants contained therein. Mr. Jansen and the Company entered into a General Release Agreement dated October 6, 2025, pursuant to which Mr. Jansen is entitled to receive the Separation Benefits, as well as an advisory services fee in the aggregate sum of $500,000 in return for Mr. Jansen providing transition services to the Company between the effective date of the General Release Agreement through March 26, 2026 (the “Advisory Period”). The advisory services fee has been paid to Mr. Jansen in equal monthly installments during the Advisory Period. In addition, in accordance with the terms of the underlying grant documents, a prorated portion of Mr. Jansen’s outstanding RSU grants vested upon his termination from our Company, and he remains eligible to earn a prorated portion (up to the date of his termination) of each of his outstanding PSU awards, based on actual performance, as certified by the committee following the end of the relevant performance period. Mr. Phillips also had a Senior Executive Termination Benefits Agreement, pursuant to which he remains subject to certain restrictive covenants following his retirement. In accordance with the terms of Mr. Phillips’ outstanding award agreements and due to Mr. Phillips satisfying the age, service and notice requirements for retirement, Mr. Phillips received retirement vesting treatment under the terms of his outstanding RSU and PSU agreements, resulting in full acceleration of his outstanding RSUs and eligibility to vest in his outstanding PSUs based on actual performance through the end of the respective performance periods.
See “Employment Agreements” and “Potential Payments upon Termination or Change-of-Control” included elsewhere in this Proxy Statement for a description of these agreements, including the severance benefits thereunder.
Our Company has no outstanding equity award agreements that include provisions automatically accelerating vesting upon a change of control (sometimes referred to as “single-trigger” vesting), provided that the awards are assumed or replaced by the acquiring company. Instead, under such circumstances, the award agreements provide for vesting following a change of control only if there is also an involuntary termination (either by the Company without cause or by the executive for good reason)

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Compensation Discussion and Analysis

within a stated period following the change of control. This is often referred to as “double-trigger” vesting, as it requires both a change of control (the first trigger) and a subsequent involuntary termination (the second trigger).
The committee believes that these severance arrangements are an important part of overall compensation for our NEOs and an important recruitment and retention tool as most of our competitors have implemented similar arrangements for their senior employees. Certain of these agreements include committee approved change of control provisions to provide reasonable personal protection to our senior executives in the context of an actual or potential change of control of our Company. The committee views these arrangements as preventing management distraction during the critical periods prior to and the critical periods following a change of control.
STOCK OWNERSHIP AND RETENTION POLICY
Our Company has stock ownership guidelines to further align the interests of our non-employee directors and NEOs with those of our stockholders. The guidelines require our NEOs and non-employee directors to maintain an investment in our common stock at the following levels:

∎	Chief Executive Officer: 5 times annual base salary;

∎	Other NEOs: 2.5 times annual base salary; and

∎	Non-employee Directors: 5 times annual cash retainer.
Each of the NEOs and non-employee directors must retain at least 75% of any shares of our common stock received in connection with incentive awards (after sales or shares withheld for the payment of taxes and, in the case of stock options, shares withheld to cover the exercise price), and 100% of any other shares of our common stock held as of or acquired (other than by incentive awards) after the date on which such person first becomes subject to the stock ownership guidelines, until such person is in compliance with the stock ownership guidelines. Compliance with the guidelines is tested as of the date a person first becomes subject to the guidelines, annually as of the last day of each fiscal year and prior to any proposed sale of our common stock by a covered person. In determining whether the required investment levels have been met, shares are valued using the average daily closing price of our common stock over the 90-day calendar period immediately preceding the applicable measurement date. For purposes of assessing stock ownership of each covered person, the Company’s policy counts shares beneficially owned (including vested award shares and shares owned by a spouse or dependent child), granted and unvested RSUs, 50% of shares that would be awarded following the exercise of vested and in-the-money stock options after taking into account the number of shares that would be withheld to satisfy the exercise price and any applicable taxes with respect to such exercise, shares held in trust with disposition under the control of the covered person, and shares held in a 401(k) plan.
INSIDER TRADING POLICY INCLUDING POLICY AGAINST HEDGING AND PLEDGING COMPANY STOCK
We have adopted an insider trading policy and procedures governing the purchase, sale and other dispositions of our securities by our directors, officers and employees, and have implemented processes for the Company, that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to us. Among other things, the insider trading policy expressly states that our directors, executive officers and employees are prohibited from engaging in “short sales” or any hedging transactions, including through the use of financial instruments such as puts, calls, prepaid variable forward contracts, equity swaps, collars, and exchange funds. In addition, the policy prohibits the holding of Company securities in a margin account or pledging Company securities as collateral for a loan. A copy of our insider trading policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended January 3, 2026.

2026 Proxy Statement 47

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

COMPENSATION RECOVERY (CLAWBACK)

We maintain a compensation recovery policy that provides that if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Financial Restatement”), the committee will cause the Company to recoup from each executive officer, as promptly as reasonably possible, any erroneously awarded incentive-based compensation that is received by an executive on or after October 2, 2023. Recoupment under this policy will be required regardless of whether the executive or any other person was at fault or responsible for accounting errors that contributed to the need for the Financial Restatement or engaged in any misconduct.

We also maintain an additional compensation recovery policy that provides that in the event of a material restatement of the Company’s financial results, if the Board determines that such restatement was caused, directly or indirectly, by the misconduct of one or more executive officers, then the Board will review the facts and circumstances that led to the requirement for the restatement and will take such actions as it deems necessary or appropriate. The Board will consider whether any executive officer who engaged in such misconduct received compensation based on the original financial statements because it appeared he or she achieved financial performance targets which in fact were not achieved based on the restatement. The actions the Board may elect to take against a particular executive officer who engaged in such misconduct could include, among other things, seeking repayment of any annual or long-term incentive award received or earned for the period restated (including time-vested awards) and canceling any unvested equity compensation awarded for the period restated.

In addition, as required by the Sarbanes-Oxley Act of 2002, upon restatement of our Company’s financial statements, the Chief Executive Officer and Chief Financial Officer would be required to reimburse us for any (i) bonuses, (ii) other incentive or equity-based compensation, and/or (iii) profits from stock sales, received in the 12-month period following the filing of financial statements that were later required to be restated due to misconduct.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally disallows a tax deduction to publicly held corporations for annual compensation over $1,000,000 paid to certain “covered employees” of that corporation. The committee has historically taken and continues to take into consideration the tax deductibility of executive compensation when designing the Company’s executive compensation. However, the committee recognizes that tax deductibility is only one of many factors to be considered in the context of building an effective and efficient executive compensation program that attracts and retains qualified senior executives and furthers the interests of stockholders, and therefore the committee retains authority to approve payments of nondeductible compensation if the commit-

tee determines that it is in the best interest of our Company to do so.

COMPENSATION COMMITTEE REPORT

The compensation committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on that review and those discussions, the compensation committee recommends to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2026.

THE COMPENSATION COMMITTEE

Linda Goodspeed, Chairwoman

Celeste A. Clark, Ph.D.

Enderson Guimaraes

Soren Schroder

48 2026 Proxy Statement

EXECUTIVE COMPENSATION

Summary Compensation Table

2025 Summary Compensation Table

The following table sets forth certain information with respect to the total compensation paid to, awarded to or earned by each of our named executive officers for our fiscal year 2025, and, to the extent required by SEC disclosure rules, fiscal years 2024 and 2023.

NAME AND PRINCIPAL POSITION	YEAR	SALARY (1)	BONUS	STOCK AWARDS (2)	OPTION AWARDS	NON-EQUITY INCENTIVE PLAN COMPEN- SATION (3)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPEN- SATION EARNINGS (4)	ALL OTHER COMPEN- SATION		TOTAL
Randall C. Stuewe Chairman and Chief Executive Officer	2025	$1,284,231	—	$6,681,030	—	$1,328,112	$551	$108,630	(5)	$9,402,554
	2024	1,260,000	—	6,258,389	—	608,580	0	95,757		8,222,726
	2023	1,260,000	—	6,159,169	—	1,792,582	23,414	97,504		9,332,669

Robert Day (12) Executive Vice President – Chief Financial Officer	2025	663,462	—	1,025,758	—	679,708	—	66,579	(6)	2,435,507

Jan van der Velden (13) Executive Vice President – International Rendering and Specialties	2025	748,090	—	1,073,165	—	769,703	—	137,351	(7)	2,728,309
	2024	676,410	—	1,091,979	—	439,375	136,364	135,859		2,479,987
	2023	649,020	—	1,012,222	—	379,712	112,497	130,728		2,284,179

Carlos Paz (14) Executive Vice President – Renewables, North American Specialty and Global Risk Management	2025	502,885	—	1,039,054	—	586,020	—	197,937	(8)	2,325,896

John F. Sterling (15) Former Executive Vice President – General Counsel & Secretary	2025	601,856	—	931,853	—	431,481	4,305	71,065	(9)	2,040,560
	2024	565,000		893,338		197,750	—	65,487		1,721,575
	2023	550,000		869,109		391,238	4,386	73,378		1,888,111

Brad Phillips (16) Former Executive Vice President – Chief Financial Officer	2025	369,231		—		—	17,928	140,076	(10)	527,235
	2024	800,000		1,264,944		262,500	0	85,503		2,412,947
	2023	700,000		1,106,163		497,940	2,804	78,980		2,385,887

Matt Jansen (17) Former Chief Operating Officer – North America	2025	567,750	—	1,194,624	—	722,712	—	799,065	(11)	3,284,151
	2024	725,000	—	1,146,380	—	253,750	—	$54,942		2,180,072
	2023	449,615	—	3,528,192	—	426,441	—	422,897		4,827,145

1.	Salary shown for fiscal 2025 reflects an extra week of pay due to fiscal 2025 being 53 weeks.

2.

In the case of the stock awards column, for 2025, it represents the aggregate full grant date fair value computed in accordance with FASB ASC Topic 718 of the PSUs and RSUs granted to the NEOs on January 3, 2025 under the 2025 LTI program (respectively, the “2025 PSUs” and “2025 RSUs”), and for Mr. Paz also includes the one-time grant on January 3, 2025 of 7,207 RSUs made to Mr. Paz in connection with his acceptance of employment with our company, which RSUs vest in three installments of 33-1/3% on each of the first three anniversaries of the grant date (the “One-Time Paz Grant”). The amounts reported with respect to the 2025 PSUs are based on the probable satisfaction of the applicable performance conditions on the grant date. Under FASB ASC Topic 718, the ROGI and TSR vesting conditions related to the 2025 PSUs are considered market conditions and not performance conditions. Accordingly, there is no grant date fair value in excess of the amount reflected in the table above that could be calculated and disclosed based on achievement of the underlying market conditions. Amounts reported for these awards may not represent the amounts that the NEOs will actually realize from the awards. Whether, and to what extent, an NEO realizes value will depend on our Company’s actual operating performance, stock price fluctuations and the NEO’s continued employment. See “Components of Fiscal 2025 Executive Compensation Program – Long-Term Incentive Compensation” on page 42. In addition, see Note 14 of the consolidated financial statements in our Annual Report for the fiscal year ended January 3, 2026, regarding assumptions underlying valuation of equity awards.

3.

The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the amounts earned and payable to each named executive officer for fiscal 2025, 2024 and 2023, as the case may be, under the applicable annual incentive plan. For fiscal 2025, these amounts are the actual amounts earned under the awards described in the 2025 Grants of Plan-Based Awards table on page 51. For fiscal 2025, payments under the annual incentive plan were calculated as described in “Components of Fiscal 2025 Executive Compensation Program – Annual Incentive Compensation” on page 40.

4.

The item for fiscal 2025 represents the change in the actuarial present value of the named executive officers’ accumulated benefits under the applicable retirement plan from January 1, 2025 to December 31, 2025. This change is the difference between the 2024 and 2025 measurements of the actuarial present value, assuming that benefit is paid to Messrs. Stuewe, Phillips and Sterling at their current respective ages of 63, 66 and 62 and not paid until age 68 for Mr. van der Velden. The changes in pension values for Messrs. Stuewe, Sterling and Phillips were $551, $4,305 and $17,928, respectively. The change in pension value for Mr. van der Velden was negative – ($49,646) – due primarily to changes in interest rate assumptions. Under SEC rules, this negative amount is not included in the Summary Compensation Table. Each of these amounts was computed using the same assumptions used for financial statement reporting purposes under FAS 87, Employers’ Accounting for Pensions as described in Note 16 of the consolidated financial statements in our Annual Report for the fiscal year ended January 3, 2026.

2026 Proxy Statement 49

EXECUTIVE COMPENSATION

Summary Compensation Table

5.

Represents $26,400 in auto allowance, $6,560 in auto expense reimbursements, $1,221 for executive physical, $17,212 in club dues, $27,487 in supplemental executive group life including $10,816 in related tax reimbursements and $29,750 in employer contributions and employer discretionary contributions to our Company’s 401(k) plan.

6.

Represents $11,700 in auto allowance, $4,914 for executive physical, $16,887 in club dues, $6,828 in supplemental executive group life including $1,695 in related tax reimbursements and $26,250 in employer contributions and employer discretionary contributions to our Company’s 401(k) plan.

7.	Represents $27,753 in auto allowance, $2,031 in personal allowance, $6,770 in club dues and $100,797 in employer pension contributions.

8.

Represents $11,700 in auto allowance, $5,795 for executive physical, $3,911 in supplemental executive group life including $1,185 in related tax reimbursements, $8,423 in employer contributions and employer discretionary contributions to our Company’s 401(k) plan and $168,108 in relocation benefits, which consisted of closing costs and commissions in the amount of $44,666, rental fees in the amount of $72,000 and tax reimbursements with respect to such relocation benefits of $51,442. The aggregate incremental cost for the closing costs and commissions and rental fees was determined based on the cost reimbursed to the respective third-parties or Mr. Paz, as applicable.

9.

Represents $11,700 in auto allowance, $7,966 in auto expense reimbursements, $7,404 in club dues, $14,245 in supplemental executive group life including $5,301 in related tax reimbursements and $29,750 in employer contributions and employer discretionary contributions to our Company’s 401(k) plan.

10.

Represents $5,850 in auto allowance, $734 in auto expense reimbursements, $5,191 for executive physical, $8,508 in club dues, $13,119 in supplemental executive group life including $3,194 in related tax reimbursements, $29,750 in employer contributions and employer discretionary contributions to our Company’s 401(k) plan and $76,924 for unused vacation.

11.

Represents $10,154 in auto allowance, $6,173 for executive physical, $9,174 in supplemental executive group life including $2,252 in related tax reimbursements, $26,250 in employer contributions and employer discretionary contributions to our Company’s 401(k) plan, $43,673 for unused vacation, and $703,641 in connection with his termination without cause from the Company for severance, consulting fees and COBRA reimbursements in 2025, plus accrued amounts for the remaining consulting fees and outplacement services, with the remainder of Mr. Jansen’s severance benefits not included since they are subject to continuing compliance with his obligations, including restrictive covenants, under the Senior Executive Termination Benefits and General Release Agreements with the Company. See “Employment Agreements” and “Potential Payments upon Termination or Change-of-Control” included elsewhere in this Proxy Statement for a description of the payments due Mr. Jansen under his Senior Executive Termination Benefits and General Release Agreements with the Company.

12.	Mr. Day did not become a named executive officer until fiscal 2025. Accordingly, no information is given in this table for fiscal years prior to fiscal 2025.

13.

Mr. van der Velden is paid in euros, and his annual base salary in fiscal 2025 was €652,500. Except for the amounts shown in the Stock Awards column, all amounts in the 2025 Summary Compensation Table represent data converted from euros to U.S. dollars using the average annual exchange rate for each respective year, which, for fiscal 2025, was 1.1283 U.S. dollars per euro. The amounts shown in the Stock Awards column also represent data converted from euros to U.S. dollars, but using the exchange rate as of the last day of the immediately preceding fiscal year, which, for fiscal 2025, was $1.0422 as of December 28, 2024. These conversions are used throughout this Proxy Statement for the respective compensation components.

14.	Mr. Paz did not become a named executive officer until fiscal 2025. Accordingly, no information is given in this table for fiscal years prior to fiscal 2025.

15.	Mr. Sterling ceased to be an executive officer of our company effective January 4, 2026 in connection with his pending retirement from the company on March 31, 2027.

16.	Mr. Phillips ceased to be an executive officer of our company effective February 26, 2025 in connection with his subsequent retirement from the company on June 15, 2025.

17.	Mr. Jansen’s employment with our company ended on September 26, 2025 and he continues to provide advisory services to the Company through March 26, 2026.

50 2026 Proxy Statement

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

2025 Grants of Plan-Based Awards

The following table sets forth certain information with respect to the plan-based awards granted to the named executive officers during the fiscal year ended January 3, 2026.

NAME	GRANT DATE	APPROVAL DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)(3)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS (4)
			THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Randall C. Stuewe	1/3/25	12/20/24	$968,625	$1,890,000	$3,780,000
	1/3/25	12/20/24				5,492	109,837	247,133		$4,140,855
	1/3/25	12/20/24							73,225	$2,540,175

Robert Day	1/3/25	12/20/24	$333,125	$ 650,000	$1,300,000
	1/3/25	12/20/24				843	16,864	37,943		$ 635,773
	1/3/25	12/20/24							11,242	$ 389,985

Jan van der Velden	1/3/25	12/20/24	$377,310	$ 736,216	$1,472,432
	1/3/25	12/20/24				882	17,643	39,697		$ 665,141
	1/3/25	12/20/24							11,762	$ 408,021

Carlos Paz	1/3/25	12/20/24	$256,250	$ 500,000	$1,000,000
	1/3/25	12/20/24				649	12,972	29,187		$ 489,044
	1/3/25	12/20/24							8,648	$ 300,000
	1/3/25	10/9/24							7,207	$ 250,000

John F. Sterling	1/3/25	12/20/24	$302,631	$ 590,500	$1,181,000
	1/3/25	12/20/24				766	15,320	34,470		$ 577,564
	1/3/25	12/20/24							10,213	$ 354,289

Brad Phillips
	—	—	—	—	—	—	—	—	—	—

Matt Jansen	1/3/25	12/20/24	$387,962	$ 757,000	$1,514,000
	1/3/25	12/20/24				982	19,640	44,189		$740,428
	1/3/25	12/20/24							13,093	$454,200

1.

Represents the range of annual cash incentive award opportunities pursuant to the annual incentive bonus component of the 2025 executive compensation program. The minimum potential payout for each of the NEOs was zero. The threshold and target amounts assume achievement of 100% of the SOPs for each NEO for the annual incentive bonus payable pursuant to the 2025 executive compensation program, while the maximum amount assumes achievement of 200% of the SOPs. The performance period began on December 29, 2024, and ended on January 3, 2026. Actual payments under these awards have already been determined and paid and are included in the Non-Equity Incentive Plan Compensation column of the fiscal year 2025 Summary Compensation Table. For a detailed discussion of the annual incentive bonus for fiscal year 2025, see “Components of Fiscal 2025 Executive Compensation Program – Annual Incentive Compensation” on page 40. Amounts shown for Mr. van der Velden are based on his annual base salary in fiscal 2025 of €652,500 and have been converted to U.S. dollars using the conversion rate of 1.1283 U.S. dollars per euro, which is the full year average rate of the euro to the U.S. dollar for 2025.

2.

Represents the range of shares of our common stock that may be released at the end of the performance period for the 2025 PSUs, which performance period is December 29, 2024 – January 1, 2028. The minimum potential payout for each of the named executive officers under these PSUs is zero. Payment of the award is subject to the achievement of relative ROGI and TSR performance goals during the performance period as well as certain market conditions. For a detailed discussion of the PSU awards, see “Components of Fiscal 2025 Executive Compensation Program – Long-Term Incentive Compensation” on page 42.

3.

Represents the 2025 RSUs and, in the case of Mr. Paz, also includes the One-Time Paz Grant, each of which vests in one-third annual increments on each anniversary of the grant date. For a detailed discussion of the RSU awards, including the One-Time Paz grant, see “Components of Fiscal 2025 Executive Compensation Program – Long-Term Incentive Compensation” on page 42.

4.

This column shows the full grant date fair value of equity awards under FASB ASC Topic 718 granted to the named executive officers in 2025. Generally, the full grant date fair value is the amount the Company would expense in its financial statements over the awards’ vesting schedule. See Note 14 of the consolidated financial statements in our Annual Report for the fiscal year ended January 3, 2026 regarding assumptions underlying valuation of equity awards. Actual amounts ultimately realized by the named executive officers from the disclosed stock awards will likely vary based on a number of factors, including the amounts of the actual awards, our operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of the applicable vesting.

2026 Proxy Statement 51

EXECUTIVE COMPENSATION

Employment Agreements

Employment Agreements

Mr. Stuewe’s Employment Agreement

We are party to an employment agreement with Mr. Stuewe that was amended and restated effective as of January 1, 2009 and amended again in certain respects in March 2015, pursuant to which Mr. Stuewe was employed through December 31, 2025 with automatic extensions thereafter unless Mr. Stuewe’s employment is terminated earlier (i) by our Company without cause (as defined in the agreement and discussed below) on not less than thirty days prior notice to Mr. Stuewe, (ii) by our Company for cause (as defined in the agreement and discussed below), (iii) upon Mr. Stuewe’s death or disability or (iv) by Mr. Stuewe for good reason (as defined in the agreement and discussed below). The agreement’s term was automatically extended for 2026.

Mr. Stuewe is employed as our Chairman and Chief Executive Officer. The employment agreement provides for a minimum annual base salary, subject to increases at the discretion of the compensation committee of our Board, and an annual bonus paid pursuant to our Company’s employee bonus plan in accordance with personal and Company performance targets established annually by our compensation committee in consultation with Mr. Stuewe. The agreement also provides for Mr. Stuewe to receive our standard retirement and welfare benefits for executive officers. Furthermore, under his employment agreement, Mr. Stuewe is entitled to receive an allowance of $2,000 per month for the exclusive purpose of purchasing or leasing automobiles of his choice.

Cause is defined in Mr. Stuewe’s employment agreement to mean his: (i) breach of certain covenants in the employment agreement, including covenants in respect of confidentiality, non-competition and non-solicitation; (ii) conviction by, or entry of a plea of guilty or no contest in, a court of competent and final jurisdiction for any crime (whether felony or misdemeanor) involving moral turpitude or punishable by imprisonment; (iii) commission of any crime, act of fraud, embezzlement or theft upon or against our Company in connection with his duties or in the course of his employment with our Company or otherwise, or Mr. Stuewe’s commission of any crime, act of fraud, embezzlement or theft upon or against any third party; (iv) continuing failure or refusal to perform his duties as required by the employment agreement; or (v) gross negligence, insubordination or material violation of any duty of loyalty to our Company, or engaging in any other material misconduct. In order to be terminated for the reasons stated in (iv) and (v), Mr. Stuewe must receive written notice from the Board stating the nature of his failure or refusal to comply with the terms of the employment agreement, and he must be given an opportunity to correct the relevant act or omission.

Good reason is defined in Mr. Stuewe’s employment agreement to mean the occurrence of any of the following events or actions: (i) any material reduction in Mr. Stuewe’s base salary; (ii) assignment to Mr. Stuewe of substantial duties materially inconsistent with his position as Chief Executive Officer or his experience or his demotion to a lesser position; (iii) our

Company’s failure to nominate Mr. Stuewe to the Board or removal of Mr. Stuewe from the Board (other than for cause or because of legal requirement); (iv) our Company’s failure to pay or provide any amount of compensation or any material benefit that is due pursuant to the employment agreement or any plan, program, arrangement or policy in which Mr. Stuewe participates; (v) a material increase in the indebtedness of our Company over Mr. Stuewe’s objections; (vi) any material change in the geographic location at which Mr. Stuewe must principally perform his duties for our Company, which, for purposes of the employment agreement, means Mr. Stuewe’s permanent relocation to any office or location which is located outside of the Dallas/Fort Worth metropolitan area; or (vii) any action or inaction that constitutes a material breach by our Company of the employment agreement, including without limitation, any failure of our Company to obtain an agreement from any successor of our Company to perform the employment agreement in accordance with the terms of the employment agreement. A finding of good reason pursuant to the above definition is not effective unless Mr. Stuewe provides our Company with written notice within sixty calendar days of becoming aware of the facts and circumstances giving cause to the “good reason” and, if the facts and circumstances are capable of being cured, gives our Company the opportunity to cure within thirty days of the notice.

Mr. Stuewe’s employment agreement also includes severance arrangements. These severance arrangements are discussed under the heading “Potential Payments upon Termination or Change of Control” beginning on page 56.

Mr. van der Velden’s Employment Agreement

A wholly owned subsidiary of the Company, Darling International Netherlands BV, and Mr. van der Velden are parties to an employment agreement executed on August 21, 2014. The employment agreement is governed by the laws of The Netherlands and will continue in effect until the last day of the month during which Mr. van der Velden reaches the retirement date under his pension scheme (as applicable from time to time), but in any event no later than the date on which he will be eligible for state old-age pension benefits, subject to earlier termination as provided in the employment agreement. The employment agreement provides for a minimum annual base salary, subject to annual increases at the discretion of the compensation committee of our Board. The employment agreement also provides that Mr. van der Velden will participate in the applicable employee bonus program maintained by our Company. The employment agreement also provides for Mr. van der Velden to receive certain benefits, including, without limitation, participation in pension plans, an expense allowance, use of a Company vehicle, vacation and salary continuation in the event of incapacity to work, as more fully described in the employment agreement. The employment agreement also contains certain covenants for the benefit of our Company, including, without limitation, relating to non-competition, non-solicitation of our employees, clawback of bonus awards and protection of our confidential information.

52 2026 Proxy Statement

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

2025 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer that were outstanding as of January 3, 2026:

	OPTION AWARDS				STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (1) (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (2) ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (3) (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (4) ($)
Randall C. Stuewe	353,152	—	$8.51	02/25/2026	64,969	$2,445,443	410,674	$15,457,769
	263,704	—	$11.97	03/07/2026
	236,443	—	$12.29	02/06/2027
	182,919	—	$18.82	01/29/2028
	217,877	—	$21.00	01/25/2029
	189,856	—	$28.89	01/06/2030

Robert Day	—	—	—	—	9,638	$ 362,774	59,636	$2,244,699

Jan van der Velden	33,629	—	$21.00	01/25/2029	10,661	$ 401,280	68,230	$2,568,215
	28,271	—	$28.89	01/06/2030

Carlos Paz					10,570	$ 397,855	29,187	$ 1,098,599

John F. Sterling	15,324		$11.97	03/07/2026	9,115	$ 343,089	57,813	$ 2,176,081
	46,083	—	$12.29	02/06/2027
	32,402		$18.82	01/29/2028
	29,679		$21.00	01/25/2029
	25,353		$28.89	01/06/2030

Brad Phillips	8,682	—	$28.89	01/06/2030	—	$ —	33,054	$ 1,244,153

Matt Jansen	—	—	—	—	—	$ —	27,987	$1,053,431

1

In the case of Messrs. Stuewe, Day, van der Velden and Sterling, reflects unvested 2025 RSUs and unvested RSUs that were granted on January 3, 2024 (“2024 RSUs”), pursuant to the long-term incentive component of the 2024 executive compensation program, with each of the 2024 and 2025 RSUs vesting in equal installments on the first three anniversary dates of each such grant. In the case of Mr. Paz, reflects (i) unvested 2025 RSUs, which vest in equal installments on the first three anniversary dates of the grant, and (ii) the One-Time Paz Grant, which vests in equal installments on the first three anniversary dates of the grant. The RSUs that were granted on January 3, 2023 in the cases of Messrs. Stuewe, van der Velden and Sterling and August 7, 2023 in the case of Mr. Day pursuant to the long-term incentive component of the 2023 executive compensation program (the “2023 RSUs”), are not included in the table, as they became fully vested on January 3, 2026, and are therefore reported in the 2025 Option Exercises and Stock Vested Table in this Proxy Statement. The 2023 and 2024 RSUs granted to Mr. Phillips were prorated and vested upon his retirement and therefore reported in the 2025 Option Exercises and Stock Vested Table in this Proxy Statement. The 2023, 2024 and 2025 RSUs granted to Mr. Jansen, and the RSUs granted to Mr. Jansen on May 11, 2023 in connection with his acceptance of employment with the Company, vested on a prorated basis upon his termination without cause from the Company, and are therefore reported in the 2025 Option Exercises and Stock Vested Table in this Proxy Statement.

2.	Value stated is the number of unvested RSUs, multiplied by the closing price of a share of our common stock on January 2, 2026 (the last trading day of fiscal 2025) of $37.64.

3.

In the case of Messrs. Stuewe, Day, van der Velden, Sterling and Jansen, reflects unearned 2025 PSUs based on the maximum performance level and unearned PSUs granted on January 3, 2024 (“2024 PSUs”) based on the maximum performance level, pursuant to the long-term incentive component of the 2024 executive compensation program, with performance periods for the 2024 and 2025 PSUs ending January 2, 2027 and January 1, 2028, respectively. In the case of Mr. Paz, reflects unearned 2025 PSUs based on the maximum performance level with a performance period ending January 1, 2028. In the case of Mr. Phillips, reflects unearned 2024 PSUs based on the maximum performance level with a performance period ending January 2, 2027 for which he remains eligible following his retirement. For Mr. Jansen, the amount shown reflects the prorated amount of unearned 2024 and 2025 PSUs at the maximum performance level for which he remains eligible following his termination without cause from the Company.

2026 Proxy Statement 53

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested

4.

Value stated is the number of unearned PSUs in the 2024 and 2025 performance awards at the maximum performance level, multiplied by the closing price of a share of our common stock on January 2, 2026 (the last trading day of fiscal 2025) ($37.64), details of which are shown in the table below. The PSUs for the 2023-2025 performance cycle are not included in the table, as they are considered earned as of January 3, 2026, and are reported in the 2025 Option Exercises and Stock Vested Table in this Proxy Statement. The 2023-2025 PSU awards were earned based on performance as of January 3, 2026.

	2024 PSUs		2025 PSUs

	MAXIMUM SHARES (#)	VALUE ($)	MAXIMUM SHARES (#)	VALUE ($)

Randall C. Stuewe	163,541	$6,155,683	247,133	$9,302,086

Robert Day	21,692	816,487	37,944	1,428,212

Jan van der Velden	28,534	1,074,020	39,697	1,494,195

Carlos Paz	—	—	29,187	1,098,599

John F. Sterling	23,343	878,631	34,470	1,297,451

Brad Phillips	33,054	1,244,153	—	—

Matt Jansen	17,253	649,403	10,734	404,028

These PSUs will be earned over three-year performance periods ending January 2, 2027 and January 1, 2028, respectively. The number of shares of our common stock shown in the table above assumes the maximum performance level for the unearned PSUs in the 2024 and 2025 performance awards. Mr. Phillips retired in June 2025. The share amounts shown in the table above for Mr. Phillips reflects his 2024 PSUs at the maximum performance level for which he remained eligible at fiscal year-end. Mr. Jansen remains eligible to earn a prorated portion (up to the date of his termination without cause) of the 2024 and 2025 PSUs, based on actual performance, as certified by the compensation committee following the end of the respective performance periods. The number of shares ultimately received by each named executive officer will depend on actual performance at the end of the performance period, market conditions and continued employment with our Company absent certain conditions in the PSU agreements.

2025 Option Exercises and Stock Vested

The following table lists the number of shares acquired and the value realized as a result of option exercises by the named executive officers during the fiscal year ended January 3, 2026, and the value of any PSUs and RSUs that vested during the fiscal year ended January 3, 2026.

	OPTION AWARDS (1)		STOCK AWARDS (2)

	SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)

Randall C. Stuewe	302,700	$5,951,082	180,953	$6,699,709

Robert Day	—	—	14,005	518,882

Jan van der Velden	—	—	30,056	1,112,389

Carlos Paz	—	—	5,285	198,927

John F. Sterling	15,351	301,801	25,763	953,376

Brad Phillips	—	—	31,992	1,157,525

Matt Jansen	—	—	31,842	1,034,296

1.

Represents the number of stock options exercised in fiscal 2025. The value realized upon exercise is equal to the number of options exercised multiplied by the difference between the market price of a share of our common stock on the date of exercise and the exercise price.

2.

Represents the number of (i) PSUs for the 2023-2025 performance period that ended on January 3, 2026, that vested in fiscal 2025 and (ii) RSUs that vested in fiscal 2025. Due to the additional week in fiscal 2025, there were two vesting events for each of the 2023 and 2024 RSUs that occurred on January 3, 2025 and January 3, 2026. The value realized upon vesting is computed by multiplying the number of PSUs or RSUs, as the case may be, by the closing stock price on the date of vesting, or the nearest prior trading day on the New York Stock Exchange.

54 2026 Proxy Statement

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested

Details regarding the PSUs and RSUs that vested and the value realized are set forth below:

	2023-2025 PSUs		RSUs

	(#)	VALUE ($)	(#)	VALUE ($)

Randall c. Stuewe	90,078	$3,390,536	90,857	$3,309,173

Robert Day	4,654	175,177	9,351	343,706

Jan van der Velden	14,803	557,185	15,253	555,205

Carlos Paz	—	—	5,285	198,927

John F. Sterling	12,710	478,404	13,053	474,972

Brad Phillips	16,177	608,902	15,815	548,622

Matt Jansen	9,458	355,999	22,384	678,297

Pension Benefits

The following table shows the present value of accumulated benefits payable to each of the eligible named executive officers, including the number of years of service credited to each eligible named executive officer, under our Salaried Employees’ Retirement Plan, as applicable, determined using interest rate and post-retirement mortality rate assumptions. For Messrs. Stuewe, Sterling and Phillips, the value is calculated using their current ages of 63, 62 and 66, respectively. Our Salaried Employees’ Retirement Plan was frozen effective December 31, 2011. For Mr. van der Velden, the value is calculated assuming retirement at age 68. Messrs. Day, Paz and Jansen do not participate in a pension plan. Information regarding the plans and the terms and conditions of payments and benefits available under the plans can be found under the heading “Other Features of our Compensation Program – Retirement Benefits and Perquisites” on page 46.

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)	PAYMENTS DURING LAST FISCAL YEAR ($)

Randall C. Stuewe	Salaried Employees’ Retirement Plan	8.83	$304,776	—

Robert Day	—	—	—	—

Jan van der Velden	Netherlands—PGB, former SPS Pension Plan	36.50	860,908	—

Carlos Paz	—	—	—	—

John F. Sterling	Salaried Employees’ Retirement Plan	4.42	58,692	—

Brad Phillips	Salaried Employees’ Retirement Plan	23.17	711,246	—

Matt Jansen	—	—	—	—

The present value of accumulated benefits has been calculated as of December 31, 2025, which is the measurement date for financial statement reporting purposes. The present value of accumulated benefits has been calculated assuming the retirement ages described above, and no pre-retirement death, disability, or withdrawal was assumed. All other assumptions used (including a 5.25% discount rate for Messrs. Stuewe, Sterling and Phillips and a 4.20% discount rate for Mr. van der Velden) are consistent with the assumptions used for our Company’s audited financial statements for the fiscal year ended January 3, 2026. See Note 16 of the consolidated financial statements in our Annual Report for the fiscal year ended January 3, 2026, for more information regarding the assumptions underlying the valuation of the pension benefits.

2026 Proxy Statement 55

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change of Control

Potential Payments upon Termination or Change of Control

Mr. Stuewe’s employment agreement includes provisions pursuant to which he is entitled to the following severance and other payments upon his termination:

∎	Termination upon Death: In the event that Mr. Stuewe’s employment with our Company terminates as the result of his death, Mr. Stuewe’s designated beneficiary is entitled to receive the following amounts: (i) accrued but unpaid base salary through the date of termination, in a lump sum payment, within thirty days of termination; (ii) earned but unpaid bonus for a completed fiscal year, in a lump sum payment, within thirty days of termination; (iii) business expenses and accrued vacation pay, in a lump sum payment, within thirty days of termination; (iv) amounts to which Mr. Stuewe is entitled pursuant to Mr. Stuewe’s participation in employee benefit plans (the above amounts are collectively referred to as the “Accrued Entitlements”); and (v) death benefits equal to two times Mr. Stuewe’s then-effective base salary pursuant to a group life insurance policy maintained at our Company’s expense. The Company currently maintains at its sole expense a group life insurance policy that is generally available to all of our U.S. salaried employees with a value capped at $350,000 and a supplemental executive life policy in the amount of four times Mr. Stuewe’s then-effective base salary, capped at $4,000,000.

∎	Termination upon Disability: In the event that Mr. Stuewe’s employment with our Company terminates as the result of his disability (as defined in his employment agreement), Mr. Stuewe is entitled to receive (i) the Accrued Entitlements and (ii) $10,000 per month until Mr. Stuewe reaches 65 years of age pursuant to a group disability policy maintained at our Company’s expense.

∎	Termination for Cause; Resignation without Good Reason: If our Company terminates Mr. Stuewe for cause (as defined in his employment agreement and discussed in “Employment Agree-

ments – Mr. Stuewe’s Employment Agreement” above) or Mr. Stuewe resigns without good reason (as defined in his employment agreement and discussed in “Employment Agreements – Mr. Stuewe’s Employment Agreement” above), Mr. Stuewe is entitled to receive the Accrued Entitlements only.

∎	Termination without Cause; Resignation for Good Reason: If our Company terminates Mr. Stuewe without cause or Mr. Stuewe resigns for good reason (other than within twelve months following a change of control as discussed below), Mr. Stuewe is entitled to receive the following payments, together with certain additional payments that are not, individually or in the aggregate, material: (i) the Accrued Entitlements; (ii) a lump sum payment, within thirty days of the date of termination, equal to two times Mr. Stuewe’s base salary at the highest rate in effect in the preceding twelve months; and (iii) an amount equal to the bonus that he would have been entitled to at year end, but only if our Company’s performance to the termination date would entitle him to the bonus.

∎	Termination upon a Change of Control of our Company: If within twelve months following a change of control, either our Company terminates Mr. Stuewe’s employment without cause or Mr. Stuewe resigns for good reason, Mr. Stuewe is entitled to the following payments, among others: (i) the Accrued Entitlements; (ii) a lump sum payment, within thirty days of the date of termination, equal to three times Mr. Stuewe’s base salary at the highest rate in effect in the preceding twelve months; and (iii) an amount equal to the bonus that he would have been entitled to at year end, but only if our Company’s performance to the termination date would entitle him to the bonus.

Pursuant to Mr. Stuewe’s employment agreement, subject to certain exceptions, during Mr. Stuewe’s employment with our Company and for a period of (i) two years thereafter in the event of termination without cause, (ii) three years thereafter in the event of termination upon a change of control and (iii) one year thereafter in each other instance (the “Restricted Period”), Mr. Stuewe may not have any ownership interest in, or be an employee, salesman, consultant, officer or director of, any entity that engages in the United States, Canada or Mexico in a business that is similar to that in which our Company is engaged in the territory. Subject to certain limitations, Mr. Stuewe’s employment agreement also prohibits him from soliciting our Company’s customers, employees or consultants during the Restricted Period. Further, Mr. Stuewe is required by his employment agreement to keep all confidential information in confidence during his employment and at all times thereafter.

Mr. Stuewe’s employment agreement contains a provision that provides that in the event it will be determined that any payment or distribution by our Company to Mr. Stuewe or for his benefit would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Code, or any interest or penalty is incurred by Mr. Stuewe with respect to such excise tax, then such payments will be reduced (but not below zero) if and to the extent that such reduction would result in Mr. Stuewe retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the excise tax), than if Mr. Stuewe received all of such payments. The employment agreement provides that our Company will reduce or eliminate any such payments, by first reducing or eliminating the portion of such payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination. Additionally, Mr. Stuewe’s employment agreement contains provisions intended to comply with Section 409A of the Code and the guidance promulgated thereunder.

56 2026 Proxy Statement

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change of Control

As of the end of fiscal 2025, we had in effect Senior Executive Termination Benefits Agreements with each of Messrs. Day, Paz and Sterling, which provide for, subject to certain conditions including the execution and non-revocation of a general release and continued compliance with all terms of the agreement, the following severance and other payments upon the termination of their employment for the following reasons:

∎	Termination without Cause (without a Change of Control): If our Company terminates the executive without cause (other than within twenty-four (24) months following a change of control as discussed below), the executive is entitled to receive the following payments: (i) his annual base salary in effect at the time of his termination for a period of twenty-four (24) months, paid periodically in installments over such period in accordance with our Company’s ordinary payroll practices, (ii) a prorated amount of the bonus that he would have been entitled to with respect to the fiscal year in which the termination occurs, based on actual performance, paid in a lump sum, (iii) a lump sum payment in an amount equal to any prior fiscal year bonus earned but not yet paid to the executive, (iv) any accrued vacation pay due but not yet taken at the date of his termination, (v) a monthly reimbursement payment for up to eighteen (18) months equal to the applicable COBRA premium rate, if any, for health, dental and other similar COBRA coverage, and (vi) up to $20,000 in outplacement counseling services.

∎	Termination without Cause or Resignation for Good Reason following a Change of Control: If our Company terminates the executive without cause or the executive resigns for good reason (as defined in the Senior Executive Termination Benefits Agreement) within twenty-four (24) months following a change of control, the executive is entitled to receive the following payments: (i) a lump sum payment equal to two times the sum of (A) his annual base salary at the highest rate in effect for the preceding twelve (12) months prior to the termination date and (B) his target annual bonus amount for the fiscal year in which the termination occurs, (ii) a prorated amount, paid in a lump sum, equal to the greater of (A) the bonus that he would have been entitled to with respect to the fiscal year in which the termination occurs, based on actual performance or (B) his target annual bonus amount for the fiscal year in which the termination occurs, (iii) a lump sum payment in an amount equal to any prior fiscal year bonus earned but not yet paid to the executive, (iv) any accrued vacation pay due but not yet taken at the date of his termination, (v) a monthly reimbursement payment for up to eighteen (18) months equal to the applicable COBRA premium rate, if any, for health, dental and other similar COBRA coverage, and (vi) up to $20,000 in outplacement counseling services.

These Senior Executive Termination Benefits Agreements contain covenants for the benefit of our Company relating to the protection of our confidential information, return of Company property,

continued cooperation in certain matters involving our Company and, during employment and for two years following a termination of employment, non-solicitation of our employees, non-competition with our Company and non-interference with our Company’s business.

The Senior Executive Termination Benefits Agreements with each of Messrs. Day, Paz and Sterling contain a provision that provides that in the event it will be determined that any payment or distribution by our Company to them or for their benefit would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Code, or any interest or penalty is incurred by them with respect to such excise tax, then such payments will be reduced (but not below zero) if and to the extent that such reduction would result in their retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the excise tax), than if they received all of such payments.

At the time he retired from our company in June 2025, Mr. Phillips also had a Senior Executive Termination Benefits Agreement in the form described above. Mr. Phillips did not receive any cash severance benefits in connection with his retirement. In accordance with the terms of Mr. Phillips’ outstanding award agreements and due to Mr. Phillips satisfying the age, service and notice requirements for retirement, Mr. Phillips received retirement vesting treatment under the terms of his outstanding RSU and PSU agreements, resulting in full acceleration of his outstanding RSUs (estimated value of $317,752 based on the closing price of a share of our common stock on June 15, 2025 of $36.01) and eligibility to vest in his outstanding PSUs based on actual performance through the end of the respective performance periods (estimated value of $1,161,872 based on actual performance for the 2023 PSUs and assuming target performance for the 2024 PSUs and based on a closing price of a share of our common stock on January 2, 2026 (the last trading day of fiscal 2025) of $37.64).

At the time of his termination from our Company on September 26, 2025, Mr. Jansen also had a Senior Executive Termination Benefits Agreement in the form described above. In connection with his qualifying termination without cause under the terms of his Senior Executive Termination Benefits Agreement and his entering into the General Release Agreement, Mr. Jansen received the cash severance and other benefits he was entitled to pursuant to his Senior Executive Termination Benefits Agreement, including the continued payment of his base salary for 24 months from his separation date (total, $1,514,000), a pro-rated bonus for fiscal 2025 ($722,712), COBRA premium reimbursements for up to 18 months (total, $36,000), and outplacement benefits of up to $20,000. In addition, pursuant to the General Release Agreement, our Company agreed to pay Mr. Jansen an advisory services fee in the aggregate sum of $500,000 in return for Mr. Jansen providing transition services to the Company during

2026 Proxy Statement 57

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change of Control

the Advisory Period. The advisory services fee has been paid to Mr. Jansen in equal monthly installments during the Advisory Period. In addition, in accordance with the terms of the underlying grant documents, a prorated portion of Mr. Jansen’s outstanding RSU grants vested upon his separation from our Company (estimated value of $385,127 based on the closing price of a share of our common stock on his separation date of $32.11) and he remains eligible to earn a prorated portion (up to the date of his separation) of each of his outstanding PSU awards, based on actual performance, as certified by the committee following the end of the respective performance periods (estimated value of $824,203 based on actual performance for the 2023 PSUs and assuming target performance for the 2024 and 2025 PSUs and based on the closing price of a share of our common stock on January 2, 2026 (the last trading day of fiscal 2025) of $37.64).

Mr. van der Velden is not a party to a Senior Executive Termination Benefits Agreement and would receive separation payments and benefits as required under the laws of the Netherlands, as described below.

The tables below reflect the amount of compensation that each continuing named executive officer would have been entitled to in the event of termination of the executive officer’s employment as of January 2, 2026, which is the last business day of our Company’s fiscal year. The amount of compensation payable to each such named executive officer upon termination without cause or resignation for good reason, termination due to retirement, termination due to death or disability, or termination following a change of control is shown below. The amounts shown are estimates of the amounts that would be paid to each executive officer listed upon his termination. The actual amounts to be paid can only be determined at the time of the applicable executive officer’s separation from our Company. The amounts are in addition to benefits generally available to U.S. salaried employees, such as accrued vacation. Our Company has no program, plan or agreement providing benefits or accelerated vesting to the named executive officers triggered by a voluntary resignation without good reason, a termination for cause or a change of control not connected to a termination of employment. Messrs. Phillips and Jansen are not included in the tables since they were no longer employed by our Company on January 2, 2026.

	BY COMPANY WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON		RETIREMENT		DEATH OR DISABILITY		BY COMPANY WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON FOLLOWING A CHANGE OF CONTROL

Randall C. Stuewe

Compensation	$2,520,000	(1)	—		—		$3,780,000	(2)

Annual Incentive Bonus (3)	1,328,112		—		1,328,112		1,328,112

Life Insurance Benefits	—		—		4,350,000	(4)	—

Health and Welfare	78,692	(5)	—		—		115,052	(6)

Disability Income	—		—		191,100	(7)	—

Equity Awards	7,981,725	(8)	$11,649,856	(9)	9,819,184	(10)	13,487,315	(11)

Relocation Expenses	(12)		—		—		(12)

1.

Reflects the lump sum value of the compensation to be paid to Mr. Stuewe in accordance with his employment agreement, which is two times his base salary at the highest rate in effect in the preceding twelve months.

2.

Reflects the lump sum value of the compensation to be paid to Mr. Stuewe in accordance with his employment agreement, which is three times his base salary at the highest rate in effect in the preceding twelve months.

3.

Reflects amount due Mr. Stuewe under the annual incentive bonus component of the 2025 executive compensation program, which would be payable to Mr. Stuewe under his employment agreement based on his achievement of strategic, operational and personal goals (“SOPs”) and our Company’s performance in fiscal 2025 as of the assumed date of termination.

4.

Reflects the lump sum proceeds payable to Mr. Stuewe’s designated beneficiary upon his death, which is one times his then-effective base salary, capped at $350,000, from a group life insurance policy that is generally available to all of our Company’s U.S. salaried employees and is maintained by our Company at its sole expense, plus, an additional amount equal to four times his then-effective base salary, capped at $4,000,000, from a supplemental executive life policy maintained by our Company at its sole expense.

5.

Reflects the estimated lump sum present value of all future premiums paid to or on behalf of Mr. Stuewe for health and dental insurance, which, in accordance with the terms of Mr. Stuewe’s employment agreement, are to continue for a two-year period after his employment is terminated.

6.

Reflects the estimated lump sum present value of all future premiums paid to or on behalf of Mr. Stuewe for health and dental insurance, which, in accordance with the terms of Mr. Stuewe’s employment agreement, are to continue for a three-year period after his employment is terminated following a change of control.

58 2026 Proxy Statement

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change of Control

7.

Reflects the lump sum present value of all future payments that Mr. Stuewe would be entitled to receive under his employment agreement upon disability. Mr. Stuewe would be entitled to receive $10,000 per month in disability benefits until he reaches age 65, by which, using the assumed termination date, Mr. Stuewe would be entitled to 20 months or $200,000 which is reduced to lump sum present value using a discount rate of 5.25%.

8

Reflects the acceleration of vesting of (i) 100% of Mr. Stuewe’s unvested 2023 and 2024 RSUs, due to his retirement eligibility, and (ii) a prorated portion of the 2025 RSUs, with the value in each case based on the closing price of our common stock on January 2, 2026 of $37.64 per share. In addition, Mr. Stuewe would remain eligible to vest in a prorated portion of the 2023, 2024 and 2025 PSUs, based on actual performance through the end of the respective performance periods. For purposes of calculating the payout of PSUs outstanding at January 2, 2026, we have assumed that target performance was achieved, which leads to a value of $5,366,147 based on the closing price of our common stock on January 2, 2026 of $37.64 per share. The award documents underlying these equity grants define Retirement as a grantee’s termination of service, other than for cause, after the attainment of (i) at least 55 years of age with at least ten years of Service or (ii) at least 65 years of age.

9.

Reflects the acceleration of vesting of (i) 100% of Mr. Stuewe’s unvested 2023 and 2024 RSUs, and (ii) a prorated portion of the 2025 RSUs, with the value in each case based on the closing price of our common stock on January 2, 2026 of $37.64 per share. In addition, Mr. Stuewe would remain eligible to vest in the full amount of the 2023, 2024 and 2025 PSUs, in each case based on actual performance through the end of the respective performance periods. For purposes of calculating the payout of PSUs outstanding at January 2, 2026, we have assumed (i) that target performance was achieved, which leads to a value of $9,034,278 based on the closing price of our common stock on January 2, 2026 of $37.64 per share, and (ii) that Mr. Stuewe provided the Company with at least six months’ advance written notice of his retirement, which allows him to remain eligible to vest in the full amount of such PSUs. If Mr. Stuewe provides the Company with less than six months’ advance written notice of his retirement, he would only remain eligible to vest in a prorated amount of the 2023, 2024 and 2025 PSUs, which, assuming target performance was achieved, would result in a reduction to the amount shown in the table by $3,668,131 based on the closing price of our common stock on January 2, 2026 of $37.64 per share.

10.

Reflects the acceleration of vesting of (i) 100% of Mr. Stuewe’s unvested 2023, 2024 and 2025 RSUs, and (ii) a prorated portion of the target level amount of the 2023, 2024 and 2025 PSUs, with the value in each case based on the closing price of our common stock on January 2, 2026 of $37.64 per share.

11.

Reflects the acceleration of vesting of (i) 100% of Mr. Stuewe’s 2023, 2024 and 2025 RSUs, and (ii) the target level amount of the 2023, 2024 and 2025 PSUs, with the value in each case based on the closing price of our common stock on January 2, 2026 of $37.64 per share. Note that the amount of the PSUs that vest would be increased to the projected level of performance in the event that the compensation committee determines that, prior to the change of control, the projected level of performance through the end of the performance period is greater than target level.

12.

Pursuant to the terms of his employment agreement, if Mr. Stuewe is terminated by our Company without cause or resigns for good reason (whether following a change of control or not), we will reimburse him for reasonable relocation expenses, which will be limited to realtor fees and closing costs for the sale of his Texas residence as well as costs of moving from Texas to California. These expenses are not reasonably estimable because they depend on market conditions and timing issues.

2026 Proxy Statement 59

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change of Control

	BY COMPANY WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON		RETIREMENT		DEATH OR DISABILITY		BY COMPANY WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON FOLLOWING A CHANGE OF CONTROL

Robert Day

Compensation	$1,300,000	(1)	—		—		$2,600,000	(2)

Annual Incentive Bonus	679,708	(3)	—		—		679,708	(4)

Life Insurance Benefits	—		—		$2,950,000	(5)	—

Health and Welfare	56,933	(6)	—		—		56,933	(6)

Disability Income	—		—		834,108	(7)	—

Executive Outplacement	20,000	(8)	—		—		20,000	(8)

Equity Awards	810,306	(9)	—		1,173,049	(11)	1,717,186	(12)

Carlos Paz

Compensation	$1,000,000	(1)	—		—		$2,000,000	(2)

Annual Incentive Bonus	586,020	(3)	—		—		586,020	(4)

Life Insurance Benefits	—		—		$2,350,000	(5)	—

Health and Welfare	54,124	(6)	—		—		54,124	(6)

Disability Income	—		—		984,192	(7)	—

Executive Outplacement	20,000	(8)	—		—		20,000	(8)

Equity Awards	360,692	(9)	—		758,547	(11)	1,084,057	(12)

John F. Sterling (13)

Compensation	$1,181,000	(1)	—		—		$2,362,000	(2)

Annual Incentive Bonus	431,481	(3)	—		—		590,500	(4)

Life Insurance Benefits	—		—		$2,712,000	(5)	—

Health and Welfare	48,467	(6)	—		—		48,467	(6)

Disability Income	—		—		332,411	(7)	—

Executive Outplacement	20,000	(8)	—		—		20,000	(8)

Equity Awards	1,127,531	(9)	$1,642,133	(10)	1,383,810	(11)	1,898,411	(12)

1.

Payable only in the case of a termination by our Company without cause and reflects 24 months of compensation for Messrs. Day, Paz and Sterling based on the named executive officer’s base salary at January 2, 2026, to be paid to the named executive officer in accordance with the terms of his Senior Executive Termination Benefits Agreement.

2.

Reflects the lump sum value of the compensation to be paid to Messrs. Day, Paz and Sterling in accordance with their Senior Executive Termination Benefits Agreements, which is equal to two times the sum of (i) the named executive officer’s base salary at the highest rate in effect in the preceding twelve months and (ii) his target annual bonus amount for the fiscal year in which the termination occurs.

3.

Reflects amount due under the annual incentive bonus component of the 2025 executive compensation program, which would be payable to Messrs. Day, Paz and Sterling under their Senior Executive Termination Benefits Agreements based on their respective achievements of their individual SOPs and our Company’s performance in fiscal 2025 as of the assumed date of termination of January 2, 2026. In the event of a termination before the end of the fiscal year, such amounts would be prorated based on the date of termination.

4.

Reflects the amount due under the annual incentive bonus component of the 2025 executive compensation program, which would be payable to Messrs. Day, Paz and Sterling in accordance with their Senior Executive Termination Benefits Agreements, which amount is equal to the greater of (i) the bonus that the named executive officer was entitled to with respect to the fiscal year in which the termination occurs, based on actual performance or (ii) his target annual bonus amount for the fiscal year in which the termination occurs. In the event of a termination before the end of the fiscal year, such amount would be prorated based on the date of termination.

5.

Reflects the lump sum proceeds payable to the named executive officer’s designated beneficiary upon his death, which is one times his then-effective base salary, capped at $350,000 from a group life insurance policy that is generally available to all of our Company’s U.S. salaried employees and is maintained by our Company at its sole expense, plus, an additional amount equal to four times his then-effective base salary, capped at $4,000,000, from a supplemental executive life policy maintained by our Company at its sole expense.

60 2026 Proxy Statement

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change of Control

6.

Outside of a change of control, payable only in the case of a termination by our Company without cause. Reflects the total value of up to 18 months at the applicable COBRA premium rate, if any, for health, dental and other similar COBRA coverage to be paid in accordance with the terms of their Senior Executive Termination Benefits Agreements.

7.

Reflects the lump sum present value of all future payments that the named executive would be entitled to receive upon disability under a long-term disability policy maintained by our Company at its sole expense. The noted executive would be entitled to receive up to 60% of his base salary annually, with the monthly benefit limited to no greater than $10,000, until the age of 65, by which, using the assumed termination date, Messrs. Day, Paz and Sterling would be entitled to 104 months or $1,040,000, 129 months or $1,290,000 and 36 months or $360,000, respectively, which values have been reduced to lump sum present value using a discount rate of 5.25%.

8.

Payable in the case of a termination by our Company without cause and termination with a change of control. Reflects the maximum value of outplacement fees payable by our Company to assist the executive officer in obtaining employment following termination.

9.

For Mr. Day, reflects the acceleration of vesting of a prorated portion of the 2023, 2024 and 2025 RSUs, with the value in each case based on the closing price of our common stock on January 2, 2026 of $37.64 per share. For Mr. Paz, reflects the acceleration of vesting of a prorated portion of (i) the 2025 RSUs and (ii) the One-Time Paz Grant, with the value in each case based on the closing price of our common stock on January 2, 2026 of $37.64 per share. For Mr. Sterling, reflects the acceleration of vesting of (i) 100% of unvested 2023 and 2024 RSUs, due to his retirement eligibility, and (ii) a prorated portion of the 2025 RSUs, with the value in each case based on the closing price of our common stock on January 2, 2026 of $37.64 per share. In addition, Messrs. Day and Sterling would remain eligible to vest in a prorated portion of the 2023, 2024 and 2025 PSUs and Mr. Paz would remain eligible to vest in a prorated portion of the 2025 PSUs, based on actual performance through the end of the respective performance periods. For purposes of calculating the payout of PSUs outstanding at January 2, 2026, we have assumed that target performance was achieved, which leads to a value of $564,327 for Mr. Day, $162,309 for Mr. Paz and $757,932 for Mr. Sterling based on the closing price of our common stock on January 2, 2026 of $37.64 per share.

10.

Reflects the acceleration of vesting of (i) 100% of unvested 2023 and 2024 RSUs, and (ii) a prorated portion of the 2025 RSUs awarded to Mr. Sterling, with the value in each case based on the closing price of our common stock on January 2, 2026 of $37.64 per share. In addition, Mr. Sterling would remain eligible to vest in the full amount of the 2023, 2024 and 2025 PSUs, in each case based on actual performance through the end of the respective performance periods. For purposes of calculating the payout of the 2023, 2024 and 2025 PSUs outstanding at January 2, 2026, we have assumed (i) that target performance was achieved, which leads to a value of $1,272,533 based on the closing price of our common stock on January 2, 2026 of $37.64 per share, and (ii) that Mr. Sterling provided the Company with at least six months’ advance written notice of retirement, which allows him to remain eligible to vest in the full amount of such PSUs. If Mr. Sterling provided the Company with less than six months’ advance written notice of retirement, he would only remain eligible to vest in a prorated amount of the 2023, 2024 and 2025 PSUs, which, assuming target performance was achieved, would result in a reduction to the amount shown in the table by $514,601 based on the closing price of our common stock on January 2, 2026 of $37.64 per share. Messrs. Day and Paz are not retirement eligible.

11.

For Messrs. Day and Sterling, reflects the acceleration of vesting of (i) 100% of unvested 2023, 2024 and 2025 RSUs, and (ii) a prorated portion of the target level amount of the 2023, 2024 and 2025 PSUs, with the value in each case based on the closing price of our common stock on January 2, 2026 of $37.64 per share. For Mr. Paz, reflects the acceleration of vesting of (i) 100% of (A) unvested 2025 RSUs and (B) the One-Time Paz Grant, and (ii) a prorated portion of the target level amount of the 2025 PSUs, with the value in each case based on the closing price of our common stock on January 2, 2026 of $37.64 per share.

12.

For Messrs. Day and Sterling, reflects the acceleration of vesting of (i) 100% of unvested 2023, 2024 and 2025 RSUs, and (ii) the target level amount of the 2023, 2024 and 2025 PSUs, with the value in each case based on the closing price of our common stock on January 2, 2026 of $37.64 per share. For Mr. Paz, reflects the acceleration of vesting of (i) 100% of (A) unvested 2025 RSUs and (B) the One-Time Paz Grant, and (ii) the target level amount of the 2025 PSUs, with the value in each case based on the closing price of our common stock on January 2, 2026 of $37.64 per share. Note that the amount of PSUs that would vest for Messrs. Day, Paz and Sterling would be increased to the projected level of performance in the event that the compensation committee determines that, prior to the change of control, the projected level of performance through the end of the performance period is greater than target level.

13.

As previously disclosed, on November 10, 2025, Mr. Sterling notified the Company that effective March 31, 2027 he will retire from the Company. Mr. Sterling served as the Company’s Executive Vice President, General Counsel and Secretary until January 4, 2026. Mr. Sterling will continue with the Company in a non-executive advisory role through his retirement date. In connection with his retirement, Mr. Sterling will receive retirement benefits from the Company, as described in the retirement column and related footnotes to this table.

2026 Proxy Statement 61

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change of Control

	BY COMPANY WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON		RETIREMENT		DEATH OR DISABILITY		RESIGNATION FOR GOOD REASON FOLLOWING A CHANGE OF CONTROL

Jan van der Velden

Compensation	$1,505,931	(1)	—		$ 184,057	(2)	—

Life Insurance Benefits	—		—		394,912	(3)	—

Disability Income	—		—		789,824	(4)	—

Equity Awards	1,334,125	(5)	$1,935,963	(6)	1,629,272	(7)	$2,231,111	(8)

1.

Payable only in the case of a termination by our Company without cause and reflects amount based on a court formula pursuant to case law of the Netherlands, which would equal Mr. van der Velden’s base salary plus the amount due him under the annual incentive bonus component of the 2025 executive compensation program.

2.	Reflects three months of compensation based on Mr. van der Velden’s base salary at January 2, 2026.

3.

Reflects the lump sum proceeds payable to Mr. van der Velden from a group life insurance policy that is generally available to all Darling Ingredients International salaried employees and is maintained by our Company at its sole expense.

4.

Reflects amount owed to Mr. van der Velden pursuant to the laws of the Netherlands and his employment agreement, as well as the lump sum proceeds payable to the named executive officer from a group disability policy that is generally available to all Darling Ingredients International salaried employees and is maintained by our Company at its sole expense.

5.

Reflects the acceleration of vesting of (i) 100% of unvested 2023 and 2024 RSUs, due to his retirement eligibility, and (ii) a prorated portion of the 2025 RSUs awarded to Mr. van der Velden, with the value in each case based on the closing price of our common stock on January 2, 2026 of $37.64 per share. In addition, Mr. van der Velden would remain eligible to vest in a prorated portion of the 2023, 2024 and 2025 PSUs, based on actual performance through the end of the respective performance periods. For purposes of calculating the payout of PSUs outstanding at January 2, 2026, we have assumed that target performance was achieved, which leads to a value of $895,255 based on the closing price of our common stock on January 2, 2026 of $37.64 per share. The award documents underlying these equity grants define Retirement as a grantee’s termination of service, other than for cause, after the attainment of (i) at least 55 years of age with at least ten years of Service or (ii) at least 65 years of age.

6.

Reflects the acceleration of vesting of (i) 100% of unvested 2023 and 2024 RSUs, and (ii) a prorated portion of the 2025 RSUs awarded to Mr. van der Velden, with the value in each case based on the closing price of our common stock on January 2, 2026 of $37.64 per share. In addition, Mr. van der Velden would remain eligible to vest in the full amount of the 2023, 2024 and 2025 PSUs, in each case based on actual performance through the end of the respective performance periods. For purposes of calculating the payout of 2023, 2024 and 2025 PSUs outstanding at January 2, 2026, we have assumed (i) that target performance was achieved, which leads to a value of $1,497,093 based on the closing price of our common stock on January 2, 2026 of $37.64 per share, and (ii) that Mr. van der Velden provided the Company with at least six months’ advance written notice of his retirement, which allows him to remain eligible to vest in in the full amount of such PSUs. If Mr. van der Velden provides the Company with less than six months’ advance written notice of his retirement, he would only remain eligible to vest in a prorated amount of the 2023, 2024 and 2025 PSUs, which, assuming target performance was achieved, would result in a reduction to the amount shown in the table by $601,838 based on the closing price of our common stock on January 2, 2026 of $37.64 per share.

7.

Reflects the acceleration of vesting of (i) 100% of unvested 2023, 2024 and 2025 RSUs, and (ii) a prorated portion of the target level amount of the 2023, 2024 and 2025 PSUs awarded to Mr. van der Velden, with the value in each case based on the closing price of our common stock on January 2, 2026 of $37.64 per share.

8.

Reflects the acceleration of vesting of (i) 100% of unvested 2023, 2024 and 2025 RSUs, and (ii) the target level amount of the 2023, 2024 and 2025 PSUs awarded to Mr. van der Velden, with the value in each case based on the closing price of our common stock on January 2, 2026 of $37.64 per share. Note that the amount of the PSUs that vest would be increased to the projected level of performance in the event that the compensation committee determines that, prior to the change of control, the projected level of performance through the end of the performance period is greater than target level.

62 2026 Proxy Statement

EXECUTIVE COMPENSATION

Pay Ratio Disclosure

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure about the relationship of the annual total compensation of an employee identified as the median compensated individual to the annual total compensation of Mr. Stuewe, our Chief Executive Officer.

Ratio

For 2025,

∎	The median of the annual total compensation of all of our employees, other than Mr. Stuewe, was $69,082.

∎	Mr. Stuewe’s annual total compensation, as reported in the Total column of the 2025 Summary Compensation Table on page 49, was $9,402,554.

∎	Based on this information, the ratio of the annual total compensation of Mr. Stuewe to the median of the annual total compensation of all employees is estimated to be 136 to 1.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported here, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Identification of Median Employee

Because there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure, as permitted by Item 402(u) of Regulation S-K, we are using the same median employee in the pay ratio calculation as we used for the prior two fiscal years. For the prior two fiscal years, we selected December 31, 2023 as the date on which to determine our median employee. For purposes of identifying the median employee, we considered base salary, overtime and bonus payments over the 12-month period ended December 31, 2023.

Using this methodology, we determined that our median employee was a full-time, hourly employee working in the United States. In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2025 Summary Compensation Table with respect to each of the named executive officers. The ratio represents a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

2026 Proxy Statement 63

EXECUTIVE COMPENSATION
Pay vs. Performance Disclosure

Pay vs. Performance Disclosure

	PAY VERSUS PERFORMANCE

YEAR (1)	SUMMARY COMPENSATION TABLE TOTAL FOR CEO ($) (2)	COMPENSATION ACTUALLY PAID TO CEO ($) (3)	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON-CEO NAMED EXECUTIVE OFFICERS ($) (2)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-CEO NAMED EXECUTIVE OFFICERS ($) (4)	VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON: (5)		NET INCOME ($ X 1,000)	ROGI (7)
					TOTAL SHAREHOLDER RETURN ($)	PEER GROUP TOTAL SHAREHOLDER RETURN ($) (6)

2025	$9,402,554	$12,131,994	$2,223,610	$1,915,807	65	195	62,804	8.55%

2024	8,222,726	2,243,053	2,198,645	1,065,043	58	187	278,880	8.93%

2023	9,332,669	5,776,271	3,018,164	2,196,532	86	156	647,726	16.36%

2022	8,659,017	7,228,147	2,268,531	2,110,233	109	132	737,690	21.33%

2021	7,956,652	20,234,722	2,030,396	3,925,738	120	140	650,914	18.65%

(1)
Mr. Stuewe served as our Company’s principal executive officer for the entirety of 2021, 2022, 2023, 2024 and 2025 and our Company’s other named executive officers for the applicable years were as follows:

-	2025: Messrs. Day, van der Velden, Paz, Sterling, Phillips and Jansen.
-	2024: Messrs. Phillips, Jansen, van der Velden and Sterling.
-	2023: Messrs. Phillips, Bullock, Jansen and van der Velden.
-	2022: Messrs. Phillips, Bullock, Sterling and Elrod.
-	2021: Messrs. Phillips, Bullock, van der Velden and Elrod.

(2)
Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Mr. Stuewe and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for our Company’s named executive officers for the applicable year other than Mr. Stuewe for such years.

(3)
Amounts reported in this column represent the compensation actually paid to Mr. Stuewe as our Company’s Chief Executive Officer in the indicated fiscal years, based on his total compensation reported in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the table below:

	CEO

	2025	2024	2023	2022	2021

Summary Compensation Table; Total Compensation (a)	$9,402,554	$8,222,726	$9,332,669	$8,659,017	$7,956,652

- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year (b)	$6,681,030	$6,258,389	$6,159,169	$4,500,000	$4,294,800

- Change in actuarial present value of defined benefit and actuarial pension plans in Fiscal Year (c)	$551	$0	$23,414	$0	$0

+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year (d)	$7,149,928	$3,229,114	$6,026,187	$6,370,126	$8,352,736

+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years (e)	$1,068,404	$(2,310,146)	$(2,601,376)	$(1,369,632)	$4,012,338

+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year (f)	$1,192,689	$(640,253)	$(798,626)	$(1,931,364)	$4,207,796

- Fair Value as of the End of the Prior Fiscal Year of Stock Awards from Prior Fiscal Years that were Forfeited in the Current Fiscal Year (g)	—	—	—	—	—

= Compensation Actually Paid	$12,131,994	$2,243,053	$5,776,271	$7,228,147	$20,234,722

(a)	Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year.

64 2026 Proxy Statement

EXECUTIVE
COMPENSATION
Pay vs. Performance Disclosure

(b)	Represents the aggregate grant date fair value of the option awards and stock awards granted to Mr. Stuewe during the indicated fiscal year, computed in accordance with FASB ASC 718.

(c)	Represents the change in actuarial present value of defined benefit and actuarial pension plans of Mr. Stuewe for each fiscal year as presented in the Summary Compensation Table.

(d)
Represents the aggregate fair value as of the indicated fiscal year-end of Mr. Stuewe’s outstanding and unvested option awards and stock awards granted during such fiscal year, computed in accordance with FASB ASC 718. The grant date fair values of the PSUs granted in each of the reported fiscal years were computed using 100% of the target number of PSUs based on the probable outcome of such performance-based vesting conditions as of the grant date, whereas the fair values presented in the table were computed based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year (in the case of 2025, assuming a payout of 100% of target for the 2024 PSUs and 118.75% of target for the 2025 PSUs).

(e)
Represents the aggregate change in fair value during the indicated fiscal year of the outstanding and unvested option awards and stock awards granted in prior fiscal years held by Mr. Stuewe as of the last day of the indicated fiscal year, computed in accordance with FASB ASC 718 and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the indicated fiscal year.

(f)
Represents the aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each option award and stock award held by Mr. Stuewe that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with FASB ASC 718.

(g)	Represents the aggregate fair value as of the end of the prior fiscal year of stock awards granted in prior fiscal years that were forfeited in the current fiscal year.

(4)
Amounts reported in this column represent the compensation actually paid to our Company’s named executive officers other than Mr. Stuewe in the indicated fiscal year, based on the average total compensation for such named executive officers reported in the Summary Compensation Table for the indicated fiscal year and adjusted as shown in the table below:

	OTHER NAMED EXECUTIVE OFFICERS AVERAGE (a)

	2025	2024	2023	2022	2021

Summary Compensation Table; Total Compensation (b)	$2,223,610	$2,198,645	$3,018,164	$2,268,531	$2,030,396

- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year (c)	$877,409	$1,099,160	$1,688,185	$817,396	$674,638

- Change in actuarial present value of defined benefit and actuarial pension plans in Fiscal Year (d)	$3,706	$34,091	$38,434	$0	$3,550

+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year (e)	$677,551	$548,478	$1,514,937	$1,157,096	$1,312,100

+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years (f)	$51,089	$(464,564)	$(481,627)	$(206,662)	$622,963

+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year (g)	$92,204	$(84,265)	$(128,323)	$(291,336)	$638,467

- Fair Value as of the End of the Prior Fiscal Year of Stock Awards from Prior Fiscal Years that were Forfeited in the Current Fiscal Year (h)	$247,532	—	—	—	—

= Compensation Actually Paid	$1,915,807	$1,065,043	$2,196,532	$2,110,233	$3,925,738

(a)
Please see footnote 1 for the named executive officers included in the average for each indicated fiscal year. Mr. Phillips retired June 15, 2025 and Mr. Jansen’s employment with the Company ended on September 26, 2025.

(b)	Represents the average Total Compensation as reported in the Summary Compensation Table for the reported named executive officers in the indicated fiscal year.

(c)
Represents the average aggregate grant date fair value of the option awards and stock awards granted to the reported named executive officers during the indicated fiscal year, computed in accordance with FASB ASC 718.

(d)
Represents the average aggregate change in actuarial present value of defined benefit and actuarial pension plans of the reported named executive officers for each indicated fiscal year as presented in the Summary Compensation Table.

(e)
Represents the average aggregate fair value as of the indicated fiscal year-end of the reported named executive officers’ outstanding and unvested option awards and stock awards granted during such fiscal year, computed in accordance with FASB ASC 718. The grant date fair values of the PSUs granted in each of the reported fiscal years were computed using 100% of the target number of PSUs based on the

2026 Proxy Statement 65

EXECUTIVE COMPENSATION
Pay vs. Performance Disclosure

probable outcome of such performance-based vesting conditions as of the grant date, whereas the fair values presented in the table were computed based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year (in the case of 2025, assuming a payout of 100% of target for the 2024 PSUs and 118.75% of target for the 2025 PSUs).

(f)
Represents the average aggregate change in fair value during the indicated fiscal year of the outstanding and unvested option awards and stock awards granted in prior fiscal years held by the reported named executive officers as of the last day of the indicated fiscal year, computed in accordance with FASB ASC 718 and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the indicated fiscal year.

(g)
Represents the average aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each option award and stock award held by the reported named executive officers that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with FASB ASC 718.

(h)
Represents the average aggregate fair value as of the end of the prior fiscal year of stock awards granted in prior fiscal years that were forfeited in the current fiscal year. This applies to Mr. Jansen, who forfeited, following his termination from the Company on September 26, 2025, 23,261 RSUs and 21,126 PSUs (assuming target performance) from the 2023, 2024 and 2025 RSUs and PSUs and the one-time grant of RSUs to Mr. Jansen on May 11, 2023 in connection with his acceptance of employment with the Company.

(5)
Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2020 in our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.

(6)	The TSR Peer Group consists of the Dow Jones US Waste & Disposal Services Total Return Index, an independently prepared index that includes companies in the US Waste & Disposal Services industry.

(7)
As noted in the Compensation Discussion and Analysis, for 2025, the Compensation Committee determined that ROGI continues to be viewed as a core driver of our Company’s performance and stockholder value creation. See page 43 of this Proxy Statement for a description of how we calculate ROGI.

Relationship Between Pay and
Performance
We believe the “Compensation Actually Paid” in each of the years reported above and over the five-year cumulative period are reflective of the Compensation Committee’s emphasis on “pay-for-performance” as the “Compensation Actually Paid” fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established performance goals under our annual incentive program and our LTI program.
The following chart sets forth the relationship between Compensation Actually Paid (“CAP”) to our Chief Executive Officer and the average of Compensation Actually Paid to our other NEOs, and our Company’s cumulative TSR and ROGI performance over the five most recently completed fiscal years, as well as the relationship between our Company’s cumulative TSR and the Peer Group’s cumulative TSR over such period.

$25
$20
$15
$10
$5
$-
$250
$200
$150
$100
$50
$-
USD x 1 million
21.33%
18.65%
16.36%
8.93%
8.55%
195
187
140
132
156
120
109
86
58
65
2021
2022
2023
2024
2025
CAP CEO
CAP Avg NEO's
ROGI
Company TSR
Peer Group TSR

66 2026 Proxy Statement

EXECUTIVE COMPENSATION
Pay vs. Performance Disclosure

The following chart sets forth the relationship between the Compensation Actually Paid to our Chief Executive Officer and the average Compensation Actually Paid to our other NEOs, and our Company’s Net Income over the five most recently completed fiscal years.

USD x 1 million
$25
$20
$15
$10
$5
$-
$800
$700
$600
$500
$400
$300
$200
$100
$-
$651
$738
$648
$279
$63
2021
2022
2023
2024
2025
CAP CEO
CAP Avg NEO's
Net Income

The following is a list of financial performance measures, which in our Company’s assessment represent the most important (financial) performance measures used by our Company to link compensation actually paid to the NEOs for 2025. In addition to these metrics, our Company’s annual incentive plan for 2025 includes performance goals relating to safety, debt reduction and other strategic and business-related goals in order to emphasize those initiatives as priorities throughout the organization. The measures in this table are not ranked:

∎	ROGI

∎	Adjusted EBITDA

∎	Total Shareholder Return (“TSR”)

2026 Proxy Statement 67

EXECUTIVE COMPENSATION

Compensation of Directors

Compensation of Directors

The following table sets forth certain information regarding the fees earned or paid in cash and stock awards granted to each director who did not serve as an employee of our Company during the fiscal year ended January 3, 2026.

NAME	FEES EARNED OR PAID IN CASH ($)	FEES EARNED OR PAID IN DSUS ($) (1)	STOCK AWARDS ($) (2)	OPTION AWARDS ($)	TOTAL ($)

Charles Adair	$125,000	—	$150,000	—	$275,000

Beth Albright (3)	17,583	$17,189	150,000	—	184,772

Larry A. Barden	—	100,000	150,000	—	250,000

Celeste A. Clark	120,000	—	150,000	—	270,000

Linda Goodspeed	125,000	—	150,000	—	275,000

Enderson Guimaraes	100,000		150,000	—	250,000

Randy L. Hill	—	100,000	150,000	—	250,000

Gary W. Mize	210,000	—	150,000	—	360,000

Soren Schroder (4)	—	86,241	181,230	—	267,454

Kurt Stoffel	100,000	—	150,000	—	250,000

1.

Represents the dollar amount of the annual cash retainer (including any standing committee chair or lead director fees) such directors elected to defer in fiscal 2025 into deferred stock units (“DSUs”) under the Company’s Non-Employee Director Compensation Program, as further described below. In addition, it represents the grant date fair value computed in accordance with FASB ASC Topic 718. See Note 14 of the consolidated financial statements in our Annual Report for the fiscal year ended January 3, 2026, regarding assumptions underlying valuation of equity awards. The aggregate number of DSUs outstanding at January 3, 2026 for the directors listed above are as follows: Adair, none; Albright, none; Barden, 8,928; Clark, 4,564; Goodspeed, 1,646; Guimaraes, 3,591; Hill, 5,572; Mize, none; Schroder, 4,837; and Stoffel, none.

2.

Represents the grant date fair value computed in accordance with FASB ASC Topic 718 of the RSUs granted under the Company’s Non-Employee Director Compensation Program. See Note 14 of the consolidated financial statements in our Annual Report for the fiscal year ended January 3, 2026, regarding assumptions underlying valuation of equity awards. The aggregate number of RSU awards outstanding at January 3, 2026 for the directors listed above are as follows: Adair, 38,540; Albright, none; Barden, 14,425; Clark, 16,193; Goodspeed, 40,186; Guimaraes, 18,445; Hill, 10,218; Mize, 44,743; Schroder, 7,518; and Stoffel, 10,489.

3.	Ms. Albright’s term as a director expired immediately following our annual meeting on May 7, 2025, and she did not stand for reelection.

4.

Mr. Schroder was elected to the Board on February 20, 2025. Upon becoming a non-employee director on February 20, 2025, Mr. Schroder received a prorated grant of $31,230 in value of RSUs, with the number of RSUs granted being determined using the closing price of our common stock on February 20, 2025. He also received the director annual grant of $150,000 in value of RSUs on May 7, 2025.

As reflected in the table below, our non-employee directors receive an annual compensation package composed of an annual cash retainer paid in quarterly installments and an annual equity retainer. In addition, our lead director and the chair of each of the audit, compensation, nominating and corporate governance and sustainability committees receive an additional annual cash retainer for such additional service paid in quarterly installments. In accordance with its written charter, the compensation committee is responsible for examining from time to time the overall compensation program for our non-employee directors, including an evaluation of the status of our Board’s compensation in relation to comparable U.S. companies (in terms of size, business sector, etc.), and reporting its findings to the nominating and corporate governance committee which reviews these findings and reports them to the Board, along with its recommendation of general principles to be used in determining the form and amount of director compensation. There were no changes made to our non-employee director annual compensation package during fiscal 2025.

During fiscal 2025, non-employee members of the Board were paid an annual cash retainer of $100,000. In addition, the lead director and chair of each of the audit, compensation, nominating and corporate governance and sustainability committees received an additional annual cash retainer in the following amounts: Lead Director—$95,000; Audit—$25,000; Compensation—$25,000; Nominating and Corporate Governance—$15,000; and Sustainability—$20,000.

68 2026 Proxy Statement

EXECUTIVE COMPENSATION

Compensation of Directors

ADDITIONAL COMPENSATION

An Additional $15,000 annual cash retainer

∎

Nominating and Corporate Governance Committee Chair

An additional $20,000 annual cash retainer

∎

Sustainability Committee Chair

An additional $25,000 annual cash retainer

∎

Audit Committee Chair

∎

Compensation Committee Chair

An additional $95,000 annual cash retainer

∎

Lead Director

As an additional element of the annual non-employee director compensation, pursuant to the 2017 Omnibus Incentive Plan, each non-employee director also receives $150,000 of RSUs immediately following our annual meeting of stockholders at which such directors are elected. Accordingly, following our annual meeting of stockholders on May 7, 2025, each non-employee director elected at the meeting received a grant of $150,000 in value of RSUs, with the number of RSUs granted being determined using the closing price of our common stock on May 7, 2025.

Directors may elect in advance of a calendar year to defer up to 100% of their annual cash retainer (including any standing committee chair or lead director fees) into deferred stock units under the Company’s Non-Employee Director Compensation Program,

which deferred stock units are payable in shares of our common stock. The minimum deferral period for any amounts deferred is three years; however, notwithstanding the deferral election, if a director ceases to be a director of the Company for any reason, the account balance will be paid in shares of our common stock in a lump sum following the director’s separation from service, and if the separation occurs prior to December 31 the director shall receive a prorated portion for the year in which the separation occurs. For fiscal 2025, Ms. Albright elected to defer 50% of her annual cash retainer and Messrs. Barden, Hill and Schroder elected to defer 100% of their annual cash retainers.

Mr. Stuewe received no additional compensation for serving on the Board.

2026 Proxy Statement 69

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table and notes set forth certain information with respect to the beneficial ownership of shares of our common stock based on Schedule 13G or Schedule 13D filings, as the case may be, by each person or group within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) who is known to our management to be the beneficial owner of more than five percent of our outstanding common stock and is based upon information provided to us by those persons.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	15,378,170 (1)	9.68%

BlackRock, Inc. 50 Hudson Yards, New York, NY 10001	14,973,501 (2)	9.42%

Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One, Austin, TX 78746	8,019,406 (3)	5.05%

1.

The Vanguard Group filed with the SEC a Schedule 13G/A on February 13, 2024, reporting that as of December 29, 2023 it or certain of its affiliates beneficially owned in the aggregate 15,378,170 shares, for which it had shared voting power for 92,554 shares, sole dispositive power for 15,156,584 shares and shared dispositive power for 221,586 shares.

2.

BlackRock, Inc. filed with the SEC a Schedule 13G/A on November 8, 2024, reporting that as of September 30, 2024 it or certain of its affiliates beneficially owned in the aggregate 14,973,501 shares, for which it had sole voting power for 14,243,103 shares and sole dispositive power for 14,973,501 shares.

3.

Dimensional Fund Advisors LP filed with the SEC a Schedule 13G on January 21, 2026, reporting that as of December 31, 2025 it or certain of its affiliates beneficially owned in the aggregate 8,019,406 shares, for which it had sole voting power for 7,870,675 shares and sole dispositive power for 8,019,496 shares.

70 2026 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management

Security Ownership of Management

The following table and notes set forth certain information with respect to the beneficial ownership of shares of our common stock, as of March 10, 2026, by each director, each nominee for director, each named executive officer and by all directors and executive officers as a group:

NAME OF BENEFICIAL OWNER	COMMON STOCK OWNED		UNEXERCISED PLAN OPTIONS (2)	COMMON STOCK BENEFICIALLY OWNED (3)	PERCENT OF COMMON STOCK OWNED

Randall C. Stuewe	1,009,696		827,095	1,836,797	1.15%

Charles Adair	48,040			48,040	*

Robert Aspell	549	(1)		549	*

Larry A. Barden	30,042	(1)		30,042	*

Celeste A. Clark	16,228	(1)		16,228	*

Robert Day	13,160			13,160	*

Linda Goodspeed	40,186	(1)		40,186	*

Enderson Guimaraes	18,445	(1)		18,445	*

Randy L. Hill	10,720	(1)		10,720	*

Matt Jansen (4)	75,534			75,534	*

Gary W. Mize	46,293	(1)		46,293	*

Carlos Paz	3,740			3,740	*

Brad Phillips (5)	145,767	(1)	8,682	154,449	*

Soren Schroder	8,020	(1)		8,020	*

John F. Sterling	270,615		133,517	404,132	*

Kurt Stoffel	18,489	(1)		18,489	*

Jan van der Velden	55,755		61,900	117,655	*

All executive officers and directors as a group (23 persons)	1,960,934		1,067,056	3,027,990	1.90%

*	Represents less than one percent of our common stock outstanding.

1.

Represents stock owned, as well as (A) 4,549 restricted stock units awarded to each of Messrs. Adair, Barden, Guimaraes, Hill, Mize, Schroder and Stoffel, Dr. Clark and Ms. Goodspeed, and 549 restricted stock units awarded to Mr. Aspell that vest within 60 days of March 10, 2026 and (B) the following number of deferred stock units owned by the following directors that have vested as of March 10, 2026 for purposes of determining beneficial ownership: 301, Dr. Clark; 502, Mr. Barden; 502, Mr. Hill; and 502, Mr. Schroder.

2.	Represents options that are vested and exercisable.

3.	The persons named in this table have sole voting and investment power with respect to all shares of capital stock shown as beneficially owned by them.

4.

Mr. Jansen’s employment with the Company ended September 26, 2025. In this table, the Company is reporting common stock owned and common stock beneficially owned for Mr. Jansen per the Company’s records as of September 26, 2025.

5.

Mr. Phillips retired from the Company on June 15, 2025. In this table, the Company is reporting common stock owned and common stock beneficially owned for Mr. Phillips per the Company’s records as of June 15, 2025

2026 Proxy Statement 71

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

The Board has adopted a written Related Person Transactions Policy that addresses our Company’s procedures with respect to the review and approval of “related party transactions” that are required to be disclosed pursuant to SEC regulations, which generally include any transaction or series of transactions:

∎	in which our Company or a subsidiary was or is a participant;

∎	where the amount involved exceeds or is expected to exceed $120,000 since the beginning of our Company’s last completed fiscal year; and

∎

in which the related person (i.e., a director, director nominee, executive officer, greater than five percent beneficial owner of our Company’s common stock, or any immediate family member of any of the foregoing) has or will have a direct or indirect material interest.

Pursuant to our policy, the transactions described above are submitted to our audit committee for review and approval. In determining whether to approve or disapprove of the entry into a related party transaction, the audit committee considers all relevant facts and circumstances and takes into account, among other factors:

∎	whether the terms of the related party transaction are fair to the Company and would apply on the same basis if the transaction did not involve a related party;

∎	whether there are any compelling business reasons for the Company to enter into the related party transaction and the nature of alternative transactions, if any;

∎	whether the related party transaction would impair the independence of an otherwise independent director or nominee for director; and

∎	whether the related party transaction would present an improper conflict of interest for any director, nominee for director or executive officer of the Company.

Since December 29, 2024, no transaction has been identified as a reportable related person transaction.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers and any persons who own more than ten percent of our common stock to file with the SEC various reports as to ownership of the common stock. These persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of the reports furnished to us, the aforesaid Section 16(a) filing requirements were met on a timely basis during fiscal 2025.

72 2026 Proxy Statement

REPORT OF THE AUDIT COMMITTEE

The following report of the audit committee shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act or incorporated by reference in any document so filed.

Under the guidance of a written charter adopted by the Board, the audit committee oversees our management’s conduct of the financial reporting process on behalf of our Board. A copy of our audit committee charter can be found on our website at https://www.darlingii.com/sustainability/governance. The audit committee also appoints the accounting firm to be retained to audit our Company’s consolidated financial statements, and once retained, the accounting firm reports directly to the audit committee. The audit committee is responsible for approving both audit and non-audit services to be provided by the independent auditors.

Management is responsible for our Company’s financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Our Company’s independent auditors are responsible for auditing those consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States. The audit committee’s responsibility is to monitor and review these processes. It is not the audit committee’s duty or responsibility to conduct auditing or accounting reviews.

The audit committee met with management periodically during fiscal 2025 to consider the adequacy of our Company’s internal controls, and discussed these matters and the overall scope and plans for the audit of our Company with our independent auditors, KPMG LLP. The audit committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

The audit committee also discussed with senior management and KPMG LLP our Company’s disclosure controls and procedures and the certifications by our Chief Executive Officer and Chief Financial Officer, which are required by the SEC under the Sarbanes-Oxley Act of 2002 for certain of our Company’s filings with the SEC.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended January 3, 2026 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of our Company’s accounting principles and other matters as are required to be discussed with the audit committee under auditing standards generally accepted in the United States. In addition, the audit committee has discussed with the independent auditors the auditors’ independence from our Company and our management, including the matters in the written disclosures and letter which were received by the audit committee from the independent auditors as required by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the independent accountant’s communications with the audit committee concerning independence, and considered the compatibility of non-audit services with the auditor’s independence. The audit committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board, and the Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2026 for filing with the SEC.

THE AUDIT COMMITTEE

Charles Adair, Chairman

Robert Aspell

Enderson Guimaraes

Randy L. Hill

Soren Schroder

Kurt Stoffel

2026 Proxy Statement 73

PROPOSAL 2 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The audit committee has selected KPMG LLP to serve as our Company’s independent auditors for the fiscal year ending January 2, 2027. KPMG LLP has served as our Company’s independent registered public accountants since 1989. In order to assure continuing auditor independence, the audit committee periodically considers whether the annual audit of the Company’s financial statements should be conducted by another firm. With respect to the length of KPMG LLP’s tenure, we believe this enhances our audit quality due to their significant institutional knowledge and deep expertise of our Company’s global business, accounting policies and practices, and internal controls over financial reporting. In addition, as a result of their familiarity with our Company, audit and other fees remain competitive, and we avoid the costs and disruptions associated with bringing on a new independent auditor. Furthermore, the lead audit partner on the Company’s engagement serves no more than five consecutive years in that role, in accordance with SEC rules. Our audit committee chair and management have direct input into the selection of the lead audit partner.

The members of the audit committee and the Board believe that the continued retention of KPMG LLP to serve as our Company’s independent registered public accounting firm is in the best interest of the Company and its stockholders. Consequently, we are asking our stockholders to ratify our Company’s selection of KPMG LLP as our independent registered public accountants at the Annual Meeting. Although ratification is not required by our Amended and Restated Bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the audit committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

One or more representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

In addition to performing the audit of our consolidated financial statements, KPMG LLP provided various other services during fiscal 2025 and 2024. The aggregate fees billed for fiscal 2025 and 2024 for each of the following categories of services are set forth below:

Audit Fees. The aggregate fees billed or to be billed for professional services rendered by KPMG LLP during the fiscal years ended January 3, 2026 and December 28, 2024 for the audit of our financial statements as well as for the audit of our internal controls over financial reporting required by the Sarbanes-Oxley Act of 2002 and the review of our interim financial statements for the fiscal years ended January 3, 2026 and December 28, 2024 were $9,664,329 and $9,091,869, respectively. The KPMG LLP audit fees reported for the fiscal year ended December 28, 2024 include $390,000 in fees attributable to the audit for the fiscal year ended December 30, 2023.

Audit-Related Fees. The aggregate fees billed or to be billed for professional services rendered by KPMG LLP during the fiscal years ended January 3, 2026 and December 28, 2024 were $445,750 and $780,631, respectively, for services related to specific audit compliance procedures and contemplated acquisition due diligence.

Tax Fees. The aggregate fees billed or to be billed for tax compliance, advice and planning services rendered by KPMG LLP for the fiscal years ended January 3, 2026 and December 28, 2024 were $5,709 and $20,389, respectively.

All Other Fees. There were no aggregate fees billed or to be billed for professional services rendered by KPMG LLP during either of the fiscal years ended January 3, 2026 and December 28, 2024 for services other than those described above as “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

Pre-approval Policy

The audit committee is required to pre-approve the audit and non-audit services to be performed by the independent auditor in order to assure that the provision of these services does not impair the auditor’s independence.

All audit services, audit-related services, tax services and other services provided by KPMG LLP were pre-approved by the audit committee, which concluded that the provision of these services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The audit committee charter provides for pre-approval of any audit or non-audit services provided to us by our independent auditors. The audit committee may delegate to its chair pre-approval authority with respect to all permitted audit and non-audit services, provided that any services pre-approved pursuant to this delegated authority will be presented to the full audit committee at a subsequent committee meeting. KPMG LLP provides the audit committee with a status report at each of the audit committee’s quarterly meetings regarding audit, audit-related, tax and other non-audit services that KPMG LLP has been pre-approved to perform, has been asked to provide or may be expected to provide during the balance of the year and, with respect to each, KPMG LLP’s independence analysis to confirm such services will not impair KPMG LLP’s independence in the conduct of its auditing functions.

Recommendation of the Board and the Audit Committee

The Audit Committee and the Board recommends that the stockholders vote “FOR” Proposal 2.

74 2026 Proxy Statement

PROPOSAL 3 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under the Securities Act and the Exchange Act, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and disclosure, commonly known as a “say on pay” proposal. At our 2023 annual meeting, our stockholders supported an annual frequency for this advisory vote. As such, the Board has determined that our Company will hold this advisory vote on the compensation of our named executive officers each year.

As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program is designed to reward the achievement of specific annual, long-term and strategic goals and to align executives’ interests with those of our stockholders by rewarding performance above established goals with the ultimate objective of improving stockholder value. Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement, beginning on page 28, for a more detailed discussion of our executive compensation program, including information about fiscal year 2025 compensation of our NEOs.

As more fully described under “Stockholder Engagement Process and Say On Pay Advisory Vote Results” on page 32 of this Proxy Statement, we conduct a stockholder engagement process and routinely interact with stockholders throughout the year about executive compensation and other matters. The feedback received from our stockholders was tremendously valuable and was incorporated into the compensation committee’s discussion and design of our current compensation program, as more fully described in the Compensation Discussion and Analysis beginning on page 28 of this Proxy Statement. At our 2025 Annual Meeting, our stockholders showed strong support of the program, as approximately 97% of the votes cast were in favor of the advisory vote to approve executive compensation.

We are asking our stockholders to once again indicate their support for our named executive officer compensation as described in this Proxy Statement. This say on pay proposal gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Accordingly, we will ask our stockholders to vote “FOR” adoption of the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Darling Ingredients Inc. approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with Item 402 of Regulation S-K under the Exchange Act, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and disclosure.”

The say on pay vote is advisory and therefore not binding on our Company, the compensation committee or the Board. However, the compensation committee and the Board value the opinions of our stockholders and will carefully consider the outcome of the vote and take into consideration any concerns raised by stockholders when determining future compensation arrangements.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” Proposal 3.

2026 Proxy Statement 75

PROPOSAL 4 – VOTE TO APPROVE THE 2026 OMNIBUS INCENTIVE PLAN

Introduction

On February 25, 2026, the Board approved the Darling Ingredients Inc. 2026 Omnibus Incentive Plan (the “2026 Plan”), subject to approval by our stockholders at the Annual Meeting. The 2026 Plan will replace the Darling Ingredients Inc. 2017 Omnibus Incentive Plan (the “2017 Plan”), which is scheduled to expire on May 9, 2027. If the 2026 Plan is approved, no awards will be granted under the 2017 Plan after the 2026 Plan becomes effective. As of January 31, 2026, 1,730,235 shares of our common stock remained available for future awards under the 2017 Plan.

If the 2026 Plan is approved by our stockholders, we will continue to be able to make awards of long-term equity incentives, which we believe are critical for attracting, motivating, rewarding and retaining a talented team who will contribute to our success. If the 2026 Plan is not adopted by our stockholders, following the termination of the 2017 Plan, we may be required to increase the cash component of our compensation mix, which we believe would inhibit our ability to attract, retain and motivate employees, non-employee directors, and third-party service providers of our Company and our subsidiaries and affiliates.

Share Information on Equity Compensation Plans as of January 31, 2026

The following table provides information regarding our outstanding equity awards and shares available for future awards under the Company’s existing equity compensation plans as of January 31, 2026 (except as otherwise noted):

Total number of stock options outstanding (1)	2,041,993

Total number of full value awards outstanding (includes restricted stock, restricted stock units (RSUs) and performance share units (PSUs) and deferred stock units) (2)	3,287,534

Total number of shares remaining available for future grant under the 2017 Plan (3)	1,730,235

Total number of shares of common stock outstanding as of the Record Date	158,729,220

(1)

The weighted-average exercise price of the stock options outstanding was $17.12 and the weighted-average remaining term of the stock options outstanding was 1.84 years. The Company did not have any stock appreciation rights outstanding as of January 31, 2026.

(2)	Assumes performance-based awards will vest and pay out based on maximum performance levels being achieved.

(3)

Represents the total number of shares available for future awards under the 2017 Plan reflecting performance-based awards at maximum payout. The 2017 Plan was our only active equity compensation plan as of January 31, 2026.

Equity Grant Practices

We are committed to using equity incentive awards prudently, within reasonable limits, and subject to performance and service-based vesting requirements. In setting the proposed number of shares reserved and issuable under the Plan, the Board and the Compensation Committee considered several factors, including the potential dilutive effect of equity awards outstanding under the Company’s prior equity compensation plans, the Company’s historical equity usage and the expected dilution of the 2026 Plan, in order to arrive at what the Company believes is a reasonable and appropriate dilutive impact of the 2026 Plan.

Total Potential Dilution. Annual dilution from our equity compensation program is measured as the total number of shares of our common stock subject to equity awards granted in a given year, less cancellations and other shares returned to the reserve that year, divided by total shares outstanding at the end of the year. Annual dilution from our equity compensation program for 2025 was 0.37%. Overhang is another measure of the dilutive impact of equity programs. Our overhang is equal to the number of shares subject to outstanding equity compensation awards plus the number of shares available to be granted, divided by the total number of outstanding shares. As of March 10, 2026, our overhang was 4.44%. As of March 10, 2026, the 3,900,000 shares of our common stock being requested under the 2026 Plan would increase our overhang by 2.45% to a total potential overhang of approximately 6.89%. Overhang percentages are based on 158,729,220 shares of our common stock outstanding as of March 10, 2026.

76 2026 Proxy Statement

PROPOSAL 4 – VOTE TO APPROVE THE 2026 OMNIBUS INCENTIVE PLAN

Equity Grant Practices

Burn Rate. Burn rate is a measure of the number of shares subject to equity awards that we grant annually, which helps indicate the life expectancy of our equity plans and is another measure of shareholder dilution. Our Company’s burn rate for the past three fiscal years has been as follows:

		FULL VALUE AWARDS

FISCAL YEAR	STOCK OPTIONS GRANTED	RSUs Granted	PSUs Vested	STOCK OPTIONS + FULL VALUE AWARDS	WEIGHTED AVERAGE BASIC NUMBER OF SHARES OF COMMON STOCK OUTSTANDING	BURN RATE

2025	0	295,327	160,770	456,097	158,479,000	0.29%

2024	0	200,940	257,918	458,858	159,513,000	0.29%

2023	0	199,600	473,824	673,424	159,861,000	0.42%

The Board believes that our Company has used equity in a reasonable manner, with a three-year average burn rate of approximately 0.33% of our outstanding common stock.

Certain Features of the 2026 Plan

The following features of the 2026 Plan are designed to reinforce alignment between the equity compensation arrangements awarded pursuant to the 2026 Plan and our stockholders’ interests:

•	No discounting of stock options or stock appreciation rights;

•	No repricing or replacement of underwater stock options or stock appreciation rights without stockholder approval;

•	No dividend equivalents on stock options or stock appreciation rights;

•	No dividends or dividend equivalents paid on unearned awards;

•	No recycling of shares used to pay the exercise price or taxes with respect to awards;

•	Annual non-employee director compensation limit, which cannot be amended without stockholder approval; and

•	No liberal definition of “change of control.”

Purposes of the 2026 Plan

The purpose of the 2026 Plan is to attract, retain and motivate employees, directors, and certain consultants, agents, advisors, or independent contractors to our Company or any of its subsidiaries or affiliates and to encourage them to have a financial interest in our Company.

Under the 2026 Plan, we may grant:

∎	Non-qualified stock options;

∎	Incentive stock options (within the meaning of Section 422 of the Internal Revenue Code);

∎	Stock appreciation rights (“SARs”);

∎	Restricted stock, RSUs and other stock-based awards (collectively, “Stock Awards”);

∎	Performance Awards; and

∎	Cash-based awards.

2026 Proxy Statement 77

PROPOSAL 4 – VOTE TO APPROVE THE 2026 OMNIBUS INCENTIVE PLAN

Description of the 2026 Plan

Description of the 2026 Plan

The following description is qualified in its entirety by reference to the plan document, a copy of which is attached as Appendix B and incorporated into this Proxy Statement by reference.

Administration

The 2026 Plan will be administered by the Compensation Committee of the Board, or a subcommittee thereof, or such other committee designated by the Board (the “Plan Committee”), in each case consisting of two or more members of the Board. Each member of the Plan Committee is intended to be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of the NYSE.

Subject to the express provisions of the 2026 Plan, the Plan Committee has the authority to select eligible persons to receive awards and determine all of the terms and conditions of each award. All awards are evidenced by an agreement containing such terms and conditions not inconsistent with the 2026 Plan as the Plan Committee approves. The Plan Committee also has authority to establish rules and regulations for administering the 2026 Plan and to decide questions of interpretation or application of any provision of the 2026 Plan. The Plan Committee may take any action such that (1) any outstanding options and SARs become exercisable in part or in full, (2) all or a portion of any restriction period applicable to any outstanding award lapses, (3) all or a portion of any performance period applicable to any outstanding award lapses, and (4) any performance measures applicable to any outstanding award be deemed satisfied at the threshold, target, maximum or any other level in between such levels.

The Plan Committee may, to the fullest extent permitted by law, delegate to one or more of its members, the Board, a subcommittee of the Board, a member of the Board, one or more officers of our Company, and one or more agents or advisors such administrative duties or powers as it may deem advisable, except that it may not delegate to officers of our Company the power to make grants of awards to individuals subject to Section 16 of the Exchange Act.

Available Shares

Under the 2026 Plan, the number of shares of our common stock initially available for all awards, other than substitute awards granted in connection with a corporate transaction, will be (i) 3,900,000 shares, plus (ii) any shares that are available for awards under the 2017 Plan as of the date on which the 2026 Plan is approved by our stockholders. In addition, no more than 3,900,000 shares of our common stock may be issued under the 2026 Plan with respect to incentive stock options. The share limits set forth in the 2026 Plan are subject to adjustment in the event of any equity restructuring that causes the per share value of our common stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend. On January 30, 2026, the nearest prior trading day to January 31, 2026, the closing sales price per share of our common stock as reported on the NYSE was $45.66.

To the extent that shares of our common stock subject to an outstanding award granted under the 2026 Plan or the 2017 Plan are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares of our common stock subject to an option canceled upon settlement of a related tandem SAR or subject to a tandem SAR cancelled upon exercise of a related option) or (ii) the settlement of such award in cash, then such shares of our common stock will again be available for re-issuance under the 2026 Plan. Any shares that are subject to outstanding awards under the 2017 Plan as of the effective date of the 2026 Plan that are canceled, expired, forfeited or otherwise not issued under the 2017 Plan or are settled in cash on or after the effective date of the 2026 Plan will be added to the number of shares available for issuance under the 2026 Plan as one share if such shares were subject to options or SARs under the 2017 Plan and as 2.22 shares if such shares were subject to awards other than options or SARs under the 2017 Plan. Shares of our common stock subject to an award under the 2026 Plan will not again be available for issuance if such shares are (i) shares that were subject to an option or SAR and were not issued or delivered upon the net settlement or net exercise of such option or SAR, (ii) shares delivered to or withheld by our Company to pay the purchase price or the withholding taxes related to an outstanding award or (iii) shares repurchased by our Company on the open market with the proceeds of an option exercise.

Change of Control

Unless otherwise provided in an award agreement, in the event of a change of control of our Company, the Board (as constituted prior to such change of control) may, in its discretion, require that (i) some or all outstanding options and SARs will become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (ii) the restriction period applicable to some or all outstanding awards will lapse in full or in part, either immediately or upon a subsequent termination of employment, (iii) the performance period applicable to some or all outstanding awards will lapse in full or in part, and (iv) the performance measures applicable to some or all outstanding awards will be deemed to be satisfied at the target, maximum or any other level. In addition, in the event of a change of control, the Board may, in its discretion, require that shares of capital stock of the company resulting from or succeeding to the business of our Company pursuant to such change of control, or the parent thereof, be substituted for some or all of our common stock subject to outstanding awards, and/or require outstanding awards, in whole or in part, to

78 2026 Proxy Statement

PROPOSAL 4 – VOTE TO APPROVE THE 2026 OMNIBUS INCENTIVE PLAN

Description of the 2026 Plan

be surrendered to our Company in exchange for a payment of cash, other property, shares of capital stock of the company resulting from the change of control (or the parent thereof), or a combination of cash, other property and such shares.

Under the terms of the 2026 Plan, a change of control generally means (i) a third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of shares of our Company having 30% or more of the total number of votes that may be cast for the election of directors of the Board; (ii) certain changes in the majority composition of the Board; (iii) the consummation of certain reorganizations, mergers, amalgamations, statutory share exchanges, consolidations or like events to which our Company is a party or a sale or other dispositions of all or substantially all of the assets of our Company; or (iv) our Company’s stockholders approve the complete liquidation or dissolution of our Company.

No Repricing

The 2026 Plan provides that, without the approval of our stockholders, other than in connection with a change of control or pursuant to the plan’s adjustment provisions, (i) stock options or SARs and any other stock-based award that is not a full value award which is issued under the 2026 Plan will not be repriced, replaced, or regranted through cancellation, or by lowering the exercise price or base price of a previously granted award, and (ii) no previously-granted stock option or SAR will be exchanged for cash or another award if the purchase price of such stock option or the base price of such SAR exceeds the fair market value of a share of our common stock on the date of such cancellation.

Clawback of Awards

Awards granted under the 2026 Plan and any cash payment or shares of our common stock delivered pursuant to an award are subject to forfeiture, recovery by our Company or other action pursuant to the applicable award agreement or any clawback or recoupment policy that our Company may adopt from time to time, including, without limitation, the Darling Ingredients Inc. Policy on Recoupment of Incentive Compensation and any other policy that our Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law or applicable listing standards.

Effective Date, Termination and Amendment

The 2026 Plan will become effective as of the date of stockholder approval and will terminate as of the tenth anniversary of its effective date, unless earlier terminated by the Board. The Plan Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate the 2026 Plan, in whole or in part, subject to any requirement of stockholder approval set forth by applicable law, rule or regulation, including any rule of the NYSE, and provided that, without stockholder approval or in connection with a change of control or the adjustment provisions of the 2026 Plan, no amendment may be made that (i) increases the number of shares available under the 2026 Plan, (ii) seeks to modify the non-employee director compensation limit under the 2026 Plan or (iii) materially impairs the rights of a holder of an outstanding award without the consent of such holder.

Eligibility

Participants in the 2026 Plan will consist of such employees, non-employee directors and certain consultants, agents, advisors and independent contractors of our Company and our subsidiaries and affiliates, as selected by the Plan Committee. As of March 10, 2026, approximately 15,000 employees and ten non-employee directors would be eligible to participate in the 2026 Plan if selected by the Plan Committee. While consultants, agents, advisors and independent contractors are eligible to participate in the Plan, the Company has not historically granted equity awards to consultants, agents, advisors or independent contractors.

Non-Employee Director Compensation Limit

Under the terms of the 2026 Plan, the aggregate value of cash compensation and the grant date fair value of shares of our common stock that may be granted during any fiscal year of our Company to any non-employee director will not exceed $900,000. The non-employee director compensation limit under the 2026 Plan will not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by our Company or any of its subsidiaries or affiliates or compensation received by the director in his or her capacity as an executive officer or employee of our Company or any of our subsidiaries or affiliates.

Stock Options and SARs

The 2026 Plan provides for the grant of stock options and SARs. The Plan Committee will determine the conditions to the exercisability of each stock option and SAR.

Each stock option will be exercisable for no more than ten (10) years after its date of grant. If the stock option is an incentive stock option (within the meaning of Section 422 of the Internal Revenue Code) and the optionee owns greater than ten percent (10%) of the voting power of all shares of capital stock of our Company (a “ten percent holder”), then the stock option will be exercisable for no more than five years after its date of grant. Except in the case of substitute awards granted in connection with a corporate transaction, the exercise price of a stock option will not be less than 100% of the fair market value of a share of our common stock on the date of grant, unless the stock option is an incentive stock option and the optionee is a ten percent holder, in which case the exercise price will not be less than the price required by the Internal Revenue Code.

2026 Proxy Statement 79

PROPOSAL 4 – VOTE TO APPROVE THE 2026 OMNIBUS INCENTIVE PLAN

Description of the 2026 Plan

Each SAR will be exercisable for no more than ten (10) years after its date of grant. Other than in the case of substitute awards granted in connection with a corporate transaction, the base price of a SAR will not be less than 100% of the fair market value of a share of our common stock on the date of grant, provided that the base price of a SAR granted in tandem with a stock option (a “tandem SAR”) will be the exercise price of the related option. A SAR entitles the holder to receive upon exercise (subject to withholding taxes) shares of our common stock or, to the extent provided in the award agreement, cash or a combination thereof, with an aggregate value equal to the difference between the fair market value of the shares of our common stock on the exercise date and the base price of the SAR.

Notwithstanding anything in the award agreement to the contrary, the holder of an option or SAR will not be entitled to receive dividend equivalents with respect to the shares of our common stock subject to such option or SAR.

Stock Awards

The 2026 Plan provides for the grant of Stock Awards. The Plan Committee may grant a Stock Award as a restricted stock award, RSU award or other stock-based award. Restricted stock awards and RSU awards generally are subject to forfeiture if the holder does not remain continuously in the employment of our Company during the restriction period or if specified performance measures (if any) are not attained during the performance period. The terms and conditions applicable to other stock-based awards will be determined by the Plan Committee.

Unless otherwise set forth in a restricted stock award agreement, the holder of shares of restricted stock has rights as a stockholder of our Company, including the right to vote and receive dividends with respect to shares of restricted stock and to participate in any capital adjustments applicable to all holders of our common stock; provided, however, that any dividend or other distribution paid with respect to shares subject to a restricted stock award will be deposited by our Company and will be subject to the same restrictions as the shares of common stock with respect to which such dividend or distribution was made.

The agreement awarding RSUs will specify whether the holder will be entitled to receive dividend equivalents with respect to the number of shares of common stock subject to such award. Any dividend equivalents credited with respect to RSUs will be subject to the same vesting and other restrictions as the RSUs to which they relate. Prior to settlement of a RSU, the holder of a RSU has no rights as a stockholder of our Company.

The Plan Committee may also grant other stock-based awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of our common stock, including unrestricted shares. Any distribution, dividend or dividend equivalents with respect to such other stock-

based awards that are subject to vesting conditions shall be subject to the same vesting conditions as the underlying awards.

Performance Awards

The 2026 Plan also provides for the grant of performance awards. The agreement relating to a performance award will specify whether such award may be settled in shares of our common stock (including shares of restricted stock) or cash or a combination thereof, and will provide, in the manner determined by the Plan Committee, for the vesting of such performance award if the specified performance measures are satisfied or met during the specified performance period and for the forfeiture of such award if the specified performance measures are not satisfied or met during the specified performance period. Any dividends or dividend equivalents with respect to a performance award will be subject to the same vesting and other restrictions as such performance award. Prior to the settlement of a performance award in shares of our common stock (including restricted shares), the holder of such award has no rights as a stockholder of our Company with respect to such shares.

Performance Measures

Under the 2026 Plan, the grant, vesting or exercisability of certain awards may be made subject to the satisfaction of performance measures. The performance goals applicable to a particular award will be determined by the Plan Committee at the time of grant. Such performance goals may include one or more of the following corporate-wide or subsidiary, division, operating unit, line of business, project, geographic or individual measures: net income (before or after taxes); earnings per share before or after taxes, interest, depreciation, and/or amortization; earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA margin; operating income; operating expenses; net sales growth; net operating profit; return measures (including, but not limited to, return or net return on assets, capital employed, invested capital, equity, investments or sales); cash flow (including, but not limited to, operating cash flow, net cash flow, free cash flow, and cash flow return on capital); cash flow per share; net cash provided by operations; pre-tax margins; gross or operating margins; economic value created; productivity ratios (e.g., asset turns, cycle time, and one or more elements of efficiency or cost or expense); growth in financial measures or ratios (e.g., revenue, earnings, cash flow, stockholders’ equity or margins); share price (including, but not limited to, growth measures, total shareholder return and attainment of a specified fair market value for a specified period of time); price-to-earnings growth; expense targets; interest expense; operating efficiency; working capital targets; economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); account growth; service revenue; capital expenditures; increase in stockholder value; earnings per share; strategic business criteria (consisting of one or more objectives based on meeting specified goals

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PROPOSAL 4 – VOTE TO APPROVE THE 2026 OMNIBUS INCENTIVE PLAN

Description of the 2026 Plan

relating to market penetration, customer acquisition, business expansion, cost targets, customer satisfaction, safety, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation, supervision of information technology, quality and quantity audit scores, efficiency, and acquisitions or divestitures, or any combination of the foregoing); or such other goals as the Plan Committee may determine.

Each such goal may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of our Company (including the performance of one or more subsidiaries, divisions, geographic units, or business operating units) or the past or current performance of one or more other companies or market indices (or a combination of such past and current performance). In addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof. In establishing a performance measure or determining the achievement of a performance measure, the Plan Committee may provide that achievement of the applicable performance measures may be amended or adjusted to include or exclude any components of any performance measure, including, without limitation, foreign exchange gains and losses, asset writedowns, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting our Company or its financial statements, or changes in law or accounting principles. Performance measures will be subject to such other special rules and conditions as the Plan Committee may establish at any time.

Cash-Based Awards

The 2026 Plan provides for the grant of awards denominated in cash in such amounts and subject to such terms and conditions as the Plan Committee may determine.

New Plan Benefits

The Plan Committee has the discretion to grant awards under the 2026 Plan and, therefore, it is not possible as of the date of this proxy statement to determine future awards that will be received by participants under the 2026 Plan.

Federal Income Tax Consequences

The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the 2026 Plan. This discussion does not address all aspects of the United States federal income tax consequences that could arise from participation in the 2026 Plan, some of which may be relevant to participants in light of their personal investment or tax circumstances; it also does not discuss any state, local or non-United States tax consequences of participating in the 2026 Plan. Before taking any actions with respect to any awards, each participant is advised to consult such participant’s tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally limits to $1 million the amount that a publicly held corporation may deduct each year for compensation paid to each of the corporation’s chief executive officer, the corporation’s chief financial officer, and certain other current and former executive officers of the corporation.

Stock Options

A participant will not recognize taxable income at the time an option is granted and our Company will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and our Company (or, if applicable, the affiliated employer) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date the option was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and our Company will not be entitled to any deduction. If, however, those shares are disposed of within the above-described period, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the excess of (1) the lesser of the amount realized upon that disposition and the fair market value of those shares on the date of exercise over (2) the exercise price, and our Company (or, if applicable, the affiliated employer) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

SARs

A participant will not recognize taxable income at the time SARs are granted and our Company will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of

2026 Proxy Statement 81

PROPOSAL 4 – VOTE TO APPROVE THE 2026 OMNIBUS INCENTIVE PLAN

Federal Income Tax Consequences

cash paid by our Company, and our Company (or, if applicable, the affiliated employer) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

Stock Awards

A participant will not recognize taxable income at the time restricted stock (i.e., stock subject to restrictions constituting a substantial risk of forfeiture) is granted and our Company will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time pursuant to Section 83(b) of the Internal Revenue Code. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions constituting a substantial risk of forfeiture is deductible by our Company (or, if applicable, the affiliated employer) as compensation expense, subject to the deduction limits under Section 162(m) of the Internal Revenue Code. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions constituting a substantial risk of forfeiture lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income, in an amount equal to the dividends paid and our Company (or, if applicable, the affiliated employer) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

A participant will not recognize taxable income at the time a restricted stock unit is granted and our Company will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by our Company, and our Company (or, if applicable, the affiliated employer) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

A participant who receives shares of common stock that are not subject to any restrictions under the 2026 Plan will recognize compensation taxable as ordinary income on the date of grant in an amount equal to the fair market value of such shares on that date, and our Company (or, if applicable, the affiliated employer) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

Performance Awards

A participant will not recognize taxable income at the time performance awards are granted and our Company will not be entitled to a tax deduction at that time. Upon settlement of performance awards, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by our Company, and our Company (or, if applicable, the affiliated employer) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

Cash-Based Awards

A participant will not recognize taxable income at the time cash-based awards are granted, and our Company will not be entitled to a tax deduction at that time. Upon settlement of such awards, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the cash paid by our Company, and our Company (or, if applicable, the affiliated employer) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

82 2026 Proxy Statement

PROPOSAL 4 – VOTE TO APPROVE THE 2026 OMNIBUS INCENTIVE PLAN

Equity Compensation Plan Information

The Board of Directors recommends that stockholders vote FOR the approval of the Darling Ingredients Inc. 2026 Omnibus Incentive Plan.

Equity Compensation Plan Information

PLAN CATEGORY	(A) NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		(B) WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(C) NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A))

Equity compensation plans approved by security holders	3,359,494	(1)	$28.14	4,019,941	(2)

Equity compensation plans not approved by security holders	—		—	—

Total	3,359,494		$28.14	4,019,941

(1)

Includes shares underlying options that have been issued and granted non-vested stock pursuant to the Company’s 2012 Omnibus Incentive Plan and the 2017 Omnibus Incentive Plan, each as approved by the Company’s stockholders. See Note 14 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2026 for information regarding the material features of the 2017 Plan.

(2)	As of January 1, 2026.

2026 Proxy Statement 83

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING

Why am I receiving these materials?

Our records indicate that you owned your shares of Darling common stock at the close of business on the Record Date (March 10, 2026). You have been sent this Proxy Statement and the enclosed proxy card because the Board of Directors of Darling is soliciting your proxy to vote your shares of common stock at the Annual Meeting on the proposals described in this Proxy Statement.

What am I voting on?

There are four matters scheduled for a vote:

∎	the election of the ten nominees identified in this Proxy Statement as directors, each for a term of one year (“Proposal 1”);

∎	the ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 2, 2027 (“Proposal 2”);

∎	an advisory vote to approve executive compensation (“Proposal 3”); and

∎	a vote to approve the 2026 Omnibus Incentive Plan (“Proposal 4”).

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

All owners of our common stock as of the close of business on the Record Date are entitled to vote their shares of common stock at the Annual Meeting and any adjournment or postponement thereof. As of the Record Date, a total of 158,729,220 shares of common stock were outstanding and eligible to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. The Notice of Internet Availability of Proxy Materials, enclosed proxy card (if you received your proxy materials by mail) or voting instruction card shows the number of shares you are entitled to vote at the Annual Meeting.

STOCKHOLDER OF RECORD: SHARES REGISTERED IN YOUR NAME

If on the Record Date your shares were registered directly in your name with Darling, then you are a stockholder of record. As a stockholder of record, you may vote online at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, to ensure your vote is counted, Darling encourages you to vote in advance of the Annual Meeting either by Internet, by telephone or by filling out and returning the enclosed proxy card (if you received your proxy materials by mail).

BENEFICIAL OWNER: SHARES REGISTERED IN THE NAME OF A BROKER OR BANK

If on the Record Date your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.

How do I vote?

Your shares may only be voted at the Annual Meeting if you attend the meeting online or are represented by proxy. You may vote and submit questions regarding the proposals being voted on during the Annual Meeting by following the instructions available on the meeting website. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to ensure that your shares will be represented. If you received your proxy materials by mail, to vote by proxy, complete the enclosed proxy card and mail it in the postage-paid envelope provided. You may also vote by using the telephone or the Internet in advance of the Annual Meeting in accordance with the instructions provided on the enclosed proxy card (if you received your proxy materials by mail) or on the Notice of Internet Availability of Proxy Materials. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

You may revoke your proxy at any time before it is exercised by timely submission of a written revocation to our Secretary at our principal executive offices located at 5601 N. MacArthur Blvd., Irving, Texas 75038, submission of a properly executed later-dated proxy or by timely voting by ballot at the Annual Meeting. Voting by proxy will in no way limit your right to vote at the Annual Meeting if you later decide to attend the meeting online. Attendance at the Annual Meeting will not by itself constitute a revocation of your proxy – you must vote at the Annual Meeting to revoke your proxy.

If your shares are held in the name of a brokerage firm, bank, dealer or other similar organization that holds your shares in “street name,” you will receive instructions from that organization that you must follow in order for your shares to be voted.

All shares that you are entitled to vote and that are represented by a properly-completed proxy received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly deliver your proxy but fail to indicate how your shares should be voted, the shares represented by your proxy will be voted FOR the election of each director in Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4 and in the discretion of the persons named in the proxy as proxy appointees as to any other matter that may properly come before the Annual Meeting.

84 2026 Proxy Statement

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING

How will votes be counted?

Who may attend the Annual Meeting?

All stockholders that were stockholders of Darling as of the Record Date, or their authorized representatives, may attend the Annual Meeting. To participate in the Annual Meeting online, please visit www.virtualshareholdermeeting.com/DAR2026 and enter the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card. Beneficial holders who do not have a control number please contact your broker or other agent as soon as possible, so that you can be provided with a control number and gain access to the meeting.

A list of stockholders entitled to vote at the Annual Meeting will be available to stockholders for examination 10 days prior to the Annual Meeting. To review the list of stockholders, please contact Investor Relations at ir@darlingii.com.

We encourage you to access the Annual Meeting prior to the start time, leaving ample time for the check-in process.

May stockholders ask questions at the Annual Meeting?

Yes. Stockholders will have the ability to submit questions during the annual meeting by following the instructions available on the meeting website. We intend to answer questions submitted during the meeting that are pertinent to the Company and the meeting matters, as time permits. Guidelines for submitting questions during the meeting are available on the meeting website.

What if I have technical difficulties or trouble accessing the Annual Meeting?

Beginning 15 minutes prior to the start of and during the meeting, we will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting or during the meeting time, please call the technical support number that will be posted on the meeting website.

How will votes be counted?

The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares entitled to vote, is represented online or by proxy. Brokers will be counted as present and entitled to vote for purposes of determining a quorum for items that brokers have discretionary voting authority and for items that brokers have voting authority by instructions from the beneficial owner(s) (only for the shares represented by such beneficial owner(s)). A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Under the rules of the NYSE, absent instructions from the beneficial owners, banks and brokers who hold shares in street name for beneficial owners have the authority to vote only on “routine” corporate matters. The ratification of the selection of our independent registered public accounting firm is considered to be a routine matter, while the election of directors, the advisory vote to approve executive compensation and the vote to approve the 2026 Omnibus Incentive Plan are not.

PROPOSAL 1. With respect to the nominees for director listed under “Proposal 1 – Election of Directors,” to be elected, each nominee must receive a majority of the votes cast with respect to that director’s election (assuming a quorum is present). A majority of votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. Each nominee receiving more votes for election than votes against election will be elected. In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each nominee. If you elect to abstain in the election of directors, the abstention will not be counted as a vote cast and will not impact the outcome of the vote. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. Broker “non-votes” will not be counted as a vote cast with respect to a nominee and will therefore not affect the outcome of the vote on Proposal 1.

PROPOSAL 2. With respect to Proposal 2 – “Ratification of Selection of Independent Registered Public Accountant,” the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on this item at the Annual Meeting is required for approval of this item (assuming a quorum is present). You may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain from voting, it will have the same effect as a vote against this item. Your broker (or another organization that holds your shares for you) may exercise its discretionary authority to vote your shares in favor of or against Proposal 2.

PROPOSAL 3. With respect to Proposal 3 – “Advisory Vote to Approve Executive Compensation,” the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on this item at the Annual Meeting is required for approval of this item (assuming a quorum is present). You may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain from voting, it will have the same effect as a vote against this item. Your broker (or another organization that holds your shares for you) does not have discretionary authority to vote your shares with regard to Proposal 3. Therefore, if your shares are held in the name of a brokerage firm, bank, dealer or similar organization that provides a proxy to us, and the organization has not received your instructions as to how to vote your shares on this proposal, a broker “non-vote” will occur and your shares will have no impact on the outcome.

Although the advisory vote on Proposal 3 is non-binding, our Board will review the results of the vote and will take it into account in making future decisions regarding executive compensation.

2026 Proxy Statement 85

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING

Who will count the votes?

PROPOSAL 4. With respect to Proposal 4 – “Vote to Approve the 2026 Omnibus Incentive Plan,” the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on this item at the Annual Meeting is required for approval of this item (assuming a quorum is present). You may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain from voting, it will have the same effect as a vote against this item. Your broker (or another organization that holds your shares for you) does not have discretionary authority to vote your shares with regard to Proposal 4. Therefore, if your shares are held in the name of a brokerage firm, bank, dealer or similar organization that provides a proxy to us, and the organization has not received your instructions as to how to vote your shares on this proposal, a broker “non-vote” will occur and your shares will have no impact on the outcome.

Who will count the votes?

American Election Services, LLC will tally the vote and will serve as inspector of election at the Annual Meeting.

Why did I receive in the mail a Notice of Internet Availability of Proxy Materials rather than a full set of proxy materials?

SEC rules allow companies to provide stockholders with access to proxy materials over the Internet rather than mailing the materials to stockholders. To conserve natural resources and reduce costs, we are sending to many of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice provides instructions for accessing the proxy materials on the website referred to in the Notice or for requesting printed copies of the proxy materials. The Notice also provides instructions for requesting the delivery of the proxy materials for future annual meetings in printed form by mail or electronically by email.

How are proxies being solicited and who will pay for the solicitation of proxies?

We will bear the expense of the solicitation of proxies. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and employees by other means, including telephone, over the Internet or in person. No special compensation will be paid to our directors, officers or employees for the solicitation of proxies. To solicit proxies, we will also request the assistance of banks, brokerage houses and other custodians, nominees or fiduciaries, and, upon request, will reimburse these organizations or individuals for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies. We will also use the services of the proxy solicitation firm of Georgeson LLC to assist in the solicitation of proxies. For these services, we will pay a fee that is not expected to exceed $10,000, plus out-of-pocket expenses.

Who can help answer my other questions and to whom should I send a request for copies of certain material?

If you have more questions about voting, wish to obtain another proxy card or wish to receive a copy of our Annual Report on Form 10-K for the fiscal year ended January 3, 2026 without charge, you should contact:

Teun Tchornobay

Senior Vice President and Treasurer

Darling Ingredients Inc.

5601 N. MacArthur Blvd.

Irving, Texas 75038

Telephone: 972.717.0300 Fax: 972.281.4449

E-mail: ir@darlingii.com

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 7, 2026. The Proxy Statement and the 2025 Annual Report to security holders are available at www.proxydocs.com/DAR.

86 2026 Proxy Statement

OTHER MATTERS

Our management is not aware of any other matters to be presented for action at the Annual Meeting; however, if any matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on these matters.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries (e.g., banks, brokers, trustees or other nominees) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Each stockholder who participates in householding will continue to receive a separate proxy card (if the proxy materials are received by mail).

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your bank, broker, trustee or other nominee and direct a written request to Darling Ingredients Inc., Attn: Investor Relations, 5601 N. MacArthur Blvd., Irving, Texas 75038 or make an oral request by telephone at (972) 717-0300. If any stockholders in your household wish to receive a separate copy of this Proxy Statement, they may call or write to Investor Relations and we will promptly provide additional copies. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their bank, broker, trustee or other nominee.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this Proxy Statement, by going to the Investors page of our corporate website at www.darlingii.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this Proxy Statement, and therefore is not incorporated herein by reference.

Any person, including any beneficial owner, to whom this Proxy Statement is delivered may request copies of proxy statements or other information concerning us, without charge, by written or telephonic request directed to Darling Ingredients Inc., 5601 N. MacArthur Blvd., Irving, Texas 75038, Attn: Investor Relations or by telephone at (972) 717-0300, or by email to ir@darlingii.com; or from our proxy solicitor, Georgeson LLC, by telephone toll-free at 1-866-946-9504. Such information is also available from the SEC through the SEC website at the address provided above.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY

JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE

A PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION

CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF THE COMPANY’S COMMON STOCK

AT THE ANNUAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION

THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT

IS DATED MARCH 19, 2026. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS

PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS

PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

88 2026 Proxy Statement

ADDITIONAL INFORMATION

Stockholder Proposals for 2027

If you wish to submit a proposal for possible inclusion in our 2027 Proxy Statement and form of proxy card for next year’s Annual Meeting of Stockholders, expected to be held in May 2027, we must receive your notice, in accordance with Rule 14a-8 of the SEC, on or before November 19, 2026. The SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. If you wish to submit a proposal at the 2027 annual meeting (but not seek inclusion of the proposal in our proxy materials), we must receive your notice, in accordance with our Company’s bylaws, no earlier than January 7, 2027 (120 days prior to the first anniversary of the date of the 2026 Annual Meeting) and no later than February 6, 2027 (90 days prior to the first anniversary of the date of the 2026 Annual Meeting). Notices should be sent to our Secretary at our principal executive offices located at 5601 N. MacArthur Blvd., Irving, Texas 75038. To submit a stockholder proposal, a stockholder must be a stockholder of record of our Company at the time of the above notice of proposal, must be entitled to vote at the 2027 Annual Meeting and must comply with the notice procedures set forth in our Company’s bylaws.

Our Company’s bylaws permit a stockholder, or a group of up to 20 stockholders, who have held at least 3% of our outstanding common stock continuously for at least 3 years, to nominate and include in our proxy materials director nominees, constituting up to two individuals or 20% of our Board, whichever is greater, if the stockholder(s) and nominee(s) comply with the requirements specified in our Company’s bylaws. With respect to nominations submitted by a stockholder for inclusion in our proxy materials for next year’s Annual Meeting of Stockholders, timely notice of a proxy access nomination must be received by us in accordance with our Company’s bylaws no earlier than October 20, 2026 (150 days prior to the first anniversary of the date that the definitive 2026 Proxy Statement was first made available to stockholders) and no later than November 19, 2026 (120 days prior to the first anniversary of the date that the definitive 2026 Proxy Statement was first made available to stockholders). This notice must contain the information required by our Company’s bylaws.

In addition to the applicable requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 8, 2027.

By Order of the Board,

Nick Kemphaus

Secretary

Irving, Texas

March 19, 2026

2026 Proxy Statement 89

APPENDIX A

Non-GAAP Reconciliations

Adjusted EBITDA is presented in the Proxy Statement not as an alternative to net income, but rather as a measure of the Company’s operating performance and is not intended to be a presentation in accordance with GAAP. Since EBITDA (generally, net income plus interest expense, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA or adjusted EBITDA presentations disclosed by other companies. Adjusted EBITDA is calculated in this presentation and represents, for any relevant period, net income/(loss) plus depreciation and amortization, restructuring and asset impairment charges, acquisition and integration costs, change in fair value of contingent consideration, foreign currency loss/(gain), net income/(loss) attributable to non-controlling interests, interest expense, income tax provision, other income/(expense), loss on early retirement of debt and equity in net (income)/loss of unconsolidated subsidiaries. Management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of financing, income taxes, non-cash and certain other items that may vary for different companies for reasons unrelated to overall operating performance and also believes this information is useful to investors.

As a result, the Company’s management uses Adjusted EBITDA as a measure to evaluate performance and for other discretionary purposes. However, Adjusted EBITDA is not a recognized measurement under GAAP, should not be considered as an alternative to net income as a measure of operating results or to cash flow as a measure of liquidity, and is not intended to be a presentation in accordance with GAAP. In addition, the Company evaluates the impact of foreign exchange on operating cash flow, which is defined as segment operating income (loss) plus depreciation and amortization.

DGD Adjusted EBITDA is not reflected in the Adjusted EBITDA or the Pro forma Adjusted EBITDA to Foreign Currency. DGD Adjusted EBITDA is not a recognized accounting measure under GAAP; it should not be considered as an alternative to net income or equity in net income of Diamond Green Diesel, as a measure of operating results, or as an alternative to cash flow as a measure of liquidity and is not intended to be a presentation in accordance with GAAP. The Company calculates DGD Adjusted EBITDA by taking DGD’s operating income plus DGD’s depreciation, amortization and accretion expense. Management believes that DGD Adjusted EBITDA is useful in evaluating the Company’s operating performance because the calculation of DGD Adjusted EBITDA generally eliminates non-cash and certain other items at DGD unrelated to overall operating performance and also believes this information is useful to investors. The Company calculates Darling’s Share of DGD Adjusted EBITDA by taking DGD Adjusted EBITDA, net of discount and broker fees, and then multiplying by 50% to get Darling’s Share of DGD’s Adjusted EBITDA.

Combined Adjusted EBITDA is not a recognized accounting measurement under GAAP; it should not be considered as an alternative to net income, as a measure of operating results, or as an alternative to cash flow as a measure of liquidity. It is presented here not as an alternative to net income, but rather as a measure of the Company’s operating performance. Combined Adjusted EBITDA consists of Adjusted EBITDA plus DGD Joint Venture Adjusted EBITDA (Darling’s share). Management believes that Combined Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of financing, income taxes, non-cash and certain other items that may vary for different companies for reasons unrelated to overall operating performance and also believes this information is useful to investors.

90 2026 Proxy Statement

APPENDIX A

Non-GAAP Reconciliations

Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA to (Non-GAAP) Pro Forma Adjusted EBITDA to Foreign Currency and to (Non-GAAP) Combined Adjusted EBITDA (in thousands)

	2025	2024	2023	2022	2021	2020

Net Income attributable to Darling	62,804	278,880	647,726	737,690	650,914	296,819

Depreciation and amortization	508, 504	503,825	502,015	394,721	316,387	350,178

Interest expense	222,279	253,858	259,223	125,566	62,077	72,686

Income tax expense/(benefit)	(9,359)	(38,337)	59,568	146,626	164,106	53,289

Restructuring and asset impairment charges	57,960	5,794	18,553	29,666	778	38,167

Acquisition and integration costs	15,942	7,842	13,884	16,372	1,396	—

Change in fair value of contingent consideration	18,024	(46,706)	(7,891)	—	—	—

Foreign currency loss/(gain)	384	1,154	(8,133)	11,277	2,199	2,290

Other expense/(income), net	(468)	(22,309)	(16,310)	3,609	4,551	5,534

Loss on early retirement of debt	2,978	—	—	—	—	—

Loss/(gain) on disposal of subsidiaries	—	—	—	—	—	—

Equity in net (income)/loss of Diamond Green Diesel	48,770	(149,082)	(366,380)	(372,346)	(351,627)	(315,095)

Equity in net income of other unconsolidated subsidiaries	(12,759)	(11,994)	(5,011)	(5,102)	(5,753)	(3,193)

Net income attributable to noncontrolling interests	7,581	6,965	12,663	9,402	6,376	3,511

Adjusted EBITDA (non-GAAP)	922,640	789,890	1,109,907	1,097,481	851,404	504,186

Foreign currency exchange impact	(20,420)	1,334	(10,830)	59,715	(18,888)	(6,419)

Pro forma Adjusted EBITDA to Foreign Currency (non-GAAP)	902,220	791,224	1,099,077	1,157,196	832,516	497,767

DGD Adjusted EBITDA (Darling’s share) (non-GAAP)	103,716	289,945	501,987	443,487	383,419	337,348

Combined Adjusted EBITDA (non-GAAP)	1,026,356 (1)	1,079,835	1,611,894	1,540,968	1,234,823	841,534

1.

For purposes of determining combined adjusted EBITDA for incentive compensation purposes, the committee made certain increases/decreases to adjusted EBITDA for fiscal 2025 in the net amount of approximately $70.5 million related to foreign exchange rates and non-cash stock-based compensation expense and certain one-time, unusual and/or extraordinary items related to tariff impacts, biofuel tax credit realization, deferred profit on sales to related parties, and severance expenses.

2026 Proxy Statement 91

APPENDIX B

Darling Ingredients Inc.

2026 Omnibus Incentive Plan

2026 Proxy Statement i

ii 2026 Proxy Statement

2026 Proxy Statement iii

DARLING INGREDIENTS INC.

2026 OMNIBUS INCENTIVE PLAN

ARTICLE 1

ESTABLISHMENT, PURPOSE, ELIGIBILITY

1.1 Establishment. Darling Ingredients Inc., a Delaware corporation (hereinafter referred to as the “Company”), hereby establishes the 2026 Omnibus Incentive Plan (hereinafter referred to as the “Plan”) as set forth in this document. The Plan shall become effective upon stockholder approval (the “Effective Date”) and shall replace the Darling Ingredients Inc. 2017 Omnibus Plan (the “2017 Plan”) with respect to future grants on or after the Effective Date. The 2017 Plan shall terminate upon the approval of the Plan by the Company’s stockholders.

1.2 Purpose of the Plan. The purpose of the Plan is to attract, retain and motivate Employees, Directors, and Third Party Service Providers of the Company and its Subsidiaries and Affiliates and to encourage them to have a financial interest in the Company.

1.3 Awards. The Plan permits the grant of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Other-Stock Based Awards, Non-Employee Director Awards, Dividend Equivalents, and Cash-Based Awards.

1.4 Eligibility and Participation. Any Employee, Non-employee Director, or Third Party Service Provider is eligible to be designated a Participant. An individual shall become a “Participant” upon the grant of an Award. Each Award shall be evidenced by an Award Agreement. No individual shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

ARTICLE 2

DEFINITIONS

Whenever capitalized in the Plan, the following terms shall have the meanings set forth below.

2.1 “Affiliate” means any corporation or other entity, whether domestic or foreign, in which a Person has or obtains directly or indirectly the ability to vote to seat a majority of the board of directors or comparable governing body; provided, however, to the extent that Awards must cover “service recipient stock” in order to comply with Section 409A of the Code, “Affiliate” shall be limited to those entities which could qualify as an “eligible issuer” under Section 409A of the Code. A Person that attains the status of Affiliate on a date after the Effective Date shall be considered an Affiliate commencing as of such date.

2.2 “Award” means, individually or collectively, any Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent, Cash-Based Award, Other Stock-Based Award or Non-employee Director Award that is granted under the Plan.

2.3 “Award Agreement” means either (a) a written agreement (including electronic agreements) entered into (or electronically accepted) by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of an Award granted under this Plan.

2.4  “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.5 “Board of Directors” means the Board of Directors of the Company.

2.6 “Cash-Based Award” means any right granted under ARTICLE 11.

2.7 “Change of Control” means the occurrence of any of the following events:

(a) Any Person becomes the Beneficial Owner of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of its Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2.7, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, including without limitation, a public offering of securities; (ii) any acquisition by the Company or any of its Subsidiaries or Affiliates; (iii) any acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any of its Subsidiaries or Affiliates; or (iv) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii), and (iii) of Section 2.7(c).

2026 Proxy Statement B-1

(b) Individuals who constitute the Board of Directors as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election to the Board of Directors, or nomination for election by one or more of the Company’s stockholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of any Directors of the Company or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

(c) Consummation of a reorganization, merger, amalgamation, statutory share exchange, consolidation or like event to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, following such Business Combination: (i) all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination are the Beneficial Owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (or election of members of a comparable governing body) of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns all or substantially all of the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities; (ii) no Person (excluding any Successor Entity or any employee benefit plan or related trust of the Company, such Successor Entity, or any of their Subsidiaries) is the Beneficial Owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable governing body) of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors (or comparable governing body) of the Successor Entity were members of the Incumbent Board (including persons deemed to be members of the Incumbent Board by reason of the proviso of Section 2.7(b)) at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or

(d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any person acquires beneficial ownership of thirty percent (30%) or more of the Outstanding Company Voting Securities as a result of the acquisition of Outstanding Company Voting Securities by the Company which reduces the number of Outstanding Company Voting Securities; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Outstanding Company Voting Securities that increases the percentage of Outstanding Company Voting Securities beneficially owned by such person, a Change of Control shall then occur.

Solely with respect to any award that constitutes “deferred compensation” subject to Section 409A of the Code and that is payable on account of a Change of Control (including any installments or stream of payments that are accelerated on account of a Change of Control), a Change of Control shall occur only if such event also constitutes a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A of the Code, without altering the definition of Change of Control for purposes of determining whether a participant’s rights to such Award become vested or otherwise unconditional upon the Change of Control.

2.8 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.9 “Committee” means the compensation committee of the Board of Directors, or any other committee designated by the Board of Directors to administer this Plan. To the extent applicable, the Committee shall have at least two members, each of whom shall be (a) a person defined as a “non-employee director” in Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission, and (b) an “independent director” within the meaning of the listing requirements of any exchange on which the Company is listed.

2.10 “Company” means Darling Ingredients Inc., a Delaware corporation, and any successor thereto.

2.11 “Director” means any individual who is a member of the Board of Directors of the Company.

2.12 “Dividend Equivalent” means any right granted under ARTICLE 9.

B-2 2026 Proxy Statement

2.13 “Effective Date” has the meaning set forth in Section 1.1.

2.14 “Employee” means any employee of the Company, a Subsidiary or an Affiliate.

2.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.16 “Fair Market Value” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the stock exchange on which the Shares are principally traded on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the (i) closing price of a Share on the New York Stock Exchange (or if the Shares are listed on another national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), on such exchange or system), or if there was no trading of Shares on such date, on the next preceding date on which there was trading in the Shares, (ii) if the Shares are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the bid and asked prices for the Shares in such over-the-counter market on such date, or if there was no trading of Shares on such date, on the next preceding date on which there was trading in the Shares, or (iii) if Shares are not then listed on a national exchange or NASDAQ or traded on an over-the-counter market, such value as the Committee in its sole discretion establishes for purposes of granting Awards under the Plan and in compliance with Section 409A of the Code.

2.17 “Full Value Award” means an Award that is denominated in Shares and that is not a Stock Option or Stock Appreciation Right.

2.18 “Incentive Stock Option” means a Stock Option to purchase Shares granted under Article 5 to an Employee and that is designated as an “incentive stock option” and that is intended to meet the requirements of Section 422 of the Code, as it may be amended or modified.

2.19 “Non-Employee Director” means a Director who is not an Employee.

2.20 “Non-Employee Director Award” means any Award granted to a Non-Employee Director under ARTICLE 10.

2.21 “Nonqualified Stock Option” means a Stock Option that is not intended to meet the requirements of Section 422 of the Code, or that otherwise does not meet such requirements.

2.22 “Option Price” means the purchase price per Share subject to a Stock Option, as determined pursuant to Article 5 of the Plan.

2.23 “Other Stock-Based Award” means any right granted under ARTICLE 8.

2.24 “Participant” means any eligible person as set forth in Section 1.4 to whom an Award is granted.

2.25 “Performance Award” means a right to receive an amount of cash, Shares, or a combination of both, contingent upon the attainment of specified Performance Measures within a specified Performance Period.

2.26 “Performance Measures” means the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of a Stock Option or Stock Appreciation Right, or (ii) during the applicable Restriction Period or Performance Period as a condition to the vesting of the holder’s interest in an Award. Such criteria and objectives may include one or more of the following corporate-wide or subsidiary, division, operating unit, line of business, project, geographic or individual measures: net income (before or after taxes); earnings per Share before or after taxes, interest, depreciation, and/or amortization; earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA margin; operating income; operating expenses; net sales growth; net operating profit; return measures (including, but not limited to, return or net return on assets, capital employed, invested capital, equity, investments or sales); cash flow (including, but not limited to, operating cash flow, net cash flow, free cash flow, and cash flow return on capital); cash flow per share; net cash provided by operations; pre-tax margins; gross or operating margins; economic value created; productivity ratios (e.g., asset turns, cycle time, and one or more elements of efficiency or cost or expense); growth in financial measures or ratios (e.g., revenue, earnings, cash flow, stockholders’ equity or margins); Share price (including, but not limited to, growth measures, total shareholder return and attainment of a specified Fair Market Value for a specified period of time); price-to-earnings growth; expense targets; interest expense; operating efficiency; working capital targets; economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); account growth; service revenue; capital expenditures; increase in stockholder value; earnings per share; strategic business criteria (consisting of one or more objectives based on meeting specified goals relating to market penetration, customer acquisition, business expansion, cost targets, customer satisfaction, safety, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation, supervision of information technology, quality and quantity audit scores, efficiency, and acquisitions or divestitures, or any combination of the foregoing); or such other goals as the Committee may

2026 Proxy Statement B-3

determine whether or not listed herein. Each such goal may be expressed on an absolute or relative basis, and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies or market indices (or a combination of such past and current performance). In addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof. In establishing a Performance Measure or determining the achievement of a Performance Measure, the Committee may provide that achievement of the applicable Performance Measures may be amended or adjusted to include or exclude components of any Performance Measure, including, without limitation, foreign exchange gains and losses, asset write-downs, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles. Performance Measures shall be subject to such other special rules and conditions as the Committee may establish at any time.

2.27 “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.28 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.29 “Plan” means the Darling Ingredients Inc. 2026 Omnibus Incentive Plan.

2.30 “Plan Year” means the Company’s fiscal year, which is the 52/53 week fiscal year ending on the Saturday nearest to December 31.

2.31 “Prior Plans” means the 2017 Plan, the Company’s 2012 Omnibus Incentive Plan and each other plan previously maintained by the Company and its predecessors under which equity awards remain outstanding as of the Effective Date.

2.32 “Restricted Stock” means any Share granted under ARTICLE 7.

2.33 “Restricted Stock Unit” means any right granted under ARTICLE 7.

2.34 “Restriction Period” means the period during which Restricted Stock awarded under Article 7 of the Plan is subject to forfeiture.

2.35 “Share” means a share of common stock of the Company, $0.01 par value per share.

2.36 “Stock Appreciation Right” means any right granted under ARTICLE 6.

2.37 “Stock Option” means any right granted under ARTICLE 5.

2.38 “Subsidiary” means any corporation, partnership, limited liability company or other entity, whether domestic or foreign, of which the Company owns stock or other equity interests possessing fifty percent (50%) or more of the total combined voting power of all classes of stock or other equity interests generally entitled to vote in the election of directors (as determined in a manner consistent with Section 409A of the Code).

2.39 “Substitute Award” shall mean an Award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of a Stock Option or Stock Appreciation Right.

2.40 “Ten Percent Stockholder” means a Person who owns (after the application of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company generally entitled to vote in the election of directors, its “parent corporation” or any “subsidiary corporation” (as such terms are defined in Section 424 of the Code).

2.41 “Third Party Service Provider” means any consultant, agent, advisor, or independent contractor who is a natural person and who renders services to the Company, a Subsidiary or an Affiliate that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

B-4 2026 Proxy Statement

ARTICLE 3

ADMINISTRATION

3.1 General. The Committee shall be responsible for administering the Plan.

3.2 Authority of the Committee. The Committee shall have full and exclusive discretionary power to (a) interpret the terms and the intent of the Plan and any Award Agreement or other agreement or document ancillary to or in connection with the Plan; (b) determine eligibility for Awards; and (c) adopt such rules, forms, instruments, and guidelines for administering the Plan as the Committee deems necessary or proper. The Committee’s authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, and, subject to Section 14.3, adopting modifications and amendments to any Award Agreement. The Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding Stock Options and Stock Appreciation Rights shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding awards shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding awards shall lapse and (iv) the Performance Measures (if any) applicable to any outstanding awards shall be deemed to be satisfied at the threshold, target, maximum or any other level in between such levels. Notwithstanding anything in this Section to the contrary, the Board of Directors is hereby authorized (in addition to any necessary action by the Committee) to grant or approve Awards as necessary to satisfy the requirements of Section 16 of the Exchange Act and the rules and regulations thereunder or as otherwise deemed appropriate by the Board of Directors and to act in lieu of the Committee with respect to Awards made to Non-Employee Directors under the Plan. All actions taken and all interpretations and determinations made by the Committee or by the Board of Directors, as applicable, shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.3 Advisors. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee or Third-Party Service Provider, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals.

3.4 Delegation. The Committee may, to the fullest extent permitted by law, delegate to one or more of its members, the Board of Directors (or any members thereof), a subcommittee of the Board of Directors, one or more officers of the Company, and one or more agents or advisors such administrative duties or powers as it may deem advisable; provided, however, that the Committee shall not delegate to officers of the Company the power to make grants of Awards to individuals subject to Section 16 of the Exchange Act.

3.5 Limitation of Liability. Subject to applicable law, no member of the Board of Directors or Committee, nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board of Directors and the Committee and executive officers to whom authority is delegated hereunder shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s Certificate of Incorporation and/or Bylaws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

ARTICLE 4

SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

4.1 Number of Shares Available for Awards. Subject to adjustment as provided in Section 4.4, the number of Shares that shall initially be available for all Awards under this Plan, other than Substitute Awards, shall be (i) 3,900,000 Shares plus (ii) any Shares that are available for awards under the 2017 Plan as of the Effective Date. Subject to adjustment as provided in Section 4.4, no more than 3,900,000 Shares in the aggregate may be issued under the Plan in connection with Incentive Stock Options. The number of Shares that remain available for future grants under the Plan shall be reduced by an amount equal to the number of Shares subject to Awards granted under this Plan, other than Substitute Awards.

4.2 Share Usage.

(a) General. To the extent that Shares subject to an outstanding Award granted under the Plan or an award granted under a Prior Plan, other than Shares subject to Substitute Awards, are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such Award or award (excluding Shares subject to a Stock Option cancelled upon settlement in shares of a related Tandem SAR or Shares subject to a Tandem SAR cancelled upon exercise of a related Stock Option) or (ii) the settlement of such Award or award in cash, then such Shares shall again be available under this Plan; provided, however, that Shares

2026 Proxy Statement B-5

subject to an Award under this Plan or an award under a Prior Plan shall not again be available for issuance under this Plan if such Shares are (x) Shares that were subject to a Stock Option or stock-settled Stock Appreciation Right and were not issued or delivered upon the net settlement or net exercise of such Stock Option or Stock Appreciation Right, (y) Shares delivered to or withheld by the Company to pay the purchase price or the withholding taxes related to an outstanding Award; or (z) Shares repurchased by the Company on the open market with the proceeds of a Stock Option exercise. Any Shares that were subject to outstanding awards under the 2017 Plan as of the Effective Date that are canceled, expired, forfeited or otherwise not issued under the 2017 Plan or are settled in cash on or after the Effective Date shall be added to the number of Shares available for issuance under the Plan, as set forth in Section 4.1 above, as one Share if such Shares were subject to Stock Options or SARs under the 2017 Plan and as 2.22 Shares if such Shares were subject to awards other than Stock Options or SARs under the 2017 Plan.

The number of Shares available for Awards under this Plan shall not be reduced by available Shares under a stockholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to awards granted under this Plan (subject to applicable stock exchange requirements).

Shares to be delivered under this Plan shall be made available from authorized and unissued Shares, or authorized and issued Shares reacquired and held as treasury Shares or otherwise or a combination thereof.

(b) Corporate Transactions. If the Committee authorizes the issuance of Substitute Awards under this Plan, such authorization shall not reduce the maximum number of Shares available for issuance under this Plan; provided, however, that if any of the assumed awards are Incentive Stock Options such assumed Incentive Stock Options shall reduce the maximum number of Shares that may be issued pursuant to the exercise of an Incentive Stock Option.

4.3 Limit on Non-Employee Director Compensation. The aggregate value of cash compensation that may be paid and the grant date Fair Market Value of Shares that may be granted during any fiscal year of the Company to any Non-Employee Director shall not exceed $900,000; provided, however, that this limit shall not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by the Company or any of its Subsidiaries or Affiliates or compensation received by the director in his or her capacity as an executive officer or employee of the Company or any of its Subsidiaries or Affiliates.

4.4 Adjustments in Authorized Shares. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or any successor or replacement accounting standard) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under this Plan, the terms of each outstanding Stock Option and Stock Appreciation Right (including the number and class of securities subject to each outstanding Stock Option or Stock Appreciation Right and the purchase price or base price per share) and the terms of each outstanding Full Value Award (including the number and class of securities subject thereto) shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding Stock Options and Stock Appreciation Rights without an increase in the aggregate purchase price or base price and in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

ARTICLE 5

STOCK OPTIONS

5.1 Grant of Stock Options. The Committee is hereby authorized to grant Stock Options to Participants. Each Stock Option shall permit a Participant to purchase from the Company a stated number of Shares at an Option Price established by the Committee, subject to the terms and conditions described in this ARTICLE 5 and to such additional terms and conditions, as established by the Committee, in its sole discretion, that are consistent with the provisions of the Plan. Stock Options shall be designated as either Incentive Stock Options or Nonqualified Stock Options. Pursuant to Section 6.1, Stock Options may be granted in tandem with Stock Appreciation Rights. Neither the Committee, the Company, any of its Subsidiaries or Affiliates, nor any of their employees and representatives shall be liable to any Participant or to any other Person if it is determined that a Stock Option (or any portion thereof) intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option. Each Stock Option shall be evidenced by an Award Agreement which shall state the number of Shares covered by such Option and the Option Price per Share subject to such Option. Such Award Agreement shall conform to the requirements of the Plan, and may contain such other provisions as the Committee shall deem advisable.

B-6 2026 Proxy Statement

5.2 Option Price. The Option Price shall be determined by the Committee at the time of grant; provided, however, subject to Section 5.7, the Option Price shall not be less than one-hundred percent (100%) of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, in the case of a Stock Option that is a Substitute Award, the purchase price per Share of the Shares subject to such Stock Option may be less than 100% of the Fair Market Value per Share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over (b) the aggregate purchase price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate purchase price of such Shares.

5.3 Stock Option Term. The term of each Stock Option shall be determined by the Committee at the time of grant; provided, however, subject to Section 5.7, in no event shall such term be greater than ten (10) years.

5.4 Time of Exercise. Except as otherwise provided in an Award Agreement, Stock Options may be exercised for all, or from time to time any part, of the Shares for which they are then exercisable, and Stock Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant. For purposes of this Article 5, the exercise date of a Stock Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company, in each case pursuant to Section 5.5 and Section 15.2 hereof.

5.5 Method of Exercise. Except as otherwise provided in an Award Agreement, Stock Options granted under this Article 5 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Stock Option is to be exercised. The aggregate Option Price for the Shares as to which a Stock Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (a) in cash, (b) in Shares (either previously owned by the Participant or withheld from the Shares that would otherwise be delivered upon exercise of the Stock Option) having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, (c) partly in cash and, to the extent permitted by the Committee, partly in such Shares (as described in (b) above), or (d) if there is a public market for the Shares at such time, subject to such requirements as may be imposed by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of a Stock Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased. The Committee may also designate other acceptable forms of payment, in its complete discretion.

5.6 Limitations on Incentive Stock Options. Incentive Stock Options may be granted only to employees of the Company or of a “parent corporation” or “subsidiary corporation” (as such terms are defined in Section 424 of the Code) at the date of grant. The aggregate Fair Market Value (determined as of the time the Stock Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and of any parent corporation or subsidiary corporation) shall not exceed one hundred thousand dollars ($100,000). For purposes of the preceding sentence, Incentive Stock Options will be taken into account in the order in which they are granted. Each provision of the Plan and each Award Agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an “incentive stock option” as defined in Section 422 of the Code, and any provisions of the Award Agreement thereof that cannot be so construed shall be disregarded; provided, however, to the extent any Stock Option (or portion thereof) granted as an Incentive Stock Option fails to qualify as an Incentive Stock Option, such Stock Option (or portion thereof) shall be treated as a Nonqualified Stock Option.

5.7 Additional Limitations on Incentive Stock Options for Ten Percent Stockholders. The Option Price of an Incentive Stock Option granted to a Ten Percent Stockholder shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date of grant. No Incentive Stock Option granted to a Ten Percent Stockholder may be exercised later than five (5) years after the date it is granted.

5.8 Performance Goals. The Committee may condition the grant of Stock Options or the vesting of Stock Options upon the Participant’s achievement of one or more performance goal(s) (including the Participant’s provision of Services for a designated time period), as specified in the Award Agreement. If the Participant fails to achieve the specified performance goal(s), the Committee shall not grant the Stock Option to such Participant or the Stock Option shall not vest, as applicable.

2026 Proxy Statement B-7

ARTICLE 6

STOCK APPRECIATION RIGHTS

6.1 Grant of Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants, including a concurrent grant of Stock Appreciation Rights in tandem with any Stock Option at the same time such Stock Option is granted (a “Tandem SAR”). Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted. Stock Appreciation Rights shall be evidenced by Award Agreements that shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of a specified number of Shares on the date of exercise over (b) the base price of the right as specified by the Committee on the date of the grant. The payment in respect of such Stock Appreciation Right may be in the form of cash, Shares, or any combination thereof, as specified in the Award Agreement.

6.2 Terms of Stock Appreciation Right. The base price of a Tandem SAR shall be the Option Price per Share of the related Stock Option. The base price of a Stock Appreciation Right that is not a Tandem SAR shall be determined by the Committee; provided, however, the base price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, in the case of a Stock Appreciation Right that is a Substitute Award, the base price per Share of the Shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over (b) the aggregate base price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate base price of such Shares. The term, methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee and set forth in the Award Agreement. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate. No Stock Appreciation Right shall have a term of more than ten (10) years from the date of grant.

6.3 Tandem Stock Appreciation Rights and Stock Options. A Tandem SAR shall be exercisable only to the extent that the related Stock Option is exercisable and shall expire no later than the expiration of the related Stock Option. Upon the exercise of all or a portion of a Tandem SAR, a Participant shall be required to forfeit the right to purchase an equivalent portion of the related Stock Option (and, when a Share is purchased under the related Stock Option, the Participant shall be required to forfeit an equivalent portion of the Stock Appreciation Right).

ARTICLE 7

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1 Grant of Restricted Stock or Restricted Stock Units. The Committee is hereby authorized to grant Restricted Stock and Restricted Stock Units to Participants. Each Restricted Stock Unit shall represent one Share. Restricted Stock Units shall be credited to a notional account maintained by the Company. No Shares are actually awarded to the Participant in respect of Restricted Stock Units on the date of grant. Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement, which shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable.

7.2 Terms of Restricted Stock or Restricted Stock Unit Awards. Each Award Agreement evidencing a Restricted Stock or Restricted Stock Unit grant shall specify the period(s) of restriction or vesting terms, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, settlement dates, and such other provisions as the Committee shall determine. Any Restricted Stock granted under the Plan shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates (in which case, the certificate(s) representing such Shares shall be legended as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and deposited by the Participant, together with a stock power endorsed in blank, with the Company, to be held in escrow during the Restriction Period). At the end of the Restriction Period, the restrictions imposed hereunder and under the Award Agreement shall lapse with respect to the number of Shares of Restricted Stock as determined by the Committee, and the legend shall be removed unless otherwise necessary or advisable under applicable law and such number of Shares delivered to the Participant (or, where appropriate, the Participant’s legal representative). Except as otherwise determined by the Committee, if the Participant fails to achieve the specified vesting conditions, including any underlying performance goals, the Participant shall forfeit the Award to the Company.

B-8 2026 Proxy Statement

7.3 Voting and Dividend Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, Participants shall have none of the rights of a stockholder of the Company with respect to Restricted Stock until the end of the Restricted Period or with respect to Restricted Stock Units; provided, that, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder shall have the right to exercise full voting rights with respect to Restricted Stock during the Restriction Period. Dividends paid with respect to Shares of Restricted Stock shall be deposited with the Company and shall be paid to the Participant if and when the restrictions lapse on the underlying Shares of Restricted Stock. Participants holding Restricted Stock Units shall have no voting rights and shall not, subject to Article 9, have the right to receive dividends with respect to any Restricted Stock Units granted hereunder.

7.4 Section 83(b) Election. The Committee may permit Participants to make elections pursuant to Section 83(b) of the Code with respect to Awards of Restricted Stock, or the Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

ARTICLE 8

OTHER STOCK-BASED AWARDS

The Committee is hereby authorized to grant other types of equity-based or equity-related Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Shares) to Participants in such amounts and subject to such terms and conditions as the Committee shall determine. Such Awards shall be referred to as “Other Stock-Based Awards.” Each such Other Stock-Based Award may involve the transfer of actual Shares to Participants or payment in cash or otherwise of amounts based on the value of Shares, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States. Each Other Stock-Based Award shall be expressed in terms of Shares or units or an equivalent measurement based on Shares, as determined by the Committee.

ARTICLE 9

DIVIDEND EQUIVALENTS

The Committee is hereby authorized to grant to Participants Dividend Equivalents based on the dividends declared on Shares that are subject to any Award other than a Stock Option or Stock Appreciation Right, provided that no dividends or Dividend Equivalents may be paid to a Participant with respect to an Award prior to the vesting of such Award. Dividend Equivalents shall be credited as of dividend payment dates during the period between the date the Award is granted and the date the Award is exercised, vested, expired, credited or paid. Subject to the provisions of Article 9, such Dividend Equivalents shall be converted to cash, Shares or additional Awards by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding any language in the Plan to the contrary, no dividends or Dividend Equivalents shall be credited or paid with respect to any Stock Options or Stock Appreciation Rights.

ARTICLE 10

NON-EMPLOYEE DIRECTOR AWARDS

The Board of Directors or the Committee is hereby authorized, subject to Section 4.3, to grant Awards to Non-Employee Directors, as it shall from time to time determine, including Awards granted in satisfaction of annual fees that are otherwise payable to Non-Employee Directors.

ARTICLE 11

CASH-BASED AWARDS

The Committee is hereby authorized to grant Awards to Participants denominated in cash in such amounts and subject to such terms and conditions as the Committee may determine. Such Awards shall be referred to as “Cash-Based Awards.” Each such Cash-Based Award shall specify a payment amount or payment range as determined by the Committee.

2026 Proxy Statement B-9

ARTICLE 12

PERFORMANCE AWARDS

The Committee is hereby authorized to grant Performance Awards to Participants, subject to such terms and conditions as the Committee may determine. The method of determining the value of the Performance Award and the Performance Measures and Performance Period applicable to a Performance Award shall be determined by the Committee. The Award Agreement relating to a Performance Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Performance Award if the specified Performance Measures are satisfied or met during the specified Performance Period and for the forfeiture of such award if the specified Performance Measures are not satisfied or met during the specified Performance Period. The payment in respect of a Performance Award may be in the form of cash, Shares, or any combination thereof, as specified in the Award Agreement. Prior to the settlement of a Performance Award in Shares, including Restricted Stock, the holder of such award shall have no rights as a stockholder of the Company.

ARTICLE 13

CHANGE OF CONTROL

13.1 Subject to the terms of the applicable Award Agreements, in the event of a Change of Control, the Board, as constituted prior to the Change of Control, may, in its discretion:

(a) require that (i) some or all outstanding Stock Options and Stock Appreciation Rights shall become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (ii) the Restriction Period applicable to some or all outstanding Awards shall lapse in full or in part, either immediately or upon a subsequent termination of employment, (iii) the Performance Period applicable to some or all outstanding Awards shall lapse in full or in part, and (iv) the Performance Measures applicable to some or all outstanding Awards shall be deemed to be satisfied at the target, maximum or any other level;

(b) require that shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change of Control, or a parent corporation thereof, or other property be substituted for some or all of the Shares subject to an outstanding Award, whether or not vested or exercisable, with an appropriate and equitable adjustment to such Award as determined by the Board in accordance with Section 4.4; and/or

(c) require outstanding Awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (i) a cash payment in an amount equal to (A) in the case of a Stock Option or Stock Appreciation Right, the aggregate number of Shares then subject to the portion of such Stock Option or Stock Appreciation Right surrendered, whether or not vested or exercisable, multiplied by the excess, if any, of the Fair Market Value of a Share as of the date of the Change of Control, over the purchase price or base price per Share subject to such Stock Option or Stock Appreciation Right, (B) in the case of a Restricted Stock Award, Restricted Stock Unit Award, Other Stock-Based Award or a Performance Award denominated in Shares, the number of Shares then subject to the portion of such Award surrendered to the extent the Performance Measures applicable to such Award have been satisfied or are deemed satisfied pursuant to Section 13.1(a), whether or not vested, multiplied by the Fair Market Value of a Share as of the date of the Change of Control, and (C) in the case of a Cash-Based Award or Performance Award denominated in cash, the value of the Award then subject to the portion of such Award surrendered to the extent the Performance Measures applicable to such award (if applicable) have been satisfied or are deemed satisfied pursuant to Section 13.1(a); (ii) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change of Control, or a parent corporation thereof, or other property having a fair market value not less than the amount determined under clause (i) above; or (iii) a combination of the payment of cash pursuant to clause (i) above and the issuance of shares or other property pursuant to clause (ii) above.

ARTICLE 14

DURATION, AMENDMENT, MODIFICATION, SUSPENSION, AND TERMINATION

14.1 Duration of the Plan. Unless sooner terminated as provided in Section 14.2, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date.

14.2 Amendment, Modification, Suspension, and Termination of Plan. The Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan, in whole or in part; provided, however, that, without the prior approval of the

B-10 2026 Proxy Statement

Company’s stockholders or in connection with a Change of Control or pursuant to Section 4.4, (a) Stock Options or Stock Appreciation Rights and any Other Stock-Based Award that is not a Full Value Award which is issued under the Plan will not be repriced, replaced, or regranted through cancellation, or by lowering the exercise price or base price of a previously granted Award, (b) no previously-granted Stock Option or SAR shall be exchanged for cash or another award if the purchase price of such Stock Option or the base price of such SAR exceeds the Fair Market Value of a Share on the date of such cancellation, (c) no such action shall increase the number of Shares available under the Plan (other than an increase permitted under Article 4) absent stockholder approval, (d) no amendment shall modify the limit on Non-Employee Director compensation set forth in Section 4.3, and (e) no amendment of the Plan shall be made without stockholder approval if stockholder approval is required by law, regulation, or stock exchange rule; provided, further, that the Committee may amend the Plan without such stockholder approval in a manner it deems necessary to comply with applicable laws. After the Plan is terminated in accordance with this Section 14.2, no Award may be granted but any Award previously granted shall remain outstanding in accordance with the terms and conditions of the Plan and the Award.

14.3 Amendment, Modification, Suspension, and Termination of Awards and Award Agreements. The Committee shall have the authority at any time and from time to time, to alter, amend, modify, suspend or terminate the terms and conditions of any Award or Award Agreement; provided, however, that no such action shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Participant holding such Award; provided, further, that the Committee may amend any Award or any Award Agreement without such consent of the Participant in a manner it deems necessary to comply with applicable laws.

ARTICLE 15

GENERAL PROVISIONS

15.1 Settlement of Awards; No Fractional Shares. Each Award Agreement shall establish the form in which the Award shall be settled. Awards (other than Stock Options and Restricted Stock) may be settled in cash, Shares, other securities, additional Awards or any combination, regardless of whether such Awards are originally denominated in cash or Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Awards, other securities or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

15.2 Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any Shares or the payment of any cash pursuant to an Award made hereunder, payment by the holder of such award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such Award. An Award Agreement may provide that (i) the Company shall withhold whole Shares which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an Award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company; (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole Shares having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (C) authorizing the Company to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, in either case equal to the amount necessary to satisfy any such obligation; (D) in the case of the exercise of an option, a cash payment by a broker-dealer acceptable to the Company to whom the holder has submitted an irrevocable notice of exercise, (E) any other form of payment that may be acceptable to the Committee and specified in the Award Agreement or (F) any combination of (A), (B), (C) and (E), in each case to the extent set forth in the Award Agreement relating to the award. Shares to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Company, such other rate as shall not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable IRS withholding rules).

15.3 No Guarantees Regarding Tax Treatment. Participants (or their beneficiaries) shall be responsible for all taxes with respect to any Awards under the Plan. The Committee and the Company make no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan. Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax on any Person with respect to any Award under Section 409A of the Code or Section 457A of the Code or otherwise and none of the Company, any of its Subsidiaries or Affiliates, or any of their directors, employees or representatives shall have any liability to a Participant with respect thereto.

2026 Proxy Statement B-11

15.4 Transferability of Awards. Each Incentive Stock Option granted hereunder and, except as otherwise provided in a Participant’s Award Agreement or otherwise at any time by the Committee, each other Award granted under the Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent or distribution and any attempt to enforce such a purported sale, transfer, pledge, alienation or hypothecation shall be void and unenforceable against the Company or any Affiliate. Should the Committee permit transferability of an Award, it may do so on a general or a specific basis, and may impose conditions and limitations on any permitted transferability. Any permitted transfer of an Award shall not be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. An Incentive Stock Option may be exercised by a Participant only during his or her lifetime. Unless transferability is permitted, Nonqualified Stock Options and Stock Appreciation Rights may be exercised by a Participant only during his or her lifetime. If the Committee permits any Nonqualified Stock Option or Stock Appreciation Right to be transferred, references in the Plan to the exercise of a Stock Option or Stock Appreciation Right by the Participant or payment of any amount to the Participant shall be deemed to include the Participant’s transferee.

15.5 Awards Subject to Clawback. The Awards granted under this Plan and any cash payment or Shares delivered pursuant to an Award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Award Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including, without limitation, the Darling Ingredients Inc. Policy on Recoupment of Incentive Compensation and any other policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law or applicable listing standards.

15.6 Termination of Service; Forfeiture Events.

(a) Termination of Service. Each Award Agreement shall specify the effect of a Participant’s termination of service with the Company and any of its Subsidiaries or Affiliates, including specifically whether the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment, in addition to the effect on any otherwise applicable vesting or performance conditions of an Award. Such provisions shall be determined in the Committee’s sole discretion, need not be uniform and may reflect distinctions based on the reasons for termination.

(b) Forfeiture Events. An Award Agreement may also specify other events that may cause a Participant’s rights, payments and benefits with respect to an Award to be subject to reduction, cancellation, forfeiture, or recoupment, or which may affect any otherwise applicable vesting or performance conditions of an Award.

15.7 Deferrals. Subject to Article 16, the Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of any Award.

15.8 Conditions and Restrictions on Shares. The Committee may impose such other conditions or restrictions on any Shares received in connection with an Award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received for a specified period of time or a requirement that a Participant represent and warrant in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any conditions and restrictions applicable to such Shares.

15.9 Share Certificates. If an Award provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on an uncertificated basis, to the extent not prohibited by applicable law or the rules of the New York Stock Exchange or any stock exchange on which the Shares are admitted to trading or listed. Shares issued in connection with Awards of Restricted Stock may, to the extent deemed appropriate by the Committee, be retained in the Company’s possession until such time as all conditions or restrictions applicable to such Shares have been satisfied or lapse.

15.10 Compliance with Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies, the New York Stock Exchange or stock exchanges on which the Shares are admitted to trading or listed, as may be required. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(a) Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b) Completion of any registration or other qualification of the Shares under any applicable national, state or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

B-12 2026 Proxy Statement

The restrictions contained in this Section 15.10 shall be in addition to any conditions or restrictions that the Committee may impose pursuant to Section 15.8. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company, its Subsidiaries and Affiliates, and all of their directors, employees and representatives of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15.11 Rights as a Stockholder. Except as otherwise provided herein or in the applicable Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

15.12 Awards to Non-U.S. Employees. To comply with the laws in countries other than the United States in which the Company or any of its Subsidiaries or Affiliates operates or has Employees, Directors, or Third Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a) Determine which Subsidiaries or Affiliates shall be covered by the Plan;

(b) Determine which Employees, Directors and Third Party Service Providers outside the United States are eligible to participate in the Plan;

(c) Modify the terms and conditions of any Award granted to Employees, Directors and Third Party Service Providers outside the United States to comply with applicable foreign laws;

(d) Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 15.12 by the Committee shall be attached to this Plan document as appendices; and

(e) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

15.13 No Right to Continued Service. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries or Affiliates to terminate any Participant’s employment or service at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither any Award nor any benefits arising under the Plan shall constitute an employment or consulting contract with the Company or any of its Subsidiaries or Affiliates and, accordingly, subject to ARTICLE 14 the Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board of Directors or Committee, as applicable, without giving rise to any liability on the part of the Company or any of its Subsidiaries or Affiliates or their respective directors, employees or representatives.

15.14 Beneficiary Designation. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, amounts due under the Plan remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

15.15 Other Compensation Plans or Arrangements. The Committee shall have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

15.16 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

15.17 Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

2026 Proxy Statement B-13

15.18 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Subsidiaries or Affiliates may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or its directors, employees or representatives, on the one hand, and any Participant, beneficiary, legal representative, or any other Person, on the other hand. To the extent that any Person acquires a right to receive payments from the Company or any of its Subsidiaries or Affiliates under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary or an Affiliate, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Plan is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

15.19 Nonexclusivity of the Plan. The adoption of the Plan shall not be construed as creating any limitations on the power of the Board of Directors or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

15.20 No Constraint on Corporate Action. Nothing in the Plan shall be construed to (a) limit, impair, or otherwise affect the Company’s or any Subsidiary’s or Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, amalgamate, participate in a statutory share exchange or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (b) limit the right or power of the Company or any Subsidiary or Affiliate to take any action which such entity deems to be necessary or appropriate.

15.21 Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

15.22 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

15.23 Data Protection. By participating in the Plan, the Participant consents to the collection, processing, transmission and storage by the Company in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of administering or operating the Plan. The Company may share such information with any Subsidiary or Affiliate, the trustee of any employee benefit trust, its registrars, trustees, brokers, other third-party administrator or any Person who obtains control of the Company or acquires the Company, or may acquire control of or an interest in the Company, a Subsidiary or an Affiliate.

ARTICLE 16

COMPLIANCE WITH SECTION 409A OF THE CODE AND SECTION 457A OF THE CODE

16.1 General. The Company intends that all Awards be structured in compliance with, or to satisfy an exemption from, Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder (“Section 409A”), such that there are no adverse tax consequences, interest, or penalties as a result of the Awards. Notwithstanding the Company’s intention, in the event any Award is subject to Section 409A, the Committee may, in its sole discretion and without a Participant’s prior consent, but shall not be required to, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 409A, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 409A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of grant of an Award.

16.2 Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A) as a result of his or her separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the payment date that immediately follows the end of such six-month period or as soon as administratively practicable within 90 days thereafter, but in no event later than the end of the applicable taxable year.

B-14 2026 Proxy Statement

16.3 Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan or any Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of the Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

16.4 Section 457A. In the event any Award is subject to Section 457A of the Code (“Section 457A”), the Committee may, in its sole discretion and without a Participant’s prior consent, but shall not be required to, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 457A, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 457A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of the grant.

2026 Proxy Statement B-15

Restoring purpose to millions of tons

of material from the animal agriculture and

food industries — helping to nourish people,

feed animals and crops, and fuel the

world with renewable energy.

darlingii.com

DARLING INGREDIENTS INC.

5601 N MACARTHUR BLVD

IRVING, TX 75038

USA

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 6, 2026 for shares held directly and by 11:59 P.M. Eastern Time on May 4, 2026 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/DAR2026

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 6, 2026 for shares held directly and by 11:59 P.M. Eastern Time on May 4, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	V87439-P46048 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DARLING INGREDIENTS INC.

The Board of Directors recommends you vote FOR the following:

1.	To elect as directors of the Company the ten nominees named in the accompanying proxy statement to serve until the next annual meeting of stockholders;

	Nominees	For	Against	Abstain

1a.	Randall C. Stuewe	☐	☐	☐

1b.	Charles Adair	☐	☐	☐

1c.	Robert Aspell	☐	☐	☐

1d.	Larry A. Barden	☐	☐	☐

1e.	Celeste A. Clark	☐	☐	☐

1f.	Linda Goodspeed	☐	☐	☐

1g.	Enderson Guimaraes	☐	☐	☐

1h.	Randy L. Hill	☐	☐	☐

	For	Against	Abstain

1i. Soren Schroder	☐	☐	☐

1j. Kurt Stoffel	☐	☐	☐

The Board of Directors recommends that you vote FOR proposals 2, 3 and 4.		For	Against	Abstain

2.	Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 2, 2027.	☐	☐	☐

3.	Approve, on an advisory basis, executive compensation.	☐	☐	☐

4.	Approve the 2026 Omnibus Incentive Plan.

NOTE: Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof in accordance with the provisions of the Company’s bylaws.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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V87440-P46048

Proxy - DARLING INGREDIENTS INC.

Annual Meeting of Stockholders

May 7, 2026

This proxy is solicited by the Board of Directors

KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of DARLING INGREDIENTS INC., a Delaware corporation (the “Company”), does hereby constitute and appoint Nick Kemphaus and Teun Tchornobay or any of them, with full power to act alone and to designate substitutes, the true and lawful proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/DAR2026, on May 7, 2026 at 10:00 a.m. CT (Central Time), and at any and all adjournments and postponements thereof (the “Annual Meeting”), on all matters that may come before such Annual Meeting. Said proxies are instructed to vote on the following matters in the manner herein specified.

IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF COMMON STOCK COVERED HEREBY WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 and 4 AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE)